UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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INTEL CORPORATION

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April 6, 2017

Dear Stockholder,

Intel’s business model is evolving from a PC company to one that powers the infrastructure for an increasingly smart and connected world. We are proud to be recognized around the world for pushing the boundaries of computing. A different company than we were five years ago, we continue to adapt to maximize long-term value for stockholders.

The world leader in computing innovation, Intel makes amazing experiences possible for every person. As an integral part of that leadership, corporate governance is fundamental to the company and its success. Intel’s Board of Directors provides independent guidance on our corporate strategy, and our many activities that provide Intel with a solid foundation for sustainable stockholder value. To that end, our Board’s efforts have included overseeing the smooth transitions in our senior leadership, building upon our leadership in corporate governance and stockholder engagement, and continuing our commitment to pay-for-performance. Further, we have embedded corporate responsibility and sustainability into our strategy, management systems, and long-term goals. We believe that this integrated approach creates long-term value for Intel as well as our stockholders, customers, and society.

CORPORATE GOVERNANCE PRACTICES

Our Board strives to be a leader in corporate governance, continuing to raise the bar year after year in consultation with our stockholders. Intel was one of the first companies to adopt majority voting in the election of directors in early 2006. In 2009, several years before it was required by law, we provided our stockholders an advisory vote on our executive compensation programs. And in early 2016, Intel adopted “proxy access,” providing stockholders who have held 3% of our stock for at least three years the ability to include director nominees in our proxy statement.

An Active and Engaged Board

Our Board engages in active discussion and oversight of the strategy behind Intel’s actions, including the process of capturing opportunities and leading with innovation while balancing possible risks with returns for stockholders. Many of the Board’s strategic conversations in 2016 focused on how best to allocate resources for long-term stockholder value. We are building on our strong position in client computing and are investing for growth in the data center, the Internet of Things market segments, and disruptive differentiated memory technology. The company has made progress in allocating more resources to growing and emerging businesses, seeking to expand market opportunities in areas such as memory and autonomous driving while continuing to invest in areas that extend our leadership in “Moore’s Law”. In March 2017, we announced that we entered into a definitive agreement to acquire Mobileye N.V., a global leader in the development of computer vision and machine learning, data analysis, localization and mapping for advanced driver assistance systems and autonomous driving.

With an eye to Intel’s future, the Board regularly reviews its practices and composition to make sure it has the necessary breadth and diversity skills and experience. That is why, in 2016, we added a new Board member, Dr. Tsu-Jae King Liu, with nearly 20 years of experience in higher education in a range of faculty and administrative roles, bringing to the Board industry and technical experience. In 2017, we added two additional new Board members, Messrs. Omar Ishrak and Gregory D. Smith, who each brings a depth of leadership experience at innovative, global companies.

Stockholder Dialogue

Our relationship with our stockholders is an important part of our Board’s corporate governance commitment. We have a long tradition of dialogue, transparency, and responsiveness to stockholder perspectives. Our integrated outreach team meets with a broad base of investors throughout the year to discuss corporate governance, executive compensation, corporate responsibility practices, and other matters of importance. Our engagement model ensures that the Board and management consider the issues that matter most to our stockholders and enables us to address them proactively.

Continued Commitment to Pay-for-Performance

Intel has consistently demonstrated its commitment to an executive compensation program that is aligned with long-term stockholder value. Our compensation arrangements are designed to hold executive officers accountable for business results and reward them for consistently delivering strong corporate performance and value creation. Aligned with our commitment to pay-for-performance, for the past 10 years, approximately 90% of our listed executive officers’ target compensation each year has been performance-based. We also have a claw-back policy that reinforces our pay-for-performance philosophy and rigorous stock ownership guidelines consistent with our focus on long-term value creation.

Leadership in Corporate Responsibility and Sustainability

Our Board believes that Intel’s focus on corporate responsibility creates value for the company and our stakeholders; identifying ways for technology and expertise to benefit the environment and society, while also helping mitigate risks, reduce costs, protect brand value, and identify market opportunities. Our approach is built on a strong foundation of ethics, governance, and transparency, and we are committed to driving improvements in environmental sustainability, supply chain responsibility, diversity and inclusion, and social impact. To that end, Intel has established public goals regarding, among other things, protecting the environment, reducing our greenhouse gas emissions, investing in renewable energy, and improving the diversity of our workforce.

We are committed to advancing supply chain responsibility, creating value by reducing risk, improving product quality, and raising the overall performance of our suppliers. Our efforts are designed to protect vulnerable workers throughout the global supply chain and include setting clear supplier expectations, investing in assessments, audits, and capability-building programs, and collectively addressing issues through our leadership in the Electronic Industry Citizenship Coalition (EICC). We have also led the industry on the conflict minerals issue and have worked extensively since 2008 to put in place processes and systems to develop ethical sourcing of tin, tantalum, tungsten, and gold for Intel and to prevent profits from the sale of those minerals from funding conflict in the Democratic Republic of the Congo (DRC) and adjoining countries. Since 2013, we have manufactured microprocessors that are DRC conflict-free for tin, tantalum, tungsten, and gold. We continue our work to establish responsible mineral supply chains for our company as well as our industry.

Embracing Technology

Intel has for years been a leader in the use of technology to improve and broaden stockholder communications. This has made it possible for more people to have direct access to information sooner, while saving the company and investors time and money. As physical attendance at meetings has dwindled, web participation has grown significantly, and has proven to be substantially more popular and effective at enabling stockholder participation. With the technology well established, this year we are pleased again to be able to provide a completely virtual Annual Stockholders’ Meeting. Stockholders can submit questions ahead of the meeting through the online portal and during the meeting while attending the annual meeting online. Our virtual meeting also enables us to provide non-stockholders the opportunity to watch our meeting.

On a final note, John J. Donahoe, our independent Lead Director, announced that he will not stand for re-election, and James D. Plummer will retire from our Board as of our 2017 Annual Stockholders’ Meeting. Our Board would like to thank Messrs. Donahoe and Plummer for their years of dedicated service. Mr. Donahoe continues to serve as Lead Director until the 2017 Annual Stockholders’ Meeting. The Board has elected Aneel Bhusri to be the new independent Lead Director of the Board following the 2017 Annual Stockholders’ Meeting.

On behalf of our Board of Directors, thank you for your continued investment in Intel. We appreciate the opportunity to serve Intel on your behalf.

Andy D. Bryant Chairman of the Board

INTEL CORPORATION 2200 Mission College Blvd. Santa Clara, CA 95054-1549 (408) 765-8080

INTEL CORPORATION NOTICE OF 2017 ANNUAL STOCKHOLDERS’ MEETING

DATE: Thursday, May 18, 2017	TIME: 8:30 a.m. Pacific Time	RECORD DATE: March 20, 2017

HOW TO VOTE

Please act as soon as possible to vote your shares, even if you plan to attend the annual meeting via the Internet. If you are a beneficial stockholder, your broker will NOT be able to vote your shares with respect to the election of directors and most of the other matters presented during the meeting unless you have given your broker specific instructions to do so. We strongly encourage you to vote. You may vote via the Internet, by telephone, or, if you have received a printed version of these proxy materials, by mail. For more information, see “Additional Meeting Information” on page 89 of this proxy statement.

ATTEND THE MEETING

•	Attend the annual meeting online, including to vote and/or submit questions, at https://intel.onlineshareholdermeeting.com.
•	Log-in for the annual meeting will begin at 8:15 a.m. Pacific Time on Thursday, May 18, 2017.

ASKING QUESTIONS

•	You may submit questions for the meeting in advance at www.proxyvote.com.
•	You may submit live questions during the meeting at https://intel.onlineshareholdermeeting.com.

ANNUAL MEETING PROPOSALS AND VOTING RECOMMENDATIONS

Proposal		Voting Recommendation of the Board
1.	Election of the 11 directors named in this proxy statement	FOR EACH DIRECTOR NOMINEE
2.	Ratification of selection of Ernst & Young LLP as our independent registered public accounting firm for 2017	FOR
3.	Advisory vote to approve executive compensation	FOR
4.	Approval of amendment and restatement of the 2006 Equity Incentive Plan	FOR
5.	Advisory vote on the frequency of holding future advisory votes to approve executive compensation	ONE YEAR

Stockholder proposals
6.	Stockholder proposal requesting an annual advisory vote on political contributions, if properly presented	AGAINST
7.	Stockholder proposal requesting that votes counted on stockholder proposals exclude abstentions, if properly presented	AGAINST

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held May 18, 2017:

The Notice of 2017 Annual Stockholders’ Meeting and Proxy Statement and the 2016 Annual Report on Form 10-K,

are available at www.intc.com/annuals.cfm.

CONTENTS

2017 PROXY STATEMENT HIGHLIGHTS	7

PROPOSAL 1: ELECTION OF DIRECTORS	11

Director Skills, Experience, and Background	16

CORPORATE RESPONSIBILITY AND

INVESTOR ENGAGEMENT	18

CORPORATE GOVERNANCE	19

DIRECTOR COMPENSATION	29

Director Compensation for Fiscal Year 2016	30

Outstanding Equity Awards for Directors	32

CERTAIN RELATIONSHIPS AND RELATED

TRANSACTIONS	33

CODE OF CONDUCT	33

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	34

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM	36

Ernst & Young LLP’s Fees for 2016 and 2015	37

REPORT OF THE AUDIT COMMITTEE	38

PROPOSAL 3: ADVISORY VOTE TO APPROVE

EXECUTIVE COMPENSATION	40

COMPENSATION DISCUSSION AND ANALYSIS	41

REPORT OF THE COMPENSATION COMMITTEE	58

EXECUTIVE COMPENSATION	59

PROPOSAL 4: APPROVAL OF AMENDMENT

AND RESTATEMENT OF THE 2006 EQUITY

INCENTIVE PLAN	72

PROPOSAL 5: ADVISORY VOTE ON FREQUENCY

OF HOLDING FUTURE ADVISORY VOTES TO

APPROVE EXECUTIVE COMPENSATION	82

STOCKHOLDER PROPOSALS	83

PROPOSAL 6: STOCKHOLDER PROPOSAL

REQUESTING AN ANNUAL ADVISORY VOTE

ON POLITICAL CONTRIBUTIONS	83

PROPOSAL 7: STOCKHOLDER PROPOSAL

REQUESTING THAT VOTES COUNTED ON

STOCKHOLDER PROPOSALS EXCLUDE

ABSTENTIONS	86

ADDITIONAL MEETING INFORMATION	89

OTHER MATTERS	91

STOCKHOLDERS SHARING THE SAME LAST

NAME AND ADDRESS	93

EXHIBIT A: 2006 EQUITY INCENTIVE PLAN	A-1

2017 PROXY STATEMENT HIGHLIGHTS

This summary highlights information contained elsewhere in our proxy statement and does not contain all of the information that you should consider. We encourage you to read the entire proxy statement carefully before voting.

CURRENT DIRECTORS AND BOARD NOMINEES

COMMITTEE MEMBERSHIPS
NAME	OCCUPATION	INDEPENDENT	AC	CC	GNC	EC	FC
Charlene Barshefsky Age: 66, Director Since: 2004	Senior International Partner, Wilmer Cutler Pickering Hale and Dorr LLP	∎
Aneel Bhusri Age: 51, Director Since: 2014	Co-Founder and CEO, Workday, Inc.	∎
Andy D. Bryant Age: 66, Director Since: 2011	Chairman of the Board of Directors, Intel Corporation
John J. Donahoe[1] Age: 56, Director Since: 2009	Chairman of the Board, PayPal Holdings, Inc.	∎
Reed E. Hundt Age: 69, Director Since: 2001	Principal, REH Advisors, LLC	∎
Omar Ishrak Age: 61, Director Since: 2017	Chairman and CEO, Medtronic plc	∎
Brian M. Krzanich Age: 56, Director Since: 2013	CEO, Intel Corporation
Tsu-Jae King Liu Age: 53, Director Since: 2016	Professor, University of California, Berkeley	∎
James D. Plummer[1] Age: 72, Director Since: 2005	Professor, Stanford University	∎
David S. Pottruck Age: 68, Director Since: 1998	Chairman and CEO, Red Eagle Ventures, Inc.	∎
Gregory D. Smith Age: 50, Director Since: 2017	CFO, EVP, Corporate Development & Strategy, The Boeing Company	∎
Frank D. Yeary Age: 53, Director Since: 2009	Executive Chairman, CamberView Partners, LLC	∎
David B. Yoffie Age: 62, Director Since: 1989	Professor, Harvard Business School	∎

1 John J. Donahoe is not standing for re-election, and James D. Plummer is retiring from the Board of Directors. Messrs. Donahoe and Plummer’s terms expire at the 2017 Annual Stockholders’ Meeting.

AC	Audit Committee	GNC	Corporate Governance and Nominating Committee	EC	Executive Committee	Committee Member
CC	Compensation Committee			FC	Finance Committee	Committee Chair / Co-Chair

Company Performance During 2016

YEAR-OVER-YEAR RESULTS

	2016 ($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	2015 ($ IN MILLIONS, EXCEPT PER SHARE AMOUNTS)	CHANGE (%)
Net Revenue	59,387	55,355	7%
Net Income	10,316	11,420	(10)%
Stock Price (high and low)[1]	38.10 / 28.22	37.18 / 25.87	n/a
Stock Price as of Fiscal Year-End	36.27	34.98	4%

1 Based on a 52-week closing-price high and low.

7

2017 PROXY STATEMENT HIGHLIGHTS

Company Strategy

We are a world leader in the design and manufacturing of essential products and technologies that power the cloud and an increasingly smart, connected world. Intel delivers computer, networking, and communications platforms to a broad set of customers. We are expanding the boundaries of technology through our relentless pursuit of Moore’s Law and computing breakthroughs that make amazing experiences possible.

Our vision is that if it is smart and connected, it is best with Intel. As a result, our strategy is to drive a “Virtuous Cycle of Growth” that enables the expansion of the data center as well as the proliferation of smart, connected things and devices, while continuing to fuel technology with the economics of Moore’s Law.

People are experiencing a dramatic shift in their relationship to technology as things and devices become connected to each other and the cloud, merging our digital and physical worlds. Computing is becoming pervasive everywhere and in everything. The Virtuous Cycle of Growth leverages Intel’s core assets to power the cloud and drive the increasingly smart and connected world.

Virtuous Cycle of Growth

Our businesses across the cloud and data center, through things and devices, are accelerated by memory and field-programmable gate array (FPGA) technologies—all of which are bound together by connectivity and enhanced by the economics of Moore’s Law. We further transform these technologies to deliver compelling user experiences.

8	2017 PROXY STATEMENT

2017 PROXY STATEMENT HIGHLIGHTS

Investor Outreach

We have a robust investor engagement program. Our integrated outreach team, led by our Investor Relations group, Corporate Responsibility office, and the Corporate Secretary’s office, engages proactively with our stockholders, monitors developments in corporate governance and social responsibility, and thoughtfully adopts and applies developing practices in a manner that best supports our business and our culture. As discussed further under “Corporate Responsibility and Investor Engagement” on page 18, we actively engage with our stockholders in a number of forums on a year-round basis and integrate the information we learn through these activities into our governance calendar, as reflected below.

Executive Compensation Highlights for 2016

Intel has a long-standing commitment to pay-for-performance. We implement this commitment by providing the majority of compensation to executive officers through arrangements that are designed to hold those officers accountable for business results and reward them for consistently strong corporate performance and creation of value for our stockholders. Our executive compensation programs are periodically adjusted so they support Intel’s business goals and promote both current-year and long-term profitable growth of the company, although no significant changes were made to our executive compensation programs for 2016.

•

The majority of cash compensation to our executive officers is paid under our annual incentive cash plan with the annual payouts based on measures of relative financial performance, absolute financial performance, company performance relative to operational goals, and individual performance.

•

Equity awards—consisting in 2016 of variable performance-based outperformance restricted stock units (OSUs) and restricted stock units (RSUs)—align compensation with the long-term interests of Intel’s stockholders by focusing our executive officers on both absolute and relative total stockholder return (TSR).

•

In setting executive officer compensation, the Compensation Committee evaluates the individual performance reviews of our executive officers and the compensation levels in a “peer group”; for 2016 the peer group consisted of 15 technology companies and 10 other large companies.

•

Total compensation for each executive officer varies with both individual performance and Intel’s performance in achieving financial and non-financial objectives. Each executive officer’s compensation is designed to reward his or her contribution to Intel’s results.

9

2017 PROXY STATEMENT HIGHLIGHTS

The following chart illustrates that approximately 92% of the 2016 total direct compensation granted by the Compensation Committee to our Chief Executive Officer (CEO) was in programs that vary the level of payout based on company and individual performance, or “at risk.”

[1]	Does not include “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” or “All Other Compensation” as included in the Summary Compensation Table on page 59.

Corporate Governance at Intel

Intel understands that corporate governance practices change and evolve over time, and we seek to adopt and use practices that we believe will be of value to our stockholders and will positively aid in the governance of the company. Some of our governance practices include the following:

WHAT WE DO	WHAT WE DON’T DO

• Proxy access for stockholders	• No plurality voting for directors in uncontested elections

• Strong independent Lead Director	• No combined CEO and Chairman

• Actively seek diverse board candidates	• No supermajority voting requirements

• Claw-back policy that applies to our annual incentive cash plan and equity incentive plan	• No change in control compensation arrangements

• Rigorous stock ownership guidelines for all officers and directors	• No hedging of Intel stock is allowed by executives or directors

• Annual Say-on-Pay vote and biennial vote on equity compensation plan	• No adoption of a “poison pill” unless approved or ratified by stockholders

• Permit stockholders to call special meetings

10	2017 PROXY STATEMENT

PROPOSAL 1  ∎  Election of Directors

PROXY STATEMENT

INTEL CORPORATION

2200 Mission College Blvd.

Santa Clara, CA 95054-1549

Our Board of Directors solicits your proxy for the 2017 Annual Stockholders’ Meeting (and any postponement or adjournment of the meeting) for the matters set forth in “Annual Meeting Proposals and Voting Recommendations.” We made this proxy statement available to stockholders beginning on April 6, 2017.

PROPOSAL 1

Election of Directors

Upon the recommendation of our Corporate Governance and Nominating Committee, our Board has nominated the 11 individuals listed below to serve as directors. Our nominees include nine independent directors, as defined in the rules for companies traded on the NASDAQ Global Select Market (NASDAQ), and two Intel officers: Brian M. Krzanich, who became our Chief Executive Officer in May 2013, and Andy D. Bryant, who currently serves as Chairman of the Board and previously served as our Executive Vice President and Chief Administrative Officer. Mr. Bryant became Chairman of the Board at the 2012 Annual Stockholders’ Meeting. In May 2016, John J. Donahoe became the independent Lead Director of the Board and will serve in that role until the 2017 Annual Stockholders’ Meeting. After the 2017 Annual Stockholders’ Meeting, Aneel Bhusri will serve as the independent Lead Director of the Board.

Each director’s term runs from the date of his or her election until our next annual stockholders’ meeting and until his or her successor (if any) is elected or appointed. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the individuals named as proxies may vote for a substitute nominee chosen by the present Board to fill the vacancy. Alternatively, the Board may reduce the size of the Board, or the proxies may vote just for the remaining nominees, leaving a vacancy that the Board may fill at a later date. However, we have no reason to believe that any of the nominees will be unwilling or unable to serve if elected as a director.

Our Bylaws require that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” that nominee exceeds the number of votes cast “against” that nominee). You can vote to “abstain,” but that vote will not have an effect in determining the election results. For more information, see “Additional Meeting Information, Voting During the Meeting” below. Each of our director nominees currently serves on the Board. If a nominee who currently serves as a director is not re-elected, Delaware law provides that the director would continue to serve on the Board as a “holdover director.” Under our Bylaws and Corporate Governance Guidelines, each director submits an advance, contingent, irrevocable resignation that the Board may accept if stockholders do not re-elect that director. In that situation, our Corporate Governance and Nominating Committee would make a recommendation to the Board about whether to accept or reject the resignation, or whether to take other action. Within 90 days from the date that the election results were certified, the Board would act on the Corporate Governance and Nominating Committee’s recommendation and publicly disclose its decision and the rationale behind it.

11

PROPOSAL 1  ∎  Election of Directors

RECOMMENDATION OF THE BOARD

The Board recommends that you vote “FOR” the election of each of the following nominees.

Ambassador Charlene Barshefsky AGE: 66 DIRECTOR SINCE: 2004 OTHER CURRENT PUBLIC BOARDS: American Express Company and Estée Lauder Companies

Ambassador Charlene Barshefsky has been a Senior International Partner at Wilmer Cutler Pickering Hale and Dorr LLP (WilmerHale), a multinational law firm in Washington, D.C., since 2001. Prior to joining the law firm, Ambassador Barshefsky served as the United States Trade Representative, the chief trade negotiator and principal trade policy maker for the United States and a member of the President’s Cabinet from 1997 to 2001, and as Acting and Deputy United States Trade Representative from 1993 to 1996. Ambassador Barshefsky is also a director of the American Express Company and the Estée Lauder Companies. Within the past five years, Ambassador Barshefsky has served on the board of Starwood Hotels & Resorts Worldwide.

Ambassador Barshefsky brings to the Board international experience acquired prior to, during, and after her tenure as United States Trade Representative. As the chief trade negotiator for the United States, Ambassador Barshefsky headed an executive branch agency that operated worldwide in matters affecting international trade and commerce. Ambassador Barshefsky’s position as Senior International Partner at a multinational law firm brings to the Board continuing experience in dealing with foreign governments, focusing on market access and the regulation of business and investment. Through her government and private experience, Ambassador Barshefsky provides substantial expertise in doing business in China, where Intel has significant operations. As a director for other multinational companies, Ambassador Barshefsky also provides cross-board experience.

Aneel Bhusri AGE: 51 DIRECTOR SINCE: 2014 OTHER CURRENT PUBLIC BOARDS: Workday, Inc.

Aneel Bhusri has been CEO at Workday, Inc., a provider of enterprise cloud applications for human resources and finance headquartered in Pleasanton, California, since May 2014. Mr. Bhusri has served as a director of Workday from 2005 to the present, as President from January 2007 to September 2009, as Co-CEO from September 2009 to May 2014, and as Chairman from January 2012 to May 2014. He has also been a partner at Greylock Partners, a venture capital firm, from 1999 to 2015, and currently serves as an advisory partner. Before co-founding Workday in 2005, Mr. Bhusri held a number of leadership positions at PeopleSoft, including Senior Vice President responsible for product strategy, business development, and marketing, and vice chairman of the board. Mr. Bhusri received an MBA from Stanford University and holds bachelor’s degrees in electrical engineering and economics from Brown University. He is a Crown Fellow at the Aspen Institute.

Mr. Bhusri brings to the Board senior leadership, cloud computing expertise, and operational experience from his experience as CEO and chairman of an enterprise cloud applications company, his prior work in product, marketing, and business development of another human resources application company, and his role as partner of several venture capital firms. Mr. Bhusri’s more than 20 years of experience in enterprise software innovation and cloud computing brings depth to the Board in areas that are important to Intel’s business and in today’s connected world.

12	2017 PROXY STATEMENT

PROPOSAL 1  ∎  Election of Directors

Andy D. Bryant AGE: 66 DIRECTOR SINCE: 2011 OTHER CURRENT PUBLIC BOARDS: Columbia Sportswear and McKesson Corporation

Andy D. Bryant has been Chairman of the Board of Directors of Intel since May 2012. Mr. Bryant served as Vice Chairman of the Board of Directors of Intel from July 2011 to May 2012. Mr. Bryant joined Intel in 1981, became Chief Financial Officer in February 1994, and was promoted to Senior Vice President in January 1999. In December 1999, he was promoted to Executive Vice President and his role expanded to Chief Financial and Enterprise Services Officer. In October 2007, Mr. Bryant was named Chief Administrative Officer (CAO), a position he held until January 2012. In 2009, Mr. Bryant’s responsibilities expanded to include the Technology and Manufacturing Group. Mr. Bryant serves on the board of directors of Columbia Sportswear and McKesson Corporation.

Mr. Bryant brings senior leadership, financial, strategic, and global expertise to the Board from his former service as CFO and CAO of Intel. Mr. Bryant has budgeting, accounting controls, and forecasting experience and expertise from his work in Intel Finance, as CFO and as CAO. Mr. Bryant has been responsible for manufacturing, human resources, information technology, and finance. Mr. Bryant has regularly attended Intel Board meetings for more than 18 years in his capacity as CFO and CAO, and has direct experience as a board member through his service on other public company boards. After evaluating the Board’s corporate governance guideline regarding retirement of corporate officers, the Board determined to re-nominate Mr. Bryant because it believes that Mr. Bryant continues to be best positioned to support the independent directors through his service as a key member and Chairman of the Board with strong leadership skills and financial experience. The Board believes that Mr. Bryant’s contributions since becoming Chairman in 2012 and his expertise and experience are invaluable to the Board in the current climate. The Board, therefore, decided to nominate Mr. Bryant for an additional term as a director and Chairman of the Board.

Reed E. Hundt AGE: 69 DIRECTOR SINCE: 2001

Reed E. Hundt has been a Principal of REH Advisors, LLC, a strategic advice firm in Washington, D.C., since 2009, and CEO of the Coalition for Green Capital, a non-profit organization based in Washington, D.C., that designs, develops, and implements green banks at the state, federal, and international level, since 2010. From 1998 to 2009, Mr. Hundt was an independent advisor to McKinsey & Company, Inc., a worldwide management consulting firm in Washington, D.C., and Principal of Charles Ross Partners, LLC, a private investor and advisory service in Washington, D.C. Mr. Hundt served as Chairman of the U.S. Federal Communications Commission (FCC) from 1993 to 1997. From 1982 to 1993, Mr. Hundt was a partner with Latham & Watkins LLP, an international law firm. Mr. Hundt currently provides advisory services to Covington & Burling LLP, an international law firm. Mr. Hundt served as a member of the board of directors of Infinera Corporation from 2007 to 2010.

As an advisor to and an investor in telecommunications companies and other businesses on a worldwide basis, Mr. Hundt has significant global experience in communications technology and the communications business. Mr. Hundt also has significant government experience from his service as Chairman of the FCC, where he helped negotiate the World Trade Organization Telecommunications Agreement, which opened markets in 69 countries to competition and reduced barriers to international investment. Mr. Hundt’s legal experience enables him to provide perspective and oversight on legal and compliance matters, and his board service with numerous other companies, including on their audit committees, provides cross-board experience and financial expertise. His work with a number of ventures involved in sustainable energy and the environment provides him with a unique perspective in overseeing Intel’s environmental and sustainability initiatives.

13

PROPOSAL 1  ∎  Election of Directors

Omar Ishrak AGE: 61 DIRECTOR SINCE: 2017 OTHER CURRENT PUBLIC BOARDS: Medtronic plc

Omar Ishrak has been Chairman and Chief Executive Officer of Medtronic plc, a global medical technology company, since 2011. Prior to joining Medtronic, Mr. Ishrak served as President and Chief Executive Officer of GE Healthcare Systems, a comprehensive provider of medical imaging and diagnostic technology and a division of GE Healthcare, from 2009 to 2011. Before that, Mr. Ishrak was President and Chief Executive Officer of GE Healthcare Clinical Systems from 2005 to 2008 and President and Chief Executive Officer of GE Healthcare Ultrasound and BMD from 1995 to 2004. Mr. Ishrak is a member of the Board of Trustees of the Asia Society, a leading educational organization dedicated to promoting mutual understanding and strengthening partnerships among peoples, leaders and institutions of Asia and the United States in a global context.

Mr. Ishrak brings senior leadership, strategic and global expertise to the Board from his current position as CEO and his long history of success as a global executive in the medical technology industry. In his role at Medtronic, Mr. Ishrak has overseen a number of strategic acquisitions, bringing business development and mergers and acquisitions (M&A) experience to the Board. Mr. Ishrak has experience developing, introducing and scaling innovative business models to create and grow markets, and has extensive knowledge and understanding of emerging markets and customer needs. In addition, he provides technical and brand marketing expertise from his role as a leader of a global medical technology company.

Brian M. Krzanich AGE: 56 DIRECTOR SINCE: 2013 OTHER CURRENT PUBLIC BOARDS: Deere & Company

Brian M. Krzanich has been a director and CEO of Intel since May 2013. Mr. Krzanich joined Intel in 1982. He became a Corporate Vice President in May 2006, serving until 2010 as Vice President and General Manager of Assembly and Test. He was Senior Vice President and General Manager of Manufacturing and Supply Chain from 2010 to 2012. He was appointed Executive Vice President and Chief Operating Officer in 2012, responsible for Intel’s global manufacturing, supply chain, human resources, and information technology operations. Mr. Krzanich is a member of Deere & Company’s board of directors.

As our CEO and a senior executive officer with over 31 years of service with Intel, Mr. Krzanich brings to the Board significant senior leadership, manufacturing and operations, industry, technical, and global experience, as well as a unique perspective of the company. As CEO, Mr. Krzanich is directly responsible for Intel’s strategy and operations.

Tsu-Jae King Liu AGE: 53 DIRECTOR SINCE: 2016

Dr. Tsu-Jae King Liu holds a distinguished professorship endowed by TSMC in the Department of Electrical Engineering and Computer Sciences at the University of California, Berkeley. Dr. Liu also serves as Vice Provost, Academic and Space Planning, at U.C. Berkeley, and she previously served as Associate Dean for Academic Planning and Development, College of Engineering, and Chair of the Department of Electrical Engineering and Computer Sciences. Dr. Liu has nearly 20 years of experience in higher education in a range of faculty and administrative roles, including as Associate Dean for Research in the College of Engineering. Her achievements in teaching and research have been recognized by a number of awards, most recently the Semiconductor Industry Association University Research Award. Dr. Liu served on the board of the Center for Advancing Women in Technology from October 2014 to May 2016. She received her B.S., M.S., and PhD degrees in Electrical Engineering from Stanford University.

As a scholar and educator in the field of nanometer-scale logic and memory devices, including advanced materials, process technology, and devices for energy-efficient electronics, Dr. Liu brings to the Board industry and technical experience directly related to Intel’s memory research and development, and manufacturing.

14	2017 PROXY STATEMENT

PROPOSAL 1  ∎  Election of Directors

David S. Pottruck AGE: 68 DIRECTOR SINCE: 1998

David S. Pottruck has been Chairman and CEO of Red Eagle Ventures, Inc., a private equity firm in San Francisco, California, since 2005. Mr. Pottruck has also served as Co-Chairman of Hightower Advisors, a wealth-management company in Chicago, Illinois, since 2009 and in 2013 became Chairman. Mr. Pottruck teaches in the MBA and Executive Education programs of the Wharton School of Business of the University of Pennsylvania, and serves as a Senior Fellow in the Wharton School of Business Center for Leadership and Change Management. Prior to joining Red Eagle Ventures, Inc., Mr. Pottruck had a 20-year career at Charles Schwab Corporation that included service as President, CEO, and a member of the board. Mr. Pottruck has been elected to become a director of GSV Capital effective May 31, 2017.

As the Chairman and CEO of a private equity firm, and as a former CEO of a major brokerage firm with substantial Internet operations, Mr. Pottruck brings to the Board significant senior leadership, management, operational, financial, business development, and brand management expertise.

Gregory D. Smith AGE: 50 DIRECTOR SINCE: 2017

Gregory D. Smith has been CFO, Executive Vice President, Corporate Development and Strategy at The Boeing Company, the world’s largest aerospace company, since February 2015. Mr. Smith is responsible for overall financial management of the company, its financial reporting and transparency, and for multiple corporate functions including Controller, Treasury, Investor Relations, Tax and long-range planning. He also oversees Boeing Capital Corporation, the company’s global financing arm. Additionally, Mr. Smith leads the organization that analyzes the marketplace and shapes Boeing’s strategies, which includes guiding the company’s corporate development function, with responsibility for mergers and acquisitions. Mr. Smith previously served at Boeing as Executive Vice President, Chief Financial Officer from February 2012 to February 2015; Vice President of Finance and Corporate Controller from February 2010 to February 2012; and Vice President of Financial Planning & Analysis from June 2008 to February 2010. Prior to that, he served for four years as Vice President of Global Investor Relations at Raytheon Company.

Mr. Smith brings to the Board senior leadership, financial, strategic, operational, and global expertise. He has budgeting, accounting controls, internal audit, financial forecasting, strategic financial planning and analysis, capital commitment planning, competitive analysis and benchmarking, investor relations, and mergers and acquisitions experience from his work as Boeing’s CFO. Mr. Smith also brings substantial international experience to the Board. He has continuing experience in dealing with foreign governments, including on issues related to market access and the regulation of business and investment. Mr. Smith also brings operational experience to the Board, having held a number of leadership roles at Boeing in supply chain, factory operations and program management.

Frank D. Yeary AGE: 53 DIRECTOR SINCE: 2009 OTHER CURRENT PUBLIC BOARDS: PayPal Holdings, Inc.

Frank D. Yeary has been Executive Chairman of CamberView Partners, LLC, an advisory firm in San Francisco, California that provides proactive corporate governance and stockholder engagement advice, since 2012. Mr. Yeary was Vice Chancellor of the University of California, Berkeley from 2008 to 2012, where he led and implemented major strategic and financial changes to the university’s financial and operating strategy. Prior to 2008, Mr. Yeary spent nearly 25 years in the finance industry, most recently as Managing Director, Global Head of Mergers and Acquisitions, and a member of the Management Committee at Citigroup Investment Banking, a financial services company. Mr. Yeary was also Chairman and co-founder of Level Money, Inc., a personal finance organization for young adults, from 2012 to 2015. Within the past five years, Mr. Yeary has served as a member of the board of directors of eBay. Mr. Yeary is a member of the board of directors of PayPal.

Mr. Yeary’s extensive career in investment banking and finance brings to the Board financial strategy and M&A expertise, including expertise in financial reporting and experience in assessing the efficacy of mergers and acquisitions. In addition, Mr. Yeary’s role as Vice Chancellor and as Chief Administrative Officer of a large public research university provides strategic and financial expertise. Mr. Yeary also provides the Board with insight into best practices in corporate governance and stockholder engagement.

15

PROPOSAL 1  ∎  Election of Directors

David B. Yoffie AGE: 62 DIRECTOR SINCE: 1989 OTHER CURRENT PUBLIC BOARD: Financial Engines, Inc.

Dr. David B. Yoffie has been a Professor at Harvard University’s Graduate School of Business Administration in Boston, Massachusetts, since 1981. Dr. Yoffie also served as the Harvard Business School’s Senior Associate Dean and Chair of Executive Education from 2006 to 2012. He received a PhD from Stanford University, where he has been a Visiting Scholar. Dr. Yoffie served as Chairman of the Harvard Business School Strategy department from 1997 to 2002, as Chairman of the Advanced Management Program from 1999 to 2002, and as Chair of Harvard’s Young Presidents’ Organization program from 2004 to 2012. Dr. Yoffie is a member of the board of directors of Financial Engines, Inc. Within the past five years, Dr. Yoffie has served on the board of TiVo, Inc.

As a scholar and educator in the field of international business administration, Dr. Yoffie brings to the Board significant global experience and knowledge of competitive strategy, technology, and international competition. Dr. Yoffie’s board service with other U.S. and non-U.S. public companies also provides cross-board experience. As our longest-serving director, Dr. Yoffie provides unique insights and perspectives on Intel’s development and strategic direction.

Mr. Donahoe is not standing for re-election, and Dr. Plummer will retire from the Board as of the 2017 Annual Stockholders’ Meeting after eight and eleven years of valuable service, respectively.

Director Skills, Experience, and Background

Intel is a large technology company engaged in research, manufacturing, and marketing on a global scale. We operate in highly competitive markets characterized by rapidly evolving technologies and exposure to business cycles. As we discuss below under “Board Committees and Charters,” the Corporate Governance and Nominating Committee is responsible for assessing with the Board the appropriate skills, experience, and background that we seek in Board members in the context of our business and the existing composition of the Board. This assessment includes numerous factors such as independence; understanding of and experience in manufacturing, technology, finance, and marketing; international experience; age; and gender and ethnic diversity. The Board then determines whether a nominee’s background, experience, personal characteristics, or skills will advance the Board’s goal of creating and sustaining a Board that can support and oversee the company’s complex activities. Our Board is committed to actively seeking quality women and minority director candidates for consideration. As set forth in our Corporate Governance Guidelines, the committee and the Board periodically review and assess the effectiveness of their practices used in considering potential director candidates.

Listed below are the skills and experience that we consider important for our directors in light of our current business and structure. The directors’ biographies note each director’s relevant experience, qualifications, and skills relative to this list.

•

Senior Leadership Experience. Directors who have served in senior leadership positions are important to us, as they have the experience and perspective to analyze, shape, and oversee the execution of important operational and policy issues. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our Board, may be enhanced by leadership experience at businesses or organizations that operated on a global scale, faced significant competition, or involved technology or other rapidly evolving business models.

•

Public Company Board Experience. Directors with public company board experience understand the dynamics and operation of a corporate board, the relationship of a board to the CEO and other management personnel, the importance of particular agenda and oversight issues, and how to oversee an ever-changing mix of strategic, operational, and compliance-related matters.

•

Business Development and M&A Experience. Directors with a background in business development and in M&A provide insight into developing and implementing strategies for growing our business. Useful experience in this area includes skills in assessing “make vs. buy” decisions, analyzing the “fit” of a proposed acquisition with a company’s strategy, the valuation of transactions, and assessing management’s plans for integration with existing operations.

•

Financial Expertise. Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is also important. This experience assists our directors in understanding, advising on, and overseeing Intel’s capital structure, financing and investing activities, as well as our financial reporting and internal controls.

•

Industry and IT/Technical Expertise. Because we are a technology, hardware, and software provider, education or experience in relevant technology is useful for understanding our research and development efforts, competing technologies, the products and processes we develop, our manufacturing and assembly and test operations, and the market segments in which we compete.

16	2017 PROXY STATEMENT

PROPOSAL 1  ∎  Director Skills, Experience, and Background

•

Operational and Manufacturing Expertise. Because we are a leader in the design and manufacturing of advanced integrated digital technology platforms, understanding and experience with manufacturing and other operational processes is a valuable asset to the Board.

•	Brand Marketing Expertise. Directors with brand marketing experience can provide expertise and guidance as we seek to maintain and expand brand and product awareness and enhance our reputation.

•

Government Expertise. Directors who have served in government positions provide experience and insights that help us work constructively with governments around the world and address significant public policy issues, particularly as they relate to Intel’s operations and to public support for science, technology, engineering, and mathematics education.

•

Global/International Expertise. We are a global organization with research and development, manufacturing, assembly, and test facilities, and sales and other offices in many countries. In addition, the majority of our revenue comes from sales outside the United States. Because of these factors, directors with global expertise can provide valuable business and cultural perspective regarding many important aspects of our business.

•

Legal/Regulatory Expertise. Directors with a background in law can assist the Board in fulfilling its oversight responsibilities regarding Intel’s legal and regulatory compliance and its engagement with regulatory authorities.

Listed below are the skills and experience that we consider important for our director nominees in light of our current business and structure. The directors’ biographies note each director’s relevant experience, qualifications, and skills relative to this list.

Director Skills Matrix

	Barshefsky	Bhusri	Bryant	Hundt	Ishrak	Krzanich	Liu	Pottruck	Smith	Yeary	Yoffie
Senior leadership experience		●	●		●	●		●
Public company board experience	●	●	●	●	●	●		●		●	●
Business development and M&A expertise		●		●	●				●	●
Financial expertise			●					●	●	●
Independent Director	●	●		●	●		●	●	●	●	●
Industry and IT/Technical expertise		●	●	●		●	●				●
Operational and Manufacturing expertise			●		●	●			●
Brand marketing expertise					●			●
Government expertise	●			●
Global/International expertise	●		●	●	●	●			●		●
Legal/Regulatory expertise	●			●

We believe that our employees around the world drive our business, and that a diverse employee population can better understand our customers’ needs. Our success with a diverse workforce informs our views about the value of a board of directors that has a mix of skills, experiences, and backgrounds. To learn more about Intel’s commitment to diversity, see:

•	our Diversity web site at www.intel.com/content/www/us/en/company-overview/diversity-at-intel.html;

•	our Corporate Responsibility Report at www.intel.com/responsibility; and/or

•	our Corporate Governance Guidelines at www.intc.com/policies-and-guidelines.

17

CORPORATE RESPONSIBILITY AND INVESTOR ENGAGEMENT

Corporate Responsibility

We have a long history of leadership in corporate responsibility, and set ambitious goals and drive improvements in four key focus areas.

Environmental Sustainability. We are committed to environmental sustainability and take a leadership position in promoting voluntary environmental initiatives by working proactively with governments, environmental groups, and industry. In order to minimize the environmental impact of our global manufacturing operations, we invest in conservation projects and set company-wide environmental targets, seeking to drive reductions in greenhouse gas emissions, energy use, water use, and waste generation. We believe that technology will be fundamental to finding solutions to the world’s environmental challenges, and we are joining forces with others to find and promote ways that technology can be used as a tool to address climate change and water conservation.

Supply Chain Responsibility. We are committed to advancing supply chain responsibility, as we believe this creates value by reducing risk, improving product quality, and raising the overall performance of our suppliers. Our efforts include setting clear supplier expectations, investing in assessments, audits and capability-building programs, and collectively addressing issues through our leadership in the Electronics Industry Citizenship Coalition (EICC). We have also led the industry on the “conflict minerals” issue to prevent profits from the sale of tantalum, tin, tungsten, and gold from funding conflict in the Democratic Republic of the Congo (DRC) and adjoining countries. Since 2013, we have manufactured microprocessors that are DRC conflict-free for tantalum, tin, tungsten, and gold.

Diversity and Inclusion. Diversity and inclusion are integral parts of our corporate strategy and vision. We believe that investing in training, diversity, benefits programs, and education helps us to attract and retain a talented workforce. In 2015, Intel set a goal to achieve full representation of women and underrepresented minorities in our U.S. workforce by 2020, reflecting talent available in the marketplace. We committed $300 million to support this goal and accelerate diversity and inclusion not just at Intel but across the technology industry at large.

Social Impact. Intel and the Intel Foundation, a charitable organization, advance social impact initiatives and collaborative engagements to empower the next generation of innovators and expand economic opportunity for young people around the world through programs that increase access to technology skills and provide hands-on innovation experiences.

For more information about corporate responsibility efforts, please refer to our Corporate Responsibility Report available on Intel’s web site.

Investor Engagement

Our relationship with our stockholders is an important part of our company’s success and we have a long tradition of engaging with our stockholders and obtaining their perspectives. During 2016, our integrated outreach team led by our Investor Relations group, Corporate Responsibility office, and the Corporate Secretary’s office, met with investors on a wide variety of issues. We believe that our approach to engaging openly with our investors on topics such as financial issues, corporate governance, and corporate responsibility drives increased corporate accountability, improves decision making and ultimately creates long-term value. We are committed to:

•	Accountability. Drive and support leading corporate governance and Board practices to ensure oversight, accountability, and good decision making.

•

Transparency. Maintain high levels of transparency on a range of financial, governance, and corporate responsibility issues to build trust and sustain two-way dialogue that supports our business success.

•	Engagement. Proactively engage with stockholders and stakeholder groups in dialogue on a range of topics to identify emerging trends and issues to inform our thinking and approach.

In addition to our regular Investor Relations engagements, we hold a series of meetings every year with many of our institutional stockholders and with socially responsible investor groups. We pursue multiple avenues for stockholder engagement, including in-person and teleconference meetings with our stockholders, participating at various conferences, and issuing periodic reports on our activities. Through these activities, we discuss and receive input, provide additional information, and address questions on our corporate strategy, executive compensation programs, corporate governance and other topics of interest to our stockholders, such as our corporate responsibility activities as discussed above. These engagement efforts with our stockholders allow us to better understand our stockholders’ priorities and perspectives, and provide us with useful input concerning our corporate strategy and our compensation and corporate governance practices.

18	2017 PROXY STATEMENT

CORPORATE GOVERNANCE

Board Leadership Structure

Chairman of the Board: Andy D. Bryant

Chief Executive Officer: Brian M. Krzanich

Independent Lead Director: John J. Donahoe

Board Leadership Structure. We separate the roles of Board Chairman and CEO in order to aid in the Board’s oversight of management. This policy is embodied in the Board’s published Guidelines on Significant Corporate Governance Issues (also referred to in this proxy statement as our Corporate Governance Guidelines), and has been in effect since the company began operations.

Our current Board Chairman, Andy D. Bryant, has served in the role since May 2012. Mr. Bryant has never served as CEO. The independent directors selected Mr. Bryant to serve as Chairman because they determined that Mr. Bryant’s extensive experience at Intel and familiarity with Intel’s operations and management structure, as well as the Board’s confidence in Mr. Bryant’s guidance and ability to support the Board in fulfilling its oversight responsibilities, uniquely positioned Mr. Bryant to fulfill the Chairman’s responsibilities.

Although Mr. Bryant is an executive of Intel, he and our CEO, Mr. Krzanich, each report directly to the Board and have different responsibilities. Mr. Krzanich, as Intel’s CEO, develops, reports to the Board on, and oversees implementation of, our business strategy, and is responsible for leading the company and managing its operations. As Chairman, Mr. Bryant serves as the liaison between the Board and management. Working with the Board’s independent Lead Director and with our CEO, Mr. Bryant helps to develop the Board’s meeting agendas and leads Board meetings so that they are both productive and efficient. His responsibilities include making sure that the Board receives timely information about important aspects of and developments affecting the company, serving as a resource for and adviser to senior management, and supporting the Board oversight of the company’s risk management, compliance and other governance functions.

The independent directors unanimously elected to approve an extension for Mr. Bryant to continue to serve as a corporate officer and director beyond age 65, notwithstanding the provisions of the company’s Corporate Governance Guidelines. The independent directors approved this extension in order to provide the company with leadership continuity.

In May 2016, the independent directors unanimously elected Mr. Donahoe to the position of independent Lead Director and he will continue to serve in that role until the date of the 2017 Annual Stockholders’ Meeting. After the 2017 Annual Stockholders’ Meeting, Mr. Bhusri will serve as the independent Lead Director. The duties and responsibilities of the independent Lead Director, as provided in our Bylaws and the Board’s Charter of the Lead Director, include:

•	serving as Chairman of the Board at meetings of the Board of Directors when the Chairman is not present;

•	serving as Chairman of the Executive Committee and as Chairman or co-Chairman of the Corporate Governance and Nominating Committee of the Board of Directors;

•	developing the agendas for and serving as Chairman of the executive sessions of the Board’s independent directors and, if different, the Board’s non-employee directors;

•

advising the Chairman as to the quality, quantity, and timeliness of the information submitted by the company’s management that is necessary or appropriate for the non-employee directors to effectively and responsibly perform their duties;

•

assisting the Board of Directors, the Board’s Corporate Governance and Nominating Committee, and the officers of the company in implementing and complying with the Board’s Guidelines on Significant Corporate Governance Issues;

•	approving the information, agenda, and meeting schedules for the Board of Directors’ and Board committee meetings;

•	calling and presiding at meetings of the independent directors;

•	approving the retention of advisors and consultants who report directly to the Board;

•	recommending to the Corporate Governance and Nominating Committee and to the Chairman the membership of the various Board Committees, as well as the selection of committee chairmen; and

•	serving as a liaison for consultation and direct communication with stockholders.

19

CORPORATE GOVERNANCE  ∎  The Board’s Role in Risk Oversight at Intel

The independent directors periodically assess the Board’s leadership structure and will continue to evaluate and implement the leadership structure that they conclude most effectively supports the Board in fulfilling its responsibilities.

The Board’s Role in Risk Oversight at Intel

One of the Board’s important functions is oversight of risk management at Intel. Risk is inherent in business, and the Board’s oversight, assessment, and decisions regarding risks occur in the context of and in conjunction with the other activities of the Board and its committees.

Defining Risk. The Board and management consider “risk” to be the possibility that an undesired event could occur that might adversely affect the achievement of our objectives. Risks vary in many ways, including the ability of the company to anticipate and understand the risk, the types of adverse impacts that could result if the undesired event occurs, the likelihood that an undesired event and a particular adverse impact would occur, and the ability of the company to control the risk and the potential adverse impacts. Examples of the types of risks faced by Intel include:

•	macro-economic risks, such as inflation, deflation, reductions in economic growth, or recession;

•	political risks, such as restrictions on access to markets, confiscatory taxation, or expropriation of assets;

•	event risks, such as natural disasters; and

•	business-specific risks related to strategic position, operational execution, financial structure, legal and regulatory compliance, corporate governance, and environmental stewardship.

Not all risks can be dealt with in the same way. Some risks may be readily perceived and controllable, while other risks are unknown; some risks can be avoided or mitigated by particular behavior, and some risks are unavoidable as a practical matter. In some cases, a decision may be made that a higher degree of risk may be acceptable because of a greater perceived potential for reward. Intel seeks to align its voluntary risk-taking with company strategy, and Intel understands that its projects and processes may enhance the company’s business interests by encouraging innovation and appropriate levels of risk-taking.

20	2017 PROXY STATEMENT

CORPORATE GOVERNANCE  ∎  The Board’s Role in Succession Planning

Risk Assessment Responsibilities and Processes

THE BOARD

The full Board has primary responsibility for risk oversight. The Board executes its oversight duties through:

∎   Assigning specific oversight duties to the Board committees

∎    Periodic briefing and informational sessions by management on:

• The types of risks the company faces

• Enterprise risk management: risk identification, mitigation, and control

In some cases, such as risks regarding new technology and product acceptance, risk oversight is addressed as part of the full Board’s regular oversight of strategic planning

COMMITTEES

AUDIT COMMITTEE	FINANCE COMMITTEE	COMPENSATION COMMITTEE

Oversees issues related to internal control over financial reporting	Oversees issues related to the company’s risk tolerance in cash-management investments

Oversees issues related to risk in the company’s compensation programs, including our conclusion that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the company

MANAGEMENT

Management is primarily responsible for:

∎	Identifying risk and risk controls related to significant business activities

∎	Mapping the risks to company strategy

∎	Developing programs and recommendations to determine the sufficiency of risk identification, the balance of potential risk to potential reward, and the appropriate manner in which to manage risk

With respect to the risk assessment of the company’s compensation programs, management is primarily responsible for:

∎	Reviewing all significant compensation programs, focusing on programs with variable payouts

∎	Assessing the company’s executive and broad-based compensation and benefits programs to determine whether the programs’ provisions and operation create undesired or unintentional material risk. The risk assessment process:

•	Includes a review of compensation program policies and practices, risk identification and control procedures, the balance of risk reward, and the significance and risks posed by compensation programs on the company’s overall strategy

•	Takes into account compensation terms and practices that aid in controlling risk, including the compensation mix, payment periods, claw-back provisions, and stock ownership guidelines

The Board’s Role in Succession Planning

As reflected in our Corporate Governance Guidelines, the Board’s primary responsibilities include planning for CEO succession and monitoring and advising on management’s succession planning for other executive officers. The Board’s goal is to have a long-term and continuing program for effective senior leadership development and succession. The Board also has contingency plans in place for emergencies such as the departure, death, or disability of the CEO or other executive officers.

Director Independence and Transactions Considered in Independence Determinations

Director Independence. The Board has determined that each of the following non-employee directors qualifies as “independent” in accordance with the published listing requirements of NASDAQ: Ambassador Barshefsky, Mr. Bhusri, Mr. Donahoe, Mr. Hundt, Mr. Ishrak, Dr. Liu, Dr. Plummer, Mr. Pottruck, Mr. Smith, Mr. Yeary, and Dr. Yoffie. Because Mr. Krzanich and Mr. Bryant are employed by Intel, they do not qualify as independent. Susan L. Decker, who served as a director until the 2016 Annual Stockholders’ Meeting, was determined to be independent during the time she served on the Board.

The NASDAQ rules have objective tests and a subjective test for determining who is an “independent director.” Under the objective tests, a director cannot be considered independent if:

•	The director is, or at any time during the past three years was, an employee of the company;

21

CORPORATE GOVERNANCE  ∎  Director Independence and Transactions Considered in Independence Determinations

•

The director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for Board or Board committee service);

•	A family member of the director is, or at any time during the past three years was, an executive officer of the company;

•

The director or a family member of the director is a partner in, a controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceeded 5% of the recipient’s consolidated gross revenue for that year, or $200,000, whichever was greater (subject to certain exclusions);

•

The director or a family member of the director is employed as an executive officer of an entity for which at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or

•

The director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

The subjective test states that an independent director must be a person who lacks a relationship that, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Board has not established categorical standards or guidelines to make these subjective determinations, but considers all relevant facts and circumstances.

In addition to the Board-level standards for director independence, the directors who serve on the Audit Committee each satisfy standards established by the U.S. Securities and Exchange Commission (SEC), as no member of the Audit Committee accepts directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation, or otherwise has an affiliate relationship with the company. Similarly, the members of the Compensation Committee each qualify as independent under the NASDAQ standards. Under these standards, the Board considered that none of the members of the Compensation Committee accept directly or indirectly any consulting, advisory, or other compensatory fee from the company other than their director compensation, and that none have any affiliate relationships with the company or other relationships that would impair the director’s judgment as a member of the Compensation Committee.

Transactions Considered in Independence Determinations. In making its independence determinations, the Board considered transactions that occurred since the beginning of 2014 between Intel and entities associated with the independent directors or members of their immediate families.

All of the non-employee directors qualified as “independent” under the objective tests. In making its subjective determination that each non-employee director is independent, the Board reviewed and discussed additional information provided by the directors and the company with regard to each director’s business and personal activities as they may relate to Intel and Intel’s management. The Board considered the transactions in the context of the NASDAQ objective standards, the special standards established by the SEC and NASDAQ for members of audit and compensation committees, and the special SEC and U.S. Internal Revenue Service (IRS) standards for compensation committee members. Based on this review, as required by the NASDAQ rules, the Board made a subjective determination that, based on the nature of the directors’ relationships with the entity and/or the amount involved, no relationships exist that, in the opinion of the Board, impair the directors’ independence. The Board’s independence determinations took into account the following transactions:

Business Relationships. Each of our non-employee directors or one of his or her immediate family members is, or was during the previous three fiscal years, a non-management director, trustee, advisor, or executive or served in a similar position at another entity that did business with Intel at some time during those years. The business relationships were ordinary course dealings as a supplier or purchaser of goods or services; licensing or research arrangements; facility, engineering, and equipment fees; or commercial paper or similar financing arrangements in which Intel or an affiliate participated as a creditor. Payments to or from each of these entities constituted less than the greater of $200,000 or 1% of each of Intel’s and the recipient’s annual revenue, respectively, in each of the past three years, except as discussed below.

•

Ambassador Barshefsky is a Partner at the law firm Wilmer Cutler Pickering Hale and Dorr LLP (WilmerHale). Ambassador Barshefsky does not provide any legal services to Intel, and she does not receive any compensation from the firm that is generated by or related to our payments to the firm. Intel engages a number of law firms, and has engaged WilmerHale in various significant matters since 1997, before Ambassador Barshefsky joined either the firm or Intel’s Board. Recognizing that proxy advisory firms have questioned professional advisory relationships between companies and a director’s firm, the Board carefully reviewed the nature of Intel’s engagement of WilmerHale and the services rendered, including the expertise and relevant experience of the firm, the firm’s and specific partners’ knowledge of Intel and its business and past legal engagements, and the fees paid in such

22	2017 PROXY STATEMENT

CORPORATE GOVERNANCE  ∎  Director Independence and Transactions Considered in Independence Determinations

engagements, and determined that Ambassador Barshefsky’s service on Intel’s Board should not impair Intel’s ability to engage WilmerHale when Intel determines such engagements to be in the best interest of Intel and its stockholders. The Board is satisfied that WilmerHale, when engaged for legal work, is chosen by Intel’s legal group on the basis of the directly relevant factors of experience, expertise, and efficiency. The fees and expenses paid to WilmerHale represented less than 5% of the firm’s annual revenue in each of the past three years, and represented less than 0.1% of Intel’s revenue in each year. After considering these fees and expenses, and being briefed on the policies and procedures that WilmerHale has instituted to confirm that Ambassador Barshefsky has no professional involvement or financial interest in Intel’s dealings with the firm, the Board (with Ambassador Barshefsky recused) unanimously determined that Intel’s professional engagement of WilmerHale does not impair Ambassador Barshefsky’s independence.

•

Mr. Bhusri is CEO and director of Workday, Inc. (Workday), a company with which Intel engages in ordinary course business transactions. The Board carefully reviewed the nature of Intel’s transactions with Workday, which primarily related to human resource management solutions contract and software subscription services, and Mr. Bhusri’s position as CEO and executive director at Workday. The fees paid Workday represented less than 2% of Workday’s annual revenue in each of the past two years, and represented less than .03% of Intel’s revenue in each year. After considering these fees, the Board (with Mr. Bhusri recused) unanimously determined that Intel’s business transactions with Workday do not impair Mr. Bhusri’s independence.

•

Mr. Bhusri is a member of the board of directors of Cloudera, Inc. (Cloudera), a company with which Intel holds over 10% ownership interest and engages in ordinary course business transactions. The Board carefully reviewed the nature of Intel’s transactions with Cloudera, which primarily related to subscription licenses and software support services, and Mr. Bhusri’s position as a non-management director at Cloudera. The fees paid Cloudera represented less than 3.6% of Cloudera’s annual revenue in each of the past three years, and represented less than 0.02% of Intel’s revenue in each year. After considering these fees, the Board (with Mr. Bhusri recused) unanimously determined that Intel’s business transactions with Cloudera do not impair Mr. Bhusri’s independence.

•

Dr. Plummer is a member of the board of directors of Cadence Design Systems (Cadence), a company with which Intel engages in ordinary course business transactions. The Board carefully reviewed the nature of Intel’s transactions with Cadence, which primarily related to electronic design automation software services, and technology contracts, and Dr. Plummer’s position as a non-management director at Cadence. The fees paid Cadence represented less than 5.4% of Cadence’s annual revenue in each of the past three years, and represented less than 0.2% of Intel’s revenue in each year. After considering these fees, the Board (with Dr. Plummer recused) unanimously determined that Intel’s business transactions with Cadence do not impair Dr. Plummer’s independence.

Charitable Contributions. Mr. Hundt, Dr. Plummer, Mr. Pottruck, Dr. Yoffie, or one of their immediate family members is serving, or has each served during the previous three fiscal years, as an executive, professor, or other employee for one or more colleges or universities or as a director, executive, or employee of a charitable entity that received matching or other charitable contributions from Intel during those years. Charitable contributions to each of these entities (including matching and discretionary contributions by Intel and the Intel Foundation) constituted less than $120,000 in each of the past three years, as discussed below.

•

Mr. Hundt was a member of the Advisory Board for the Yale School of Management, the graduate business school of Yale University, from 1996 until 2014. The Intel Foundation contributed less than $5,000 in 2014 to match Intel employee charitable contributions to Yale University, amounting to less than 0.001% of Yale University’s consolidated annual revenue for 2014.

•

Dr. Plummer is a Professor of Electrical Engineering, and was the Dean of the School of Engineering at Stanford University from 1999 until 2014. The Intel Foundation contributed less than $20,000 in each of the past three years to match Intel employee charitable contributions to Stanford University and employee volunteer hours at Stanford under the Intel Involved Matching Grant Program.

•

Mr. Pottruck is a Senior Fellow, Advisory Board Member, and Lecturer at the Wharton School of Business of the University of Pennsylvania. The Intel Foundation contributed less than $15,000 in each of the past three years to match Intel employee charitable contributions to the University of Pennsylvania, amounting to less than 0.001% of the University of Pennsylvania’s consolidated annual revenue for each of the past three years.

•

Dr. Yoffie is a Professor at Harvard Business School, the graduate business school of Harvard University. The Intel Foundation contributed less than $5,000 in 2014 and 2015 to match Intel employee charitable contributions to Harvard University, amounting to less than 0.001% of Harvard’s consolidated annual revenue for each year.

23

CORPORATE GOVERNANCE  ∎  Director Tenure

Director Tenure

If each of the nominees are elected to the Board, after the 2017 Annual Stockholders’ Meeting our directors will have served an average of 8.8 years on the Board, and seven of our directors have been on the Board for less than that period of time. Additionally, the Board will have four non-employee directors with less than five years of experience and five non-employee directors with more than five years of experience. This mix of tenure on the Board is intended to support the view that the Board as a whole represents a “portfolio” of new perspectives and the deep institutional knowledge of longer-tenured directors.

Corporate Governance Guidelines

Intel has long maintained a set of governance guidelines, titled the Board of Directors Guidelines on Significant Corporate Governance Issues. The Corporate Governance and Nominating Committee reviews the guidelines annually and recommends amendments to the Board as appropriate. The Board oversees administration and interpretation of, and compliance with, the guidelines and may amend, waive, suspend, or repeal any of the guidelines at any time, with or without public notice subject to legal requirements, as it determines necessary or appropriate in the exercise of the Board’s judgment in its role as fiduciary.

Investors may find these guidelines on our web site at www.intel.com/governance, which address, among other matters, the following Board practices:

WHAT WE DO	WHAT WE DON’T DO

• Separate Chair and CEO positions and appoint either independent Lead Director or independent Chair	• No director may serve on more than three other U.S. public company boards (two, if also serving as a CEO)

• Annual self-evaluations for individual directors and the Board as a whole	• No independent director is expected to stand for re-election after age 72 without prior Board approval

• Independent directors meet in executive session at least three times a year	• No restrictions on directors’ access to management or employees

• Seek out women and minority candidates as well as candidates with diverse backgrounds, experiences and skills as part of each Board search

24	2017 PROXY STATEMENT

CORPORATE GOVERNANCE  ∎  Director Attendance

Director Attendance

The Board held six regularly scheduled meetings and five special meetings in 2016. As shown in the Board Committee chart below, committees of the Board also held a total of 22 meetings during 2016, with the Finance Committee holding a regularly scheduled meeting and each other committee holding a number of regularly scheduled and special meetings. We expect each director to attend every meeting of the Board and the committees on which he or she serves. Each director attended at least 75% of the meetings of the Board and each committee on which he or she served in 2016 (held during the period in which the director served). The Board’s policy is that directors should endeavor to attend the annual stockholders’ meeting, and all of the then-incumbent directors other than Ambassador Barshefsky and Mr. Pottruck attended the 2016 Annual Stockholders’ Meeting.

Board Responsibilities and Committees

Board Responsibilities. The Board oversees, counsels, and directs management in the long-term interests of the company and our stockholders. The Board’s responsibilities include:

•	overseeing the conduct of our business and the assessment of our business and other enterprise risks to evaluate whether the business is being properly managed;

•	planning for CEO succession and monitoring management’s succession planning for other executive officers;

•	reviewing and approving our major financial objectives, strategic, and operating plans, and other significant actions;

•	selecting the CEO, evaluating CEO performance, and determining the compensation of the CEO and other executive officers; and

•	overseeing our processes for maintaining the integrity of our financial statements and other public disclosures, and our compliance with law and ethics.

The Board and its committees met throughout the year on a set schedule, held special meetings, and acted by written consent from time to time as appropriate. At each Board meeting, time is reserved for the independent directors to meet without the Chairman and CEO present. Officers regularly attend Board meetings to present information on our business and strategy, and Board members have worldwide access to our employees outside of Board meetings. Board members are encouraged to make site visits on a worldwide basis to meet with local management; to attend Intel industry, analyst, and other major events; and to accept invitations to attend and speak at internal Intel meetings.

Board Committees. The Board assigns responsibilities and delegates authority to its committees, and the committees regularly report on their activities and actions to the full Board. The Board has five standing committees: Audit, Compensation, Corporate Governance and Nominating, Executive, and Finance. Each committee can engage outside experts, advisors, and counsel to assist the committee in its work.

Each committee, and the Lead Director, has a written charter approved by the Board. We post each charter in the Corporate Governance section of our web site at www.intc.com/committees-charters.

25

CORPORATE GOVERNANCE  ∎  Board Responsibilities and Committees

The following table identifies the current committee members. As discussed above, the Board has determined that each member of the Audit, Compensation, and Corporate Governance and Nominating Committees is an independent director in accordance with NASDAQ standards.

	COMMITTEE MEMBERSHIPS
NAME	AUDIT	COMPENSATION	CORPORATE GOVERNANCE AND NOMINATING	EXECUTIVE	FINANCE

Charlene Barshefsky

Aneel Bhusri

Andy D. Bryant

John J. Donahoe[1]

Reed E. Hundt

Omar Ishrak

Brian M. Krzanich

Tsu-Jae King Liu

James D. Plummer[1]

David S. Pottruck

Gregory D. Smith

Frank D. Yeary

David B. Yoffie
Number of Committee Meetings Held in 2016	8	5	5	3	1

Committee Member         Committee Chair / Co-Chair

1 John J. Donahoe is not standing for re-election, and James D. Plummer is retiring from the Board of Directors. Messrs. Donahoe’s and Plummer’s terms expire at the 2017 Annual Stockholders’ Meeting.

AUDIT COMMITTEE

•	Assists the Board in its general oversight of our financial reporting, financial risk assessment, internal controls, and audit functions.

•	Responsible for appointing and retaining our independent registered public accounting firm, managing its compensation, and overseeing its work.

The Board has determined that Mr. Yeary qualifies as an “audit committee financial expert” under SEC rules and that each Audit Committee member is sufficiently proficient in reading and understanding the company’s financial statements to serve on the Audit Committee. The responsibilities and activities of the Audit Committee are described in detail in “Report of the Audit Committee” in this proxy statement and the Audit Committee’s charter.

COMPENSATION COMMITTEE

•	Reviews and determines salaries, performance-based incentives, and other matters related to the compensation of our executive officers.

•	Reviews and grants equity awards to our executive officers.

•	Reviews and determines other compensation policies, handles many compensation-related matters, and makes recommendations to the Board and to management on employee compensation and benefit plans.

26	2017 PROXY STATEMENT

CORPORATE GOVERNANCE  ∎  Board Responsibilities and Committees

•	Makes recommendations to the Board on stockholder proposals about compensation matters.

•	Administers the equity incentive plan and the employee stock purchase plan.

The Compensation Committee is responsible for determining compensation for Intel executives (including our CEO and our Chairman), while the Corporate Governance and Nominating Committee recommends to the full Board the compensation for non-employee directors. The Compensation Committee can designate one or more of its members to perform duties on its behalf, subject to reporting to or ratification by the Compensation Committee, and can delegate to other Board members, or an officer or officers of the company, the authority to review and grant stock-based compensation for employees who are not executive officers.

The Compensation Committee retains an independent executive compensation consultant, Farient Advisors LLC (Farient), to provide input, analysis, and advice about Intel’s executive compensation philosophy, peer groups, pay positioning (by pay component and in total) relative to peer companies, compensation design, equity usage and allocation, and risk assessment under Intel’s compensation programs. Farient reports directly to the Compensation Committee and interacts with management at the committee’s direction. Farient did not perform work for Intel in 2016 except under its engagement by the Compensation Committee, and it provided the committee with a report covering factors specified in SEC rules regarding potential conflicts of interest arising from the consultant’s work. Based on this report and its discussions with Farient, the committee determined that Farient’s work in 2016 did not raise any conflicts of interest.

The CEO makes recommendations to the Compensation Committee on the base salary, annual incentive cash targets, and equity awards for all executive officers other than himself and the Chairman of the Board. These recommendations are based on his assessment of each executive officer’s performance during the year and his review of compensation surveys. For more information on the responsibilities and activities of the Compensation Committee, including the processes for determining executive compensation, see “Compensation Discussion and Analysis,” “Report of the Compensation Committee,” and “Executive Compensation” in this proxy statement, and the Compensation Committee’s charter (available at www.intc.com/committees-charters).

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

•

Reviews matters of corporate governance and corporate responsibility, such as environmental, sustainability, workplace, political contributions, and stakeholder issues, and periodically reports on these matters to the Board.

•

Annually reviews and assesses the effectiveness of the Board’s Corporate Governance Guidelines, recommends to the Board proposed revisions to the Guidelines and committee charters, and reviews the poison pill policy.

•	Makes recommendations to the Board regarding the size and composition of the Board and its committees.

•	Reviews all stockholder proposals and recommends actions on such proposals.

•	Advises the Board on compensation for our non-employee directors.

The Corporate Governance and Nominating Committee also establishes procedures for Board nominations and recommends candidates for election to the Board. Consideration of new Board candidates typically involves a series of internal discussions, review of candidate information, and interviews with selected candidates. Board members typically suggest candidates for nomination to the Board. In addition to candidates identified by Board members, the committee considers candidates proposed by stockholders and evaluates them using the same criteria. A stockholder who wishes to suggest a candidate for the committee’s consideration should send the candidate’s name and qualifications to our Corporate Secretary. The Corporate Secretary’s contact information can be found in this proxy statement under the heading “Other Matters; Communicating with Us.” During 2016, the Board retained and paid fees to a third-party search firm to assist in the processes of identifying and evaluating potential Board candidates, consistent with the committee’s criteria.

In screening director candidates, regardless of whether they are identified by current Board members, stockholders or third-party search firms, the committee considers the diversity of skills, experience, and background of the Board as a whole and, based on that analysis, determines whether it would strengthen the Board to add a director with a certain type of background, experience, personal characteristics, or skills. In particular, the committee considers factors such as independence; understanding of and experience in manufacturing, technology, finance, and marketing; international experience; age; and gender and ethnic diversity, which includes its commitment to actively seek women and minority candidates for the pool from which board candidates are chosen. In connection with this process, the committee also seeks input from Intel’s head of Global Diversity and Inclusion.

EXECUTIVE COMMITTEE

•	Exercises the authority of the Board between Board meetings, except as limited by applicable law.

27

CORPORATE GOVERNANCE  ∎  Communications from Stockholders to Directors

FINANCE

•	Advises the Board on capital structure decisions, including the issuance and management of debt and equity securities; and banking arrangements, including the investment of corporate cash.

•	Reviews and approves finance and other cash-management transactions.

Communications from Stockholders to Directors

The Board recommends that stockholders initiate communications with the Board, the Chairman, or any Board committee by writing to our Corporate Secretary. You can find the address in the “Other Matters” section of this proxy statement. This process assists the Board in reviewing and responding to stockholder communications. The Board has instructed our Corporate Secretary to review correspondence directed to the Board and, at the Corporate Secretary’s discretion, to forward items that she deems to be appropriate for the Board’s consideration.

28	2017 PROXY STATEMENT

DIRECTOR COMPENSATION

The general policy of the Board is that compensation for independent directors should be a mix of cash and equity, with the majority of compensation provided in the form of equity. The Corporate Governance and Nominating Committee, consisting solely of independent directors, has the primary responsibility for reviewing director compensation and considering any changes in how we compensate our independent directors. The Board reviews the committee’s recommendations and determines the amount of director compensation.

Intel’s Legal department, our Corporate Secretary, and the Compensation and Benefits Group in the Human Resources department support the committee in recommending director compensation and creating director compensation programs. In addition, the committee can engage outside advisors, experts, and others to assist the committee. The director peer group is the same as the peer group used in 2016 to set executive compensation and consisted of 15 technology companies and 10 companies in Standard & Poor’s S&P 100 Index (S&P 100), as described in detail below under “Compensation Discussion and Analysis; External Competitive Considerations for 2016.” The committee targets cash and equity compensation at the average of the peer group.

For 2016, annual compensation for independent directors consisted of the following elements:

Board Fees
Cash retainer[1]	$90,000
Variable performance-based restricted stock units, which we refer to as “outperformance” restricted stock units (OSUs)	Targeted value of approximately $110,000
Restricted stock units (RSUs)	Targeted value of approximately $110,000
Committee Fees[1]
Audit Committee chair	$30,000
Compensation Committee chair	$20,000
Corporate Governance and Nominating Committee chair	$20,000
Non-chair Audit Committee member	$15,000
Non-chair Compensation Committee member	$10,000
Lead Director Fee
Additional cash retainer	$40,000

[1]	The cash fees are paid on a quarterly basis.

The Corporate Governance and Nominating Committee reviews director compensation on an annual basis, taking into account factors such as workload and market data. Intel does not pay its management directors for Board service in addition to their regular employee compensation.

29

DIRECTOR COMPENSATION  ∎  Director Compensation for Fiscal Year 2016

Director Compensation for Fiscal Year 2016

The following table details the compensation of Intel’s independent directors for the 2016 fiscal year.

Director Compensation for Fiscal Year 2016 Table

Name	Fees Earned or Paid in Cash ($)	Stock Awards[1,2] ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation[3] ($)	Total ($)
Charlene Barshefsky[4]	100,000	212,200	—	5,000	317,200
Aneel Bhusri[5]	—	296,100	—	—	296,100
Susan L. Decker[6]	87,500	—	—	—	87,500
John J. Donahoe[7]	—	305,400	—	—	305,400
Reed E. Hundt	110,825	212,200	—	—	323,025
Tsu-Jae King Liu[8]	50,000	106,000	—	—	156,000
James D. Plummer	105,000	212,200	—	5,000	322,200
David S. Pottruck[9]	112,500	212,200	—	10,000	334,700
Frank D. Yeary	120,000	212,200	—	10,000	342,200
David B. Yoffie[10]	120,000	212,200	11,000	—	343,200

[1]

Consists of OSUs and RSUs valued at grant date fair values (computed in accordance with the Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 718). Grant date fair value of RSUs is calculated assuming a risk-free rate of return of 0.8% and a dividend yield of 3.5%. Grant date fair value of OSUs is calculated assuming volatility of 22.9%, risk-free rate of return of 1.2%, and a dividend yield of 3.5%. For additional information, see “Director Compensation; Equity Awards” below. Assumptions apply to all stock awards with the exception of those granted to Dr. Liu, who received her awards in July when she was elected to the Board.

[2]

Stock awards granted to Dr. Liu consist of OSUs and RSUs valued at grant date fair values (computed in accordance with ASC Topic 718). Grant date fair value of RSUs is calculated assuming a risk-free rate of return of 0.7% and a dividend yield of 3.0%. Grant date fair value of OSUs is calculated assuming volatility of 23.7%, risk-free rate of return of 0.9%, and a dividend yield of 3.0%.

[3]

The Intel Foundation made matching charitable contributions on behalf of Ambassador Barshefsky ($5,000), Dr. Plummer ($5,000), Mr. Pottruck ($10,000), and Mr. Yeary ($10,000). Directors’ charitable contributions to schools and universities that meet the guidelines of Intel’s employee charitable matching gift program are eligible for matching funds.

[4]	Ambassador Barshefsky participated in the Cash Deferral Election, under which she elected to defer her cash compensation until her retirement from the Board.

[5]

Includes 3,010 RSUs granted to Mr. Bhusri in lieu of his annual cash retainer for 2015 (which were paid in 2016). Mr. Bhusri’s annual cash retainer and Compensation Committee member fees for 2016 were paid in the form of RSUs in 2017.

[6]	Ms. Decker retired from the Board in May 2016.

[7]

Includes 3,345 RSUs granted to Mr. Donahoe in lieu of his annual cash retainer for 2015 (which were paid in 2016). Mr. Donahoe’s annual cash retainer and Compensation Committee member fees for 2016 were paid in the form of RSUs in 2017.

[8]

As Dr. Liu was elected to the Board in July 2016, she received prorated fees and stock awards to reflect her partial year of service. Her stock awards have the same vesting schedule as the annual awards granted to the other independent directors for 2016.

[9]	Includes a $2,500 committee chair fee for Mr. Pottruck’s service as chairman of the Retirement Plans Investment Policy Committee for the first quarter of 2016.

[10]

Dr. Yoffie is the only current director covered by the Board’s retirement program, which ended in 1998. At that time, Dr. Yoffie was vested with the nine years he had served on the Board at that point. He will receive an annual benefit equal to the annual retainer fee in effect at the time of payment, to be paid beginning upon his departure from the Board. Payments will continue for nine years, or until his death, whichever is earlier. The amounts in the “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” column in the Director Compensation for Fiscal Year 2016 table represent the net actuarial change in pension value accrued under this program. Assumptions used in determining these changes include an interest rate of approximately 4.3%, a retirement age of 65 or current age if older, the RP2014 Mortality Tables, and an annual benefit amount of $90,000.

RSUs in Lieu of Fees. Under the “RSUs in Lieu of Cash Election” program, independent directors can elect to receive 100% of their cash compensation in the form of RSUs (but not less than 100%). RSUs elected in lieu of payments in cash have the same vesting terms as the annual RSU grant to directors. This election is made year by year, and must be made in the tax year before the compensation will be earned. Under this program, in January 2016, Mr. Bhusri was granted 3,010 RSUs in lieu of cash and Mr. Donahoe was granted 3,345 RSUs in lieu of cash for their fees earned from January 1, 2015 to December 31, 2015.

Annual Equity Awards. Each independent director received annual grants of OSUs and RSUs with a combined market value on the grant date of approximately $220,000, with the exception of Dr. Liu, whose awards were granted with a prorated combined market value on the grant date of approximately $110,000 to reflect her partial year of service. The grant date fair value reported in the “Stock Awards” column in the Director Compensation for Fiscal Year 2016 table above differs from these amounts because of changes in the fair value of these awards between the date they were approved and the date they were granted. In addition, the fair value of an RSU for accounting purposes is discounted for present value of dividends that are not paid on RSUs prior to vesting.

30	2017 PROXY STATEMENT

DIRECTOR COMPENSATION  ∎  Director Compensation for Fiscal Year 2016

Outperformance restricted stock units (OSUs) are variable performance-based restricted stock units. On January 25, 2016, Intel granted OSUs with a target amount of 2,820 shares to each independent director, with the exception of Dr. Liu, who was elected to the Board in July 2016. Dr. Liu was granted OSUs with a target amount of 1,270 shares on July 27, 2016. The grant date fair value of each director OSU grant was $109,700, with the exception of Dr. Liu’s OSU grant, which had a grant date fair value of $54,200. Director OSUs granted in 2016 (including Dr. Liu’s) vest in full on the 37-month anniversary of January 25, 2016 if the director is still serving at that time. If a director retires from the Board before the vesting date, and is either 72 or older or has at least seven years of service on the Board, he or she will be able to retain the unvested awards. The number of shares of Intel common stock that a director receives from this grant will range from 0% to 200% of the target amount, subject to the same performance payout conditions that are applicable to OSUs granted to our listed officers, as discussed below under “Compensation Discussion and Analysis; OSU Awards.” For the OSUs granted in 2016, directors receive dividend equivalents on the final shares earned and vested; the dividend equivalents will pay out upon vesting in the form of additional shares.

Restricted stock units (RSUs) generally vest in equal annual installments over a three-year period from the grant date. On January 25, 2016, Intel granted each independent director 3,680 RSUs, with the exception of Dr. Liu, who was granted 1,575 RSUs on July 27, 2016. All director RSUs granted in 2016 (including Dr. Liu’s) vest in equal annual installments over a three-year period from January 25, 2016. The grant date fair value of each director RSU grant was $102,500, with the exception of Dr. Liu’s RSU grant, which had a grant date fair value of $51,800. All RSU shares are payable upon retirement from the Board if a director is 72 years old or has at least seven years of service on the Board. Directors do not receive dividend equivalents on unvested RSUs.

Deferred Compensation Plan. This plan allows independent directors to defer their cash and equity compensation. Under the cash deferral program, directors may defer up to 100% of their cash compensation and receive an investment return on the deferred funds as if the funds were invested in Intel common stock. Participants receive credit for reinvestment of dividends under this cash deferral program. Plan participants must elect irrevocably to receive the deferred funds either in a lump sum or in equal annual installments over five or 10 years, and to begin receiving distributions either at retirement or at a future date not less than 24 months from the election date. This deferred cash compensation is an unsecured obligation for Intel.

The equity deferral program allows directors to defer the settlement of their vested RSUs and OSUs until termination of service. Directors can elect to defer only RSUs, only OSUs, or both, but the election must be all-or-nothing with respect to the type of equity award, applying to all RSUs, all OSUs, or all equity awards granted during the year, as applicable. Directors do not receive dividends on deferred RSUs. The terms of OSUs generally provide that directors receive dividend equivalents on the final shares earned and vested, payable upon vesting in the form of additional shares. If a director elects to defer his or her OSUs, the settlement of these dividend equivalent shares will also be deferred along with the vested OSU shares, but further dividends are not earned or payable on any shares during the deferral period between vesting and settlement.

31

DIRECTOR COMPENSATION  ∎  Outstanding Equity Awards for Directors

Outstanding Equity Awards for Directors

The following table provides information on the outstanding equity awards held by the independent directors at fiscal year-end 2016, with OSUs shown at their target amount. Market value is determined by multiplying the number of shares by the closing price of Intel common stock on NASDAQ on the last trading day of the fiscal year.

Outstanding Equity Awards for Directors at Fiscal Year-End 2016 Table

	STOCK UNITS
Name	Unvested RSUs[1] (#)	Market Value of Unvested RSUs[2] ($)	Unvested OSUs[1] (#)	Market Value of Unvested OSUs[2] ($)
Charlene Barshefsky	6,743	244,569	6,855	248,631
Aneel Bhusri	9,753	353,741	6,855	248,631
Susan L. Decker[3]	—	—	4,035	146,349
John J. Donahoe	11,866	430,380	6,855	248,631
Reed E. Hundt	6,743	244,569	6,855	248,631
Tsu-Jae King Liu	1,575	57,125	1,270	46,063
James D. Plummer	6,743	244,569	6,855	248,631
David S. Pottruck	6,743	244,569	6,855	248,631
Frank D. Yeary	6,743	244,569	6,855	248,631
David B. Yoffie	6,743	244,569	6,855	248,631

[1]

Vested but deferred awards are excluded from this column. Awards in this column may vest and become payable, or may be retained by the director, upon the director’s retirement from the Board, depending on the director’s age or length of service.

[2]	The market value of vested but deferred awards is excluded from this column.

[3]

Ms. Decker retired in May 2016 and her RSUs and OSUs became available to her under retirement eligibility guidelines, but her OSU’s are still outstanding as they have not yet completed their performance period for calculating the final OSU payout.

Independent Director Stock Ownership Guidelines. Intel’s stock ownership guidelines state that each independent director must acquire and hold at least 15,000 shares of Intel common stock within five years of joining the Board. After each succeeding five years of Board service, they must own an additional 5,000 shares (for example, 20,000 shares after 10 years of service). Unvested OSUs and unvested RSUs do not count toward this requirement. Deferred RSUs count toward this requirement once they vest. As of December 31, 2016, each independent director nominee had met these ownership guidelines or still had time to do so.

Equipment. Intel provides each independent director a laptop computer for personal use and offers each director the use of other equipment employing Intel® technology.

Travel Expenses. Intel does not pay meeting fees. We reimburse our directors for their travel and related expenses in connection with attending Board meetings and Board-related activities, such as Intel site visits and sponsored events, as well as continuing education programs.

32	2017 PROXY STATEMENT

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Board’s Audit Committee is responsible for review, approval, or ratification of “related-person transactions” involving Intel or its subsidiaries and related persons. Under SEC rules, a related person is a director, officer, nominee for director, or a greater than 5% stockholder of the company since the beginning of the previous fiscal year, and their immediate family members. Intel has adopted written policies and procedures that apply to any transaction or series of transactions in which the company or a subsidiary is a participant, the amount involved exceeds $120,000, and a related person has a direct or indirect material interest.

The Audit Committee has determined that, barring additional facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•

any transaction with another company for which a related person’s only relationship is as an employee (other than an executive officer), director, or beneficial owner of less than 10% of that company’s shares, if the amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenue;

•

any charitable contribution, grant, or endowment by Intel or the Intel Foundation to a charitable organization, foundation, or university for which a related person’s only relationship is as an employee (other than an executive officer) or a director, if the amount involved does not exceed the lesser of $1 million or 2% of the charitable organization’s total annual receipts, or any matching contribution, grant, or endowment by the Intel Foundation;

•	compensation to executive officers determined by the Compensation Committee;

•	compensation to directors determined by the Board;

•	transactions in which all security holders receive proportional benefits; and

•	banking-related services involving a bank depository of funds, transfer agent, registrar, trustee under a trust indenture, or similar service.

Intel personnel in the Legal and Finance departments review transactions involving related persons that are not included in one of the preceding categories. If they determine that a related person could have a significant interest in such a transaction, the transaction is forwarded to the Audit Committee for review. The Audit Committee determines whether the related person has a material interest in a transaction and may approve, ratify, rescind, or take other action with respect to the transaction in its discretion. The Audit Committee reviews all material facts related to the transaction and takes into account, among other factors it deems appropriate, whether the transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; the extent of the related person’s interest in the transaction; and, if applicable, the availability of other sources of comparable products or services.

Since the beginning of 2016, there were no related-person transactions under the relevant standards.

CODE OF CONDUCT

Our Code of Conduct applies to our directors with respect to their Intel-related activities, as well as to our executive officers and other employees. We expect our directors, executives and other employees to avoid any activity that is or has the appearance of being a conflict of interest with Intel. This includes not engaging in activities that compete with or are adverse to Intel, or that interfere with the proper performance of duties or responsibilities to Intel, and not using confidential company information, company assets, or their position at Intel for personal gain in violation of our policy.

Directors and executive officers must inform us of any situation that may be perceived as a conflict of interest with Intel, and the Board oversees the resolution of any potential conflicts. The Board oversees resolution of any conflict or apparent conflict involving a director or executive officer, and may enlist the Legal Department to determine whether a conflict exists, and if so, how to resolve it. Any waivers of these conflict rules with regard to a director or an executive officer require the prior approval of the Board. Our Code of Conduct is our code-of-ethics document. Our Code of Conduct is posted on our web site at www.intel.com.

33

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents the beneficial ownership of our common stock by beneficial owners of more than 5% of our common stock, each of our directors and listed officers, and all of our directors and executive officers as a group. This information is as of February 27, 2017, except as otherwise indicated in the notes to the table. Amounts reported under “Number of Shares of Common Stock Beneficially Owned as of February 27, 2017” include the number of shares subject to RSUs and stock options that become exercisable or vest within 60 days of February 27, 2017 (which are shown in the columns to the right). Our listed officers are the eight current and former executive officers identified below in the “Compensation Discussion and Analysis” section of this proxy statement.

Except as otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment power with respect to the securities listed.

Stockholder	Number of Shares of Common Stock Beneficially Owned as of February 27, 2017		Percent of Class	Number of Shares Subject to Options Exercisable as of February 27, 2017 or Which Become Exercisable Within 60 Days of This Date	Number of RSUs That Vest Within 60 Days of February 27, 2017
The Vanguard Group, Inc.	315,121,111	(1)	6.6
BlackRock, Inc.	297,831,677	(2)	6.3
Directors and Executive Officers
Brian M. Krzanich, Chief Executive Officer	1,293,994		**	732,752	22,463
Stacy J. Smith, Executive Vice President, Manufacturing, Operations and Sales	734,983			414,403	10,556
Andy D. Bryant, Chairman of the Board	519,199	(3)	**	—	7,282
Diane Bryant, Executive Vice President, General Manager, Data Center Group	365,737		**	249,300	9,052
Gregory R. Pearson, Senior Vice President, General Manager, Sales and Marketing Group	219,153	(4)	**	29,570	75,705
William M. Holt, former Executive Vice President, General Manager, Technology and Manufacturing Group	114,674	(5)	**	92,540	—
Dr. Venkata (Murthy) Renduchintala, Executive Vice President and President, Client and IoT Businesses and System Architecture Group	30,808		**	—	29,272
Robert H. Swan, Executive Vice President, Chief Financial Officer	3,364	(6)	**	—	—
David B. Yoffie, Director	211,628	(7)	**	—	7,498
David S. Pottruck Director	120,711	(8)	**	—	7,498
Charlene Barshefsky, Director	116,895	(9)	**	—	7,498
John J. Donahoe, Director	106,301	(10)	**	—	14,731
Frank D. Yeary, Director	77,271	(11)	**	—	7,498
Reed E. Hundt, Director	75,653		**	—	7,498
James D. Plummer, Director	55,901	(12)	**	—	7,498
Aneel Bhusri, Director	6,361	(13)	**	—	—
Tsu-Jae King Liu, Director	525		**	—	—
Omar Ishrak, Director	435	(14)	**	—	—
Gregory D. Smith, Director	410	(15)	**	—	—
All directors and executive officers as a group (17 individuals)[16]	3,720,176		**	1,396,455	138,344

**	Less than 1%

[1]

As of December 31, 2016, based on information set forth in a Schedule 13G filed with the SEC on February 9, 2017 by The Vanguard Group. The Vanguard Group’s business address is 100 Vanguard Blvd., Malvern, PA 19355.

[2]

As of December 31, 2016, based on information set forth in a Schedule 13G/A filed with the SEC on January 24, 2017 by BlackRock, Inc. BlackRock, Inc.’s business address is 55 East 52nd St., New York, NY 10055.

34	2017 PROXY STATEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

[3]

Includes 1,600 shares held by Mr. Bryant’s son and 1,000 shares held by Mr. Bryant’s daughter. Mr. Bryant disclaims beneficial ownership of these shares. Also includes 1,148 shares held jointly with Mr. Bryant’s spouse for which Mr. Bryant shares voting and investment power.

[4]	Represents Mr. Pearson’s holdings as of his last reportable Form 4. Mr. Pearson ceased being a Section 16 officer on September 30, 2016.

[5]	Represents Mr. Holt’s holdings, including the number of shares subject to RSUs and stock options that became exercisable or vested within 60 days, as of June 23, 2016, his last date of employment.

[6]	Includes 3,364 shares held in family trust for which Mr. Swan shares voting and investment power.

[7]	Includes 159,114 shares held jointly with Dr. Yoffie’s spouse for which Dr. Yoffie shares voting and investment power.

[8]

Includes 800 shares held by Mr. Pottruck’s daughter. Also includes a total of 13,400 shares held in two separate annuity trusts for the benefit of Mr. Pottruck’s brother for which Mr. Pottruck shares voting and investment power.

[9]

Includes 17,370 deferred but vested RSUs held by Ambassador Barshefsky. Also includes 6,800 shares held jointly with Ambassador Barshefsky’s spouse for which Ambassador Barshefsky shares voting and investment power.

[10]	Includes 82,305 deferred but vested RSUs held by Mr. Donahoe.

[11]	Includes 67,548 shares held in a family trust for which Mr. Yeary shares voting and investment power.

[12]	Includes 27,835 shares held by a family trust for which Dr. Plummer shares voting and investment power.

[13]	Includes 4,228 deferred but vested RSUs held by Mr. Bhusri.

[14]	Mr. Ishrak became a director on March 21, 2017.

[15]	Mr. Smith became a director on March 23, 2017. Includes 410 shares held in a revocable trust by Mr. Smith’s spouse.

[16]	Excludes Mr. Holt as he was not an executive officer as of June 23, 2016. Also excludes Mr. Pearson as he ceased to be a Section 16 officer as of September 30, 2016.

35

PROPOSAL 2:

Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee evaluates the selection of independent auditors each year and has selected Ernst & Young LLP as our independent registered public accounting firm for the current year. Ernst & Young has served in this role since Intel was incorporated in 1968. The Audit Committee concluded that many factors contribute to the continued support of Ernst & Young’s independence, such as the oversight of the Public Company Accounting Oversight Board (PCAOB) through the establishment of audit, quality, ethics, and independence standards in addition to conducting audit inspections; the mandating of reports on internal control over financial reporting; PCAOB requirements for audit partner rotation; and limitations imposed by regulation and by the Audit Committee on non-audit services provided by Ernst & Young. The Audit Committee has established, and monitors, limits on the amount of non-audit services that Intel may obtain from Ernst & Young.

In accordance with applicable rules on partner rotation, Ernst & Young’s primary engagement partner for our audit was changed for 2015, while Ernst & Young’s concurring/reviewing partner for our audit was most recently changed in 2014. The Audit Committee is involved in considering the selection of Ernst & Young’s primary engagement partner when there is a rotation. Under the auditor independence rules, Ernst & Young reviews its independence each year and delivers to the Audit Committee a letter addressing matters prescribed under those rules. The Audit Committee considers a number of factors in deciding whether to re-engage Ernst & Young as the independent registered public accounting firm, including the length of time the firm has served in this role and an assessment of the firm’s professional qualifications and resources. In this regard, the Audit Committee considered that Intel requires global, standardized, and well-coordinated services, not only for audit purposes, but for other non-audit services items, including statutory audits and various regulatory certification items, such as valuation support, IT consulting, and payroll services. Many of these services are provided to Intel by other multinational audit and accounting firms. A change in our independent auditor would require us to replace one or more of the multinational service providers that perform non-audit services for Intel and could significantly disrupt our business due to loss of cumulative knowledge in the service providers’ areas of expertise.

As a matter of good corporate governance, the Board submits the selection of the independent audit firm to our stockholders for ratification. If the selection of Ernst & Young is not ratified by a majority of the shares of common stock present or represented during the annual meeting and entitled to vote on the matter, the Audit Committee will review its future selection of an independent registered public accounting firm in light of that vote result. Even if the selection is ratified, the Audit Committee in its discretion may appoint a different registered public accounting firm at any time during the year if the committee determines that such change would be appropriate.

Representatives of Ernst & Young attended all meetings of the Audit Committee in 2016 except those meetings specifically related to litigation and subject to attorney-client privilege. The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence. For additional information concerning the Audit Committee and its activities with Ernst & Young, see “Corporate Governance” and “Report of the Audit Committee” in this proxy statement. We expect that a representative of Ernst & Young will attend the annual meeting, and the representative will have an opportunity to make a statement if he or she so chooses. The representative will also be available to respond to appropriate questions from stockholders.

36	2017 PROXY STATEMENT

PROPOSAL 2  ∎  Ratification of Selection of Independent Registered Public Accounting Firm

ERNST & YOUNG LLP’S FEES FOR 2016 AND 2015

The following table shows the fees billed by Ernst & Young for audit and other services provided for fiscal years 2016 and 2015. All figures are net of Value Added Tax and other similar taxes assessed by non-U.S. jurisdictions on the amount billed by Ernst & Young. All of the services reflected in the following fee table were approved in conformity with the Audit Committee’s pre-approval process, as described in the “Report of the Audit Committee” in this proxy statement.

	2016 Fees ($)	2015 Fees ($)
Audit Services	21,871,000	19,400,000
Audit-Related Services	1,123,000	1,015,000
Tax Services	2,127,000	1,672,000
All Other Services	90,000	82,000
Total	25,211,000	22,169,000

Audit Services. This category includes Ernst & Young’s audit of our annual financial statements and internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are typically provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes statutory audits required by non-U.S. jurisdictions; consultation and advice on new accounting pronouncements, and technical advice on various accounting matters related to the consolidated financial statements or statutory financial statements that are required to be filed by non-U.S. jurisdictions; comfort letters; and consents issued in connection with SEC filings or private placement documents.

Audit-Related Services. This category consists of assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of our financial statements, and are not included in the fees reported in the table above under “Audit Services.” The services for the fees disclosed under this category primarily include audits of Intel employee benefit plans.

Tax Services. This category consists of tax services provided with respect to tax consulting, tax compliance, tax audit assistance, tax planning, expatriate tax services, and transfer pricing.

All Other Services. This category consists of services provided by Ernst & Young that are not included in the category descriptions defined above under “Audit Services,” “Audit-Related Services,” or “Tax Services.”

RECOMMENDATION OF THE BOARD

The Board of Directors recommends that you vote “FOR” the ratification of the selection of Ernst & Young as our independent registered public accounting firm for 2017.

37

REPORT OF THE AUDIT COMMITTEE

During 2016, four non-management directors comprised the Audit Committee. The Board determined that each member of the Audit Committee is independent under the NASDAQ listing standards. The Audit Committee operates under a written charter adopted by the Board. As described more fully in its charter, the purpose of the Audit Committee is to assist the Board in its general oversight of Intel’s financial reporting, internal controls, and audit functions. Management is responsible for the preparation, presentation, and integrity of Intel’s financial statements; accounting and financial reporting principles; internal controls; and procedures designed to reasonably assure compliance with accounting standards, applicable laws, and regulations. Intel has a full-time Internal Audit department that reports to the Audit Committee and to management. This department is responsible for objectively reviewing and evaluating the adequacy, effectiveness, and quality of Intel’s system of internal controls related to, for example, the reliability and integrity of Intel’s financial information and the safeguarding of Intel’s assets.

Ernst & Young LLP, Intel’s independent registered public accounting firm, is responsible for performing an independent audit of Intel’s consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion on the effectiveness of Intel’s internal control over financial reporting. In accordance with law, the Audit Committee has ultimate authority and responsibility for selecting, compensating, evaluating, and, when appropriate, replacing Intel’s independent audit firm, and evaluates its independence. The Audit Committee has the authority to engage its own outside advisors, including experts in particular areas of accounting, as it determines appropriate, apart from counsel or advisors hired by management.

Audit Committee members are not professional accountants or auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent audit firm; nor can the Audit Committee certify that the independent audit firm is “independent” under applicable rules. The Audit Committee serves a Board-level oversight role in which it provides advice, counsel, and direction to management and to the auditors on the basis of the information it receives, discussions with management and the auditors, and the experience of the Audit Committee’s members in business, financial, and accounting matters.

The Audit Committee’s agenda for the year includes reviewing Intel’s financial statements, internal control over financial reporting, and audit and other matters. The Audit Committee meets each quarter with Ernst & Young, Intel’s Chief Audit Executive, and management to review Intel’s interim financial results before the publication of Intel’s quarterly earnings news releases. Management’s and the independent audit firm’s presentations to, and discussions with, the Audit Committee cover various topics and events that may have significant financial impact or are the subject of discussions between management and the independent audit firm. The Audit Committee reviews and discusses with management and the Chief Audit Executive Intel’s major financial risk exposures and the steps that management has taken to monitor and control such exposures. In accordance with law, the Audit Committee is responsible for establishing procedures for the receipt, retention, and treatment of complaints received by Intel regarding accounting, internal accounting controls, or auditing matters, including confidential, anonymous submission by Intel’s employees, received through established procedures, of any concerns regarding questionable accounting or auditing matters.

Among other matters, the Audit Committee monitors the activities and performance of Intel’s internal auditors and independent registered public accounting firm, including the audit scope, external audit fees, auditor independence matters, and the extent to which the independent audit firm can be retained to perform non-audit services.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by Ernst & Young. Pre-approval includes audit services, audit-related services, tax services, and other services. In some cases, the full Audit Committee provides pre-approval for as long as a year related to a particular category of service, or a particular defined scope of work subject to a specific budget. In other cases, the chair of the Audit Committee has the delegated authority from the Audit Committee to pre-approve additional services, and the chair then communicates such pre-approvals to the full Audit Committee. The Audit Committee is responsible for overseeing the fee negotiations associated with the retention of our independent auditor. The Audit Committee believes that the continued retention of Ernst & Young as our independent auditor is in the best interests of our stockholders.

The Audit Committee has reviewed and discussed with management its assessment of and report on the effectiveness of Intel’s internal control over financial reporting as of December 31, 2016, which it made based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework). The Audit Committee also has reviewed and discussed with Ernst & Young its review and report on Intel’s internal

38	2017 PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE

control over financial reporting. Intel published these reports in its Annual Report on Form 10-K for the year ended December 31, 2016, which Intel filed with the SEC on February 17, 2017.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2016 with management and Ernst & Young, and management represented to the Audit Committee that Intel’s audited financial statements were prepared in accordance with U.S. generally accepted accounting principles (GAAP). In addition, the Audit Committee has discussed with Ernst & Young, and Ernst & Young represented that its presentations to the Audit Committee included, the matters required to be discussed with the independent registered public accounting firm by applicable PCAOB rules regarding “Communication with Audit Committees.” This review included a discussion with management of the quality, not merely the acceptability, of Intel’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in Intel’s financial statements, including the disclosures related to critical accounting estimates. Intel’s independent audit firm has provided the Audit Committee with the written disclosures and the letter required by the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with the independent audit firm and management that firm’s independence.

In reliance on these reviews and discussions, and the reports of Ernst & Young, the Audit Committee has recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in Intel’s Annual Report on Form 10-K for the year ended December 31, 2016.

Audit Committee

Frank D. Yeary, Chairman

Reed E. Hundt

Tsu-Jae King Liu

James D. Plummer

39

PROPOSAL 3:

Advisory Vote to Approve Executive Compensation

We are asking stockholders to approve, on an advisory basis, the compensation of Intel’s listed officers disclosed in “Compensation Discussion and Analysis,” the Summary Compensation Table and the related compensation tables, notes, and narrative in this proxy statement.

Intel has provided stockholders with an advisory “say on pay” vote on executive compensation since 2009, and in 2011 federal law made this practice mandatory for U.S. public companies. In addition, at Intel’s 2011 Annual Stockholders’ Meeting, a majority of our stockholders voted in favor of holding an advisory vote to approve executive compensation every year. The Board considered these voting results and decided to adopt a policy providing for an annual advisory stockholder vote to approve our executive compensation. We are therefore holding this year’s advisory vote in accordance with that policy and pursuant to U.S. securities laws and regulations.

Intel’s compensation programs are designed to support its business goals and promote short- and long-term profitable growth of the company. Intel’s equity plans are intended to align compensation with the long-term interests of our stockholders. We urge stockholders to read the “Compensation Discussion and Analysis” section of this proxy statement, which describes in more detail how our executive compensation policies and procedures operate and are designed to achieve our compensation objectives. We also encourage you to review the Summary Compensation Table and other related compensation tables and narratives, which provide detailed information on the compensation of our listed officers. The Board and the Compensation Committee believe that the policies and procedures described and explained in the “Compensation Discussion and Analysis” are effective in achieving our goals and that the compensation of our listed officers reported in this proxy statement has supported and contributed to the company’s recent and long-term success.

Although this advisory vote to approve our executive compensation is non-binding, the Compensation Committee will carefully assess the voting results. The “Compensation Discussion and Analysis” in this proxy statement discusses our stockholder engagement efforts over the past year and reflects our commitment to consult directly with stockholders to better understand any significant views expressed in the context of matters voted upon at our stockholders’ meetings.

Unless the Board modifies its policy on the frequency of holding “say on pay” advisory votes, the next “say on pay” advisory vote will occur in 2018.

RECOMMENDATION OF THE BOARD

The Board of Directors recommends that you vote “FOR” approval of our executive compensation on an advisory basis.

40	2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

2016 LISTED OFFICERS

Brian M. Krzanich

Chief Executive Officer

Andy D. Bryant

Chairman of the Board

Robert H. Swan

Executive Vice President

and Chief Financial Officer

Stacy J. Smith

Executive Vice President

Manufacturing, Operations and Sales

Dr. Venkata S.M. (“Murthy”) Renduchintala

Executive Vice President

President, Client and Internet of Things (IoT)

Businesses and System Architecture Group

Diane M. Bryant

Executive Vice President

General Manager, Data Center Group

William M. Holt

Former Executive Vice President, General

Manager, Technology and Manufacturing Group

Gregory R. Pearson

Senior Vice President

General Manager, Sales and Marketing Group

This section of the proxy statement explains how the Compensation Committee of the Board of Directors oversees our executive compensation programs and discusses the compensation earned by Intel’s listed officers, as presented in the tables below under “Executive Compensation.”

This Compensation Discussion and Analysis is composed of four sections:

•  Executive Summary — Highlights of compensation for our executive leadership team;

•  Stockholder Engagement and “Say on Pay” — A discussion of the 2016 “say on pay” results;

•  2016 Compensation of Our Listed Officers — Details on our executive compensation programs and the individual compensation of our listed officers; and

•  Other Aspects of Our Compensation Programs — A discussion of our compensation framework, our use of peer group data, and other policies and processes related to our executive compensation programs.

Our 2016 listed officers reflect our evolving business. As we leverage our core assets to pursue new opportunities and fuel the Virtuous Cycle of Growth, we are hiring and developing new talent and new competencies. After serving as our chief financial officer since 2007, Mr. Smith in 2016 assumed responsibility for overseeing manufacturing, operations and sales. We recruited Mr. Swan and Dr. Renduchintala from other companies to provide new perspectives. After 42 years of service at Intel, Mr. Holt retired in June 2016, while Mr. Pearson continues to support Intel’s sales and marketing group but ceased to serve as an executive officer during the year.

Detailed compensation tables that quantify and further explain our listed officers’ compensation follow this Compensation Discussion and Analysis.

Executive Summary

LISTED OFFICER PAY

Intel’s executive compensation program is designed to complement our strategy to drive a Virtuous Cycle of Growth by:

•	aligning the interests of executives with those of stockholders;

•	incentivizing executives to drive business performance over both the short and long term;

•	providing total compensation necessary to attract and retain the best talent in the industry; and

•	maintaining competitive benefits to support the executive, allowing the executive to maximize attention and optimize time in order to focus efforts in pursuit of building stockholder value.

The majority of compensation for Intel’s listed officers, approximately two-thirds, is delivered in the form of stock-based compensation, designed to create long-term alignment with our stockholders. This stock compensation is primarily in the form of performance stock units that vest based on Intel’s total shareholder return as measured against peers over a three-year period, driving a focus on delivering a superior return for stockholders. Additionally, listed officers are subject to significant stock ownership requirements that further reinforce the alignment with stockholders over the long term.

41

COMPENSATION DISCUSSION AND ANALYSIS  ∎  Executive Summary

The next largest portion of a listed officer’s compensation is the annual incentive cash payout, which is based on a combination of annual company-wide financial goals and specific business unit objectives. Focusing our listed officers on annual financial and operational goals incentivizes the achievement of results that should ultimately drive stockholder value creation, and further enhances the link between pay and performance for our executives. The remaining component of our listed officers’ total direct compensation consists of a competitive base salary. In addition to the elements of total direct compensation (salary, annual incentive cash and long-term stock-based compensation), we provide a competitive benefits package that includes health care, retirement funding, financial planning, life insurance, and other programs that are designed to allow executives to maximize time and attention on activities designed to increase stockholder value.

The sum of these components enables Intel to attract and retain the very best talent. For example, we have recently experienced significant leadership changes, including hiring two of our listed officers from outside Intel within the past 18 months, retaining our former chief financial officer as he moved into a new senior executive role leading sales, manufacturing, and operations, and supporting our chairman as he transitioned to a role focused primarily on supporting and guiding the Board as Chairman and reducing his day-to-day involvement with management and business operational matters. These leadership changes, especially those for our newly hired listed officers, have resulted in certain event-driven compensation arrangements that are not typically elements of our executive compensation program at Intel, but which are common practices in the competitive technology sector used to attract outside senior leaders. We expect that these leadership changes, together with other business initiatives, will bring new perspectives from both external and internal viewpoints, that will help accelerate our transformation from a PC company to a cloud and smart, connected device company.

BUSINESS PERFORMANCE AND PAY

We are building on our strong position in client computing and are investing for growth in the data center, Internet of Things market segments, and disruptive differentiated memory technology. In order to accelerate our transformation from a PC-centric company to powering the cloud and the connected world, in second quarter 2016, we announced the 2016 Restructuring Program, which is on track to reduce our headcount, generate savings and increase the proximity among our employees, including our executives. We are reallocating these savings to our growth segments and are continuing to invest in areas that extend our leadership in Moore’s Law and expand market opportunities such as memory and autonomous driving. Our steady financial performance demonstrates a strategy that is working and providing a solid foundation for growth.

	2016	2015	Change
Revenue	$59.4 billion	$55.4 billion	7%
Gross Margin	60.9%	62.6%	(1.7)%
Operating Income	$12.9 billion	$14.0 billion	(8)%
Net Income	$10.3 billion	$11.4 billion	(10)%
Earnings Per Share	$2.12	$2.33	(9)%

We ended 2016 in a strong position — the fourth quarter of 2016 had record revenue growth of $16.4 billion, up 10% on a year-to-year basis. We continue to see our business evolve as we execute on our strategy to leverage the Virtuous Cycle of Growth.

Our business results for 2016 included the following:

•

Record revenue of $59.4 billion in 2016, up $4.0 billion, or up 7% from 2015. The increase was driven by the inclusion of the Programmable Solutions Group and growth in the Data Center Group, Client Computing Group, and Internet of Things Group. Net income for 2016 was $10.3 billion.

•	Gross margin dollars were $36.2 billion, up $1.5 billion from 2015. Gross margin of 60.9% was down 1.7% from 2015.

•

Research and development (R&D) and marketing, general and administrative (MG&A) spending totaled $21.1 billion, up 5% from a year ago. R&D and MG&A were 35.6% of revenue, down approximately one point from 2015.

•	Earnings per share of $2.12 were down 21 cents, or down 9% from a year ago.

•	Record cash flow from operations in 2016 was approximately $21.8 billion.

•	Returned cash to stockholders by paying $4.9 billion in dividends and repurchasing $2.6 billion in stock.

42	2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS  ∎  Stockholder Engagement and the 2016 “Say on Pay” Vote

The annual incentive cash plan, based on the financial and operational performance for 2016, resulted in a corporate average payout of 101% of annual incentive cash target, as compared with the 2015 payout of 94% of target.

Stockholder Engagement and the 2016 “Say on Pay” Vote

In 2016, the percentage of votes cast “For” our advisory “say on pay” resolution to approve our executive compensation was approximately 96%, similar to our 2015 vote. We have a program of stockholder outreach beginning the first quarter of each year, including 2016; this outreach occurs prior to the distribution of our annual proxy statement materials and is focused on executive compensation, stockholder proxy statement proposals, and corporate governance topics. Based on our discussions with stockholders in 2016, we believe that stockholders’ “say on pay” support in 2016 was primarily the result of our increased efforts to hold executive officers accountable for business results and reward them for consistently strong corporate performance and creation of value for our stockholders. The Board believes that our 2016 “say on pay” results and the positive input received through our engagement efforts are an affirmation of the structural soundness of our executive compensation programs. During the last several months of 2016, and prior to the date of this proxy statement in 2017, we pursued multiple avenues for stockholder engagement, including in-person and teleconference meetings with our stockholders. No significant changes have been made to the structure of our executive compensation programs in light of our 2016 “say on pay” results—our annual and long-term incentive programs remain substantially the same for 2017.

43

COMPENSATION DISCUSSION AND ANALYSIS  ∎  2016 Compensation of Our Listed Officers

2016 Compensation of Our Listed Officers

PERFORMANCE AND INCENTIVE PAY FOR 2016

The principal elements of our pay-for-performance philosophy include a competitive pay positioning strategy, a heavy emphasis on incentive-driven pay, and goals that are appropriately aligned with our business strategy (in terms of both selection and attainability), as evidenced by the following program components.

•

In the technology sector the competition for executive talent is significant. The Compensation Committee believes that a competitive total compensation target is critical to attract, retain, and reward the executive talent crucial to driving value for the stockholders. To that end, total compensation is designed to be competitive with a peer group of companies all vying for the top technical talent in the world. Adjustments to each individual’s pay position take into account our desire to compensate our executive officers based upon performance, while fairly balancing internal and external pay equity considerations among executive roles.

•

Total direct compensation opportunities are designed so that the majority of pay is variable or “at risk,” with value derived from company business performance and stock price performance over the long term.

•

To further align our executive officers’ interests with those of our stockholders, the committee has structured compensation so that the proportion of variable cash and equity-based pay increases with higher levels of responsibility.

•

By using financial measures such as net income growth and relative total stockholder return (TSR), our incentive plans provide a clear and quantifiable link to the creation of long-term stockholder value.

•

To further link the long-term interests of management and stockholders, Intel has established stock ownership guidelines that specify an amount of shares that executive officers must accumulate and hold.

CEO COMPENSATION MIX:

Our executive compensation programs are periodically refined so that they support Intel’s business goals and promote both near- and long-term profitable growth of the company. As illustrated below, approximately 92% of targeted total direct compensation for Mr. Krzanich in 2016 was “at risk,” consisting of approximately 70% equity and 22% incentive cash. Only 8% of his compensation, in the form of base salary, was fixed, ensuring a strong link between his targeted total direct compensation and business results.

[1]	Does not include “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” or “All Other Compensation” as reported in the Summary Compensation Table on page 59.

44	2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS  ∎  2016 Compensation of Our Listed Officers

LISTED OFFICERS’ TOTAL DIRECT COMPENSATION MIX:

The majority of executive compensation for our listed officers is delivered through programs that link pay realized by executive officers with financial and operational results, and with TSR. Variable cash compensation payouts under our annual incentive cash plan were based on measures of absolute and relative financial performance, company performance relative to operational goals, and individual performance.

The two sets of bar charts below show the components of total direct compensation for each listed officer, as a percentage of the total. For most of our listed officers (the first chart), this is comprised of: base salary; annual cash incentives; restricted stock units (RSUs) and outperformance-based restricted stock units (OSUs) granted in the year. For our two newly hired listed officers (the second chart), these same elements are illustrated along with sign-on cash awards and new-hire RSUs, which are elements beyond our standard annual compensation programs and which offset in part the value foregone by each officer in separating from his prior employer to join Intel.

45

COMPENSATION DISCUSSION AND ANALYSIS  ∎  2016 Compensation of Our Listed Officers

OTHER ELEMENTS OF PAY FOR 2016

Our listed officers’ compensation for 2016 reflects a number of event-driven compensation arrangements. For both Mr. Swan and Dr. Renduchintala, significant portions of their 2016 compensation were provided to offset the value of compensation forfeited or forgone when they separated from their prior employers and to reflect the competitive market for executives in the technology sector: they each were granted new-hire RSUs in 2016 that were designed to offset in part the value of stock awards they forfeited by separating from their prior employers to join Intel; and they both received sign-on cash awards from Intel that took into account previously granted cash awards that were likewise forfeited or foregone in connection with their resignations. A portion of Mr. Holt’s 2016 compensation relates to broad-based retirement payments and benefits he received under our 2016 Restructuring Program in connection with his retirement. Finally, in January 2016, Ms. Bryant received the last installment payout of a cash-based retention award granted her in 2013, prior to when she became an executive officer.

2016 INCENTIVE COMPENSATION PAYOUTS

INCENTIVE CASH COMPENSATION

The corporate average payout percentage under the annual incentive cash plan for 2016 was 101% of the annual incentive cash target, compared with 94% in 2015. Intel’s net income results were down slightly from the previous year, which were offset by stronger performance under the operational scores. Despite the higher corporate average payout percentage, average annual incentive cash payouts for our listed officers in 2016 were down due to lower average target amounts for our listed officers under our annual incentive cash plan in 2016, as compared with 2015. The link between our financial performance and the listed officers’ annual incentive cash plan is illustrated in the following graph, which shows how the average annual incentive cash payments have varied based on Intel’s net income results.

[1]

Average annual incentive reflects annualized amounts for listed officers who were not employed for the full year (Messrs. Swan and Holt) and while the chart above shows our GAAP net income for each year, annual incentive in 2010 was based on non-GAAP net income that excluded certain charges recorded in the fourth quarter of 2010, primarily due to a design issue with the Intel® 6 Series Express Chipset family and the related tax impacts of those charges.

46	2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS  ∎  2016 Compensation of Our Listed Officers

INCENTIVE EQUITY COMPENSATION

For the January 2013 through January 2016 performance period, OSUs vested at 92.8%, reflecting that Intel’s TSR was 2.9 percentage points below the peer group median TSR over the performance period. Total payout, including dividend equivalents accrued on earned shares as a result of our strong record in returning value to stockholders through our dividend policy, was 102.2% of target. These payouts are reported in the Stock Option Exercises and Stock Vested in Fiscal Year 2016 table on page 65.

ALIGNMENT OF PRINCIPAL ELEMENTS OF PAY-FOR-PERFORMANCE

In 2016, the Compensation Committee requested that Farient assess the relationship between our CEO’s compensation and long-term performance for our stockholders. In addition to conducting a number of pay-for-performance tests typically relied upon by proxy advisors, Farient used its pay-for-performance alignment model to test the alignment of our CEO’s average annualized performance-adjusted compensation (which includes salary, actual annual incentive cash payments, and the performance-adjusted value of long-term incentives) and performance, as indicated by TSR, over time. In doing so, Farient compared our CEO’s average annualized performance-adjusted compensation over successive three-year rolling periods to our compound annual TSR for the same three-year rolling periods and tested the results against the companies in our peer group (excluding Alphabet, Amazon, Apple, Facebook and Oracle, which Farient determined are affected by founder CEO pay practices or are skewed by mega-grant equity awards to the CEO in a particular year resulting in an outlier situation).

As indicated by the chart below, Farient determined that there is a strong relationship between our CEO’s average annualized performance-adjusted compensation and our company’s TSR. Specifically, when our TSR is higher, our CEO performance-adjusted compensation is higher, and conversely, when our TSR is lower, our CEO performance-adjusted compensation is lower. In addition, Farient’s analysis indicated that our CEO’s average annual performance-adjusted compensation, considering our company’s size and the performance we delivered, has been and continues to be reasonable. Farient considers performance-adjusted compensation to be reasonable for companies that generally pay CEOs, on a performance-adjusted basis, below the upper boundary of a competitive pay range that Farient deems to be acceptable for the performance achieved based on a company’s size and performance. Based on the alignment model, Farient concluded that our company shows a strong relationship between pay and performance compared to our peers.

47

COMPENSATION DISCUSSION AND ANALYSIS  ∎  2016 Compensation of Our Listed Officers

INTEL’S COMPENSATION BEST PRACTICES

Intel has long employed a number of practices that reflect the company’s compensation philosophy:

WHAT WE DO	WHAT WE DON’T DO

• Performance-based compensation that uses a variety of performance measures and performance periods	• No change in control arrangements

• Robust stock ownership guidelines for all executive officers	• No tax gross-ups (except for business expenses such as relocation costs)

• Claw-back policy that applies to our annual incentive cash plan and equity incentive plan	• No special retirement benefits exclusively for executive officers

• Annual stockholder say-on-pay vote and biennial vote on equity compensation plan	• No hedging of our stock for executives and directors

• Independent Compensation Committee and independent compensation consultant	• No liberal share recycling under the equity incentive plan

• Annual compensation review and risk assessment	• No employment agreements (outside of the new hire context)

• Limit on maximum incentive payouts	• No repricing or exchange of underwater options without stockholder approval

2016 CASH COMPENSATION

In January of each year, the Compensation Committee conducts a robust review of external market data, individual and company performance and management recommendations and makes adjustments to compensation accordingly. In connection with that review, the committee made the following cash compensation changes for 2016, for each listed officer, a summary of which is shown in the tables below.

Mr. Krzanich. The committee increased Mr. Krzanich’s base salary by 14% to $1,250,000 and made no change to his annual incentive cash target of $3,500,000. These determinations bring Mr. Krzanich fully in line with the market median for the CEO position and represent the culmination of a three-year plan designed to bring Mr. Krzanich’s compensation to market median over time as he became more seasoned in his role as CEO (when Mr. Krzanich first assumed the role, his pay was set at the 25th percentile of the competitive market). Mr. Krzanich’s actual annual incentive cash payment for 2016 was $3,546,700, up 7% from the previous year, as a result of stronger corporate business performance.

Mr. Bryant. To reflect the transition in Mr. Bryant’s role towards focusing primarily on supporting and guiding the Board as Chairman and reducing his day-to-day involvement with management and business operational matters, the committee reduced Mr. Bryant’s base salary by 37% to $500,000 and reduced his annual incentive cash target by 35% to $943,000. Mr. Bryant’s actual annual incentive cash payout for 2016 was $1,170,500, down 15% from the previous year, despite stronger corporate business performance, as a result of Mr. Bryant’s reduced annual incentive target commensurate with the reduction of his employment-related activities.

Mr. Swan. Mr. Swan was hired in October 2016, and the committee determined his cash compensation for 2016 as part of his recruitment and hiring process, which consists of a base salary of $850,000 and an annual incentive cash target of $1,122,000. Mr. Swan’s actual annual incentive cash payment for 2016 was $284,200 based on strong corporate business performance, but pro-rated to reflect his being in the role for a partial year in 2016. Mr. Swan also received a cash payout of $2,750,000 in 2016, the first of three installments of his sign-on award, made to him in part to offset compensation forgone when he separated from his prior employer to join Intel. The two remaining installments will be paid in 2017 and 2018, on the first and second anniversaries of his hire date at Intel.

48	2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS  ∎  2016 Compensation of Our Listed Officers

Mr. Smith. The committee increased Mr. Smith’s base salary by 3% to $800,000 and made no change to his annual incentive cash target of $1,800,000. The increase to Mr. Smith’s base salary was commensurate with the move in the market in 2016 for his role as the then CFO of Intel. Mr. Smith’s actual annual incentive cash payment for 2016 was $1,824,000, up 7% from the previous year, as a result of stronger corporate business performance.

Dr. Renduchintala. Dr. Renduchintala was hired in November 2015, and the committee established his cash compensation for 2016 as part of his recruitment and hiring process, which consists of a base salary of $900,000 and an annual incentive cash target of $2,100,000. Dr. Renduchintala’s actual annual incentive cash payment for 2016 was $2,128,000, as a result of strong corporate business performance. Dr. Renduchintala also received a cash payout of $2,700,000 in 2016, the second of three installments of his sign-on award, made to him in part to offset the cash compensation forgone when he separated from his prior employer to join Intel. The remaining installment will be paid in 2017, on the second anniversary of his hire date with Intel.

Ms. Bryant. During 2016, Ms. Bryant was promoted from Senior Vice President to Executive Vice President, and she was appointed as an executive officer. At the time of her promotion, Ms. Bryant’s base salary was adjusted to $650,000 and her annual incentive cash target was adjusted to $1,050,000. Ms. Bryant’s actual annual incentive cash payment for 2016 was $882,100, which reflects a proration of her award based on different incentive target levels of a Senior Vice President and an Executive Vice President. Finally, Ms. Bryant received $400,000 under a cash-based retention award granted to her in 2013, prior to when she became an executive officer.

Mr. Holt. The committee increased Mr. Holt’s base salary by 4% to $675,000 and increased his annual incentive cash target by 1% to $1,095,000. The increases to Mr. Holt’s base salary and annual incentive cash target were commensurate with the move in the market in 2016 for his role. Mr. Holt’s actual annual incentive cash payout for 2016 was $574,900, which reflects the strong Technical Manufacturing Group business unit performance and proration for a partial year of service due to his retirement in accordance with the generally applicable terms of our annual incentive cash plan. Finally, Mr. Holt received a $1,120,000 retirement payment under the same program and formula available as all employees who elected to retire under our 2016 Restructuring Program.

Mr. Pearson. The committee adjusted Mr. Pearson’s base salary to $545,000 and his annual incentive cash target to $690,000. Mr. Pearson’s actual annual incentive cash payment for 2016 was $664,700, as a result of Sales and Marketing Group business unit performance below target.

BASE SALARY

The table below shows the ending annualized base salary for our listed officers for 2016, as compared with 2015, with the exceptions of Mr. Swan, Dr. Renduchintala, Ms. Bryant, and Mr. Pearson, who were not listed officers in 2015.

Name	2016 Base Salary ($)	2015 Base Salary ($)	% Change 2016 vs. 2015
Brian M. Krzanich	1,250,000	1,100,000	14%
Andy D. Bryant	500,000	790,000	(37)%
Robert H. Swan	850,000	n/a	n/a
Stacy J. Smith	800,000	775,000	3%
Venkata (Murthy) Renduchintala	900,000	n/a	n/a
Diane M. Bryant	650,000	n/a	n/a
William M. Holt	675,000	650,000	4%
Gregory R. Pearson	545,000	n/a	n/a

49

COMPENSATION DISCUSSION AND ANALYSIS  ∎  2016 Compensation of Our Listed Officers

ANNUAL INCENTIVE CASH PLAN TARGETS AND PAYMENTS

The table below shows the ending target annual incentive for our listed officers under our annual incentive cash plan in 2016, as compared with 2015, with the exceptions of Mr. Swan, Dr. Renduchintala, Ms. Bryant, and Mr. Pearson, who were not listed officers in 2015.

Name	2016 Annual Incentive Cash Target Amount ($)	2015 Annual Incentive Cash Target Amount ($)	% Change 2016 vs. 2015
Brian M. Krzanich	3,500,000	3,500,000	—
Andy D. Bryant	943,000	1,452,000	(35)%
Robert H. Swan	1,122,000	n/a	n/a
Stacy J. Smith	1,800,000	1,800,000	—
Venkata (Murthy) Renduchintala	2,100,000	n/a	n/a
Diane M. Bryant	1,050,000	n/a	n/a
William M. Holt	1,095,000	1,081,500	1%
Gregory R. Pearson	690,000	n/a	n/a

The annual incentive cash payout percentage that can be earned is based on a weighted average of three corporate performance components: an absolute financial component (25% weighting), a relative financial component (25% weighting), and an operational performance component (50% weighting). The Compensation Committee assigned a 50% weighting to operational performance because it views operational excellence and technological leadership as ultimately driving superior financial performance. Operational performance for business unit leaders is based on business-unit-specific goals in order to drive a sharper focus on key strategic initiatives, increase visibility into those initiatives, and enhance accountability. Generally, for corporate level officers, operational performance is based on the average of 10 business units’ scores that may be adjusted by our CEO at his discretion, as permitted under the annual incentive cash plan. Officers who lead a business unit receive the operational score for their business unit. In 2016, none of the listed officers benefited from any discretionary adjustments by our CEO. All operational performance goals are subject to adjustment based on corporate-level goals that for 2016 related to hiring and retaining of ‘diverse’ (women and under-represented minorities) talent, as well as the reduction of cycle time and number of iterations between product design and production. Following the end of fiscal year 2016, the Compensation Committee reviewed and certified the annual incentive cash plan performance results and determined the final cash payouts. Payouts may be adjusted upward or downward based on individual performance, but the committee did not make any such adjustments for the listed officers for 2016.

For 2016, the plan’s formula yielded an annual incentive cash payout of 101% of target, calculated as shown below, reflecting stronger performance under the operational scores for all listed officers, other than Ms. Bryant, Mr. Holt, and Mr. Pearson, based on the corporate average performance on the operational components. Achievement scores for the operational goals are derived from a process for tracking and evaluating performance; while some goals are quantitative, some goals have non-quantitative measures that require a degree of subjective evaluation. Over the past five years, corporate average operational goals have scored between 90% and 122%, with an average result of 103%, and for 2016 the corporate average operational goal achievement was higher than the overall payout percentage, reflecting strong accomplishments in the Client Computing Group, Intel Security Group, and Programmable

50	2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS  ∎  2016 Compensation of Our Listed Officers

Solutions Group. Ms. Bryant’s award is based on the performance goals established for the Data Center Group, which she leads; her annual incentive cash payout was 97% of target, based on the Data Center Group’s performance. Likewise, Mr. Pearson’s award is based on the performance goals established for the Sales and Marketing Group. Mr. Pearson’s annual incentive cash payout was 96% of target, based on the Sales and Marketing Group’s performance. Mr. Holt’s award is based on the operational performance goals established for the Technology and Manufacturing Group, which he led until his retirement; his annual incentive cash payout was 105% of target, and prorated to reflect his retirement, per the generally applicable terms of our annual incentive cash plan.

For more information on how the three performance components are measured and on the plan’s formula, see the discussion in “Executive Compensation; Grants of Plan-Based Awards in Fiscal Year 2016; 2016 Operational Goals; Annual Incentive Cash” on page 63 of this proxy statement.

The table below illustrates the calculation of the annual incentive cash payout for 2016 and describes the factors affecting 2016 payouts.

Annual Incentive Cash Calculation (in millions)

Absolute Financial Performance	25%	2016 Intel net income $10,316 ÷ 2015 Intel net income $11,420 = Intel’s net income declined to $10,316 in 2016, compared with $11,420 in 2015.	90%
Relative Financial Performance	25%	2016 Intel net income growth 90% ÷ 2016 peer group net income growth 103% = Intel’s net income declined 10% year-over-year, compared with 3% net income growth for the technology peer group, yielding a score of 88% for 2016, compared to 95.8% for 2015.	88%
Operational Financial Performance	50%	Operational performance corporate average = For 2016, business-unit specific goals were linked to performance in several key areas, including financial performance, product development, and launch roadmaps. Individual business unit results ranged from 77% to 133% in 2016. The corporate average operational performance was 113%, compared with 92% achievement in 2015. Achievement of corporate-level goals added 13% to all operational scores.	113%

PAYOUT (as a percentage of target) (90% x 25%) + (88% x 25%) + (113% x 50%) =	101%

The following table details the annual incentive cash payments for each listed officer for 2015 and 2016 (except Mr. Swan, Dr. Renduchintala, Ms. Bryant, and Mr. Pearson, who were not listed officers in 2015) reflecting the year-over-year changes resulting from the higher annual incentive cash payout for 2016 and the changes in the annual incentive cash target amounts discussed above. The reduction in Mr. Bryant’s annual incentive cash payment reflects the change in his duties towards a more Board-focused orientation. The reduction in Mr. Holt’s annual incentive cash payment is reflective of proration due to his retirement, per the standard terms of our annual incentive cash plan.

Name	2016 Annual Incentive Cash Payment ($)	2015 Annual Incentive Cash Payment ($)	% Change 2016 vs. 2015
Brian M. Krzanich	3,546,700	3,301,700	7%
Andy D. Bryant	1,170,500	1,369,700	(15)%
Robert H. Swan[1,2]	284,200	n/a	n/a
Stacy J. Smith	1,824,000	1,698,000	7%
Venkata (Murthy) Renduchintala[1]	2,128,000	n/a	n/a
Diane M. Bryant[1]	882,100	n/a	n/a
William M. Holt[2]	574,900	1,013,000	(43)%
Gregory R. Pearson[1]	664,700	n/a	n/a

[1]	Mr. Swan, Dr. Renduchintala, Ms. Bryant, and Mr. Pearson were not listed officers in 2015.
[2]

Mr. Swan was hired in October 2016 and Mr. Holt retired in June 2016. The 2016 Annual Incentive Cash Payments for Mr. Swan and Mr. Holt represent their pro-rated Annual Incentive Cash Payment based on employment start date and retirement date, respectively.

51

COMPENSATION DISCUSSION AND ANALYSIS  ∎  2016 Compensation of Our Listed Officers

QUARTERLY INCENTIVE CASH PAYMENTS

The listed officers also participate in our company-wide quarterly incentive cash payments, which deliver cash compensation to employees based on Intel’s profitability. In 2016, quarterly incentive cash payments represented approximately 1% of the listed officers’ total direct compensation. Payouts are communicated as extra days of cash compensation, with executives typically receiving the same number of days of pay as the company’s employees. However, with respect to the second and third quarters of 2016, executive officers, including the listed officers, received smaller quarterly incentive cash payments relative to other company employees. The payouts of the executive officers were based on profitability results inclusive of restructuring charges related to our 2016 Restructuring Program, whereas those of other company employees excluded these charges. We pay up to an additional two days of compensation for each performance year if Intel achieves its customer satisfaction goals. Payments earned in 2016 represented 17.8 days of compensation per employee generally, and 15.5 days of compensation for each of our listed officers (down from 16.5 days in 2015). The payouts included two days of compensation for 2016 and one day of compensation for 2015 resulting from Intel’s achievement of its customer satisfaction goals.

2016 ANNUAL EQUITY AWARDS

In January of each year, the Compensation Committee conducts a robust review of external market data, individual and company performance, expected future contributions, and management recommendations and makes annual equity grants accordingly. In 2016, the committee made the following equity grants for each listed officer, a summary of which is shown in the table below.

Mr. Krzanich. Mr. Krzanich was granted equity awards in the amount of $12,000,000, a 20% increase over the previous year. The award is in line with completing the movement of Mr. Krzanich’s total compensation to the median of the market and is split such that 60% of the grant value is in OSUs and 40% is in RSUs.

Mr. Bryant. Mr. Bryant was granted equity awards in the amount of $2,175,000, a 54% decrease from the previous year. The award reflects the change in his role as Chairman of the Board towards a more Board-focused orientation, and the award is split such that 50% of the grant value is in the form of OSUs and 50% is in RSUs, the same allocation as the independent members of the Board of Directors receive annually as part of their compensation.

Mr. Swan. Mr. Swan was not granted an annual equity award for 2016, but in connection with his hiring in October 2016, he was granted RSUs in the amount of $9,500,000, made in part to offset the value of equity awards forfeited when he separated from his prior employer.

Mr. Smith. Mr. Smith was granted equity awards in the amount of $4,725,000, a 5% increase over the previous year. The increase in award value of the previous year is in line with the market movement for Executive Vice Presidents, and is split such that 60% of the grant value is in OSUs and 40% is in RSUs.

Dr. Renduchintala. Dr. Renduchintala was granted equity awards in the amount of $6,000,000, which the committee established at the time of negotiating his offer to join Intel in late 2015. This award is split such that 60% of the grant value is in OSUs and 40% is in RSUs. In addition to his annual equity award grant, Dr. Renduchintala was granted an RSU award with a grant value of $8,100,000, made in part to offset the value of equity awards forfeited when he separated from his prior employer; this grant was made in January 2016—the first available opportunity to make an equity grant following his hire date.

Ms. Bryant. Ms. Bryant was granted equity awards in the amount of $3,975,000, split such that 60% of the grant value is in OSUs and 40% is in RSUs. In addition to her annual equity award grant, the committee approved a grant of RSUs to Ms. Bryant in recognition of her promotion to Executive Vice President in May 2016, with a grant value of $500,000.

Mr. Holt. Mr. Holt was granted equity awards in the amount of $3,950,000, a 5% increase over the previous year. The increase in award value is in line with the market movement for Executive Vice Presidents, and is split such that 60% of the grant value is in OSUs and 40% is in RSUs.

Mr. Pearson. Mr. Pearson was granted equity awards in the amount of $3,300,000, and split such that 60% of the grant value is in OSUs and 40% is in RSUs.

52	2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS  ∎  2016 Compensation of Our Listed Officers

The table below shows the annual equity award values approved by the committee for our listed officers in 2016, as compared with annual equity award values approved in 2015. In 2016, annual awards to the listed officers were composed of approximately 60% OSUs and 40% RSUs by approved value excluding the new-hire grants. Amounts reported in the Summary Compensation Table and the Grants of Plan-Based Awards in Fiscal Year 2016 table on pages 59 and 62 differ marginally from the approved values due primarily to changes in our stock price between the date the committee approved awards and the date they were actually granted. In addition, the fair value of an RSU for accounting purposes is discounted for the present value of dividends that are not paid on RSUs prior to vesting.

Name	2016 Approved Value of Annual Equity Awards ($)	2015 Approved Value of Annual Equity Awards ($)	% Change 2016 vs. 2015
Brian M. Krzanich	12,000,000	10,000,000	20%
Andy D. Bryant	2,175,000	4,680,000	(54)%
Robert H. Swan[1]	9,500,000	n/a	n/a
Stacy J. Smith	4,725,000	4,500,000	5%
Venkata (Murthy) Renduchintala[1]	14,100,000	n/a	n/a
Diane M. Bryant[1]	4,475,000	n/a	n/a
William M. Holt	3,950,000	3,750,000	5%
Gregory R. Pearson[1]	3,300,000	n/a	n/a

[1]	Mr. Swan, Dr. Renduchintala, Ms. Bryant, and Mr. Pearson were not listed officers in 2015.

OSU AWARDS

For 2016, approximately 60% of the total value of the listed officers’ annual equity awards, excluding the new-hire grants and the Chairman’s grants, was made in the form of OSUs. OSUs are variable performance-based RSUs under which the number of shares of Intel common stock received following vesting is based on Intel’s TSR performance measured against the median TSR of a technology peer group of companies over a three-year performance period. TSR is a measure of stock price appreciation plus any dividends payable during the performance period for the OSUs. The committee elected to use OSUs as the primary equity vehicle for listed officers because the OSUs are performance-based and present significant upside potential for superior relative stock price performance, which accounts for industry cyclicality, but also offers the potential for some value to the recipient even if the stock price declines over the three-year performance period; this limits the excessive risk-taking that may be encouraged by highly leveraged performance awards.

Performance is measured over the 36 months following the grant date and OSUs convert into shares in the 37th month (usually, in February). Additionally, there is a minimum threshold performance that must be met before any shares will be issued: If Intel’s TSR is more than 25 percentage points below the median TSR of the technology peer group, the threshold is not met, and no shares will be issued. For more information on how OSUs are earned, see the narrative following the Grants of Plan-Based Awards in Fiscal Year 2016 table in “Executive Compensation.”

RSU AWARDS

For 2016, approximately 40% of the total value of the listed officers’ annual grant of equity awards, excluding the new-hire grants and the Chairman’s grants, was made in the form of RSUs. RSUs are intended to retain executive officers and reward them for absolute long-term stock price appreciation while providing some value to the recipient even if the stock price declines. RSUs also serve to balance the riskier nature of OSUs and provide a significant incentive to stay with the company. As with RSUs granted in 2015, awards granted to the listed officers in 2016 will vest in substantially equal quarterly increments over three years from the grant date. Quarterly vesting of RSUs helps offset the 37-month cliff vesting of the OSUs.

53

COMPENSATION DISCUSSION AND ANALYSIS  ∎  Other Aspects of Our Executive Compensation Programs

Other Aspects of Our Executive Compensation Programs

INTEL’S COMPENSATION FRAMEWORK

The Compensation Committee determines the compensation for our executive officers. It also considers, adopts, reviews, and revises executive officer compensation plans, programs, and guidelines, and reviews and determines all components of each executive officer’s compensation. As discussed above under “Corporate Governance; Compensation Committee,” Farient served as the committee’s independent advisor for 2016. During 2016, Farient’s work with the committee included advice and recommendations on:

•	total compensation philosophy;

•	program design, including program goals, components, and metrics;

•	compensation trends in the technology sector and in the general marketplace for senior executives;

•	regulatory trends;

•	compensation of the CEO and the other executive officers; and

•	stockholder engagement efforts.

The committee also consults with management and Intel’s Compensation and Benefits Group regarding executive and non-executive employee compensation plans and programs, including administration of our equity incentive plans.

Executive officers do not propose or seek approval for their own compensation. The CEO makes a recommendation to the committee on the base salary, annual incentive cash targets, and equity awards for each executive officer other than himself and the Chairman of the Board, based on his assessment of each executive officer’s performance during the year and the CEO’s review of compensation data gathered from compensation surveys. The CEO documents each executive officer’s performance during the year, detailing accomplishments, areas of strength, and areas for development. He then bases his evaluation on his knowledge of the executive officer’s performance, a self-assessment completed by the executive officer, and input from employees who report directly to the executive officer. Intel’s Senior Vice President of Human Resources and the Compensation and Benefits Group assist the CEO in developing the executive officers’ performance reviews and reviewing market compensation data to determine the compensation recommendations.

Annual performance reviews of the CEO and of the Chairman are developed by the independent directors acting as a committee of the whole Board. For the CEO’s review, formal input is received from the independent directors, the Chairman, and senior management. The CEO also submits a self-assessment focused on pre-established objectives agreed upon with the Board. The independent directors meet as a group in executive sessions to prepare the review, which is completed and presented to the CEO. The Compensation Committee uses this evaluation to determine the CEO’s base salary, annual incentive cash target, and equity awards.

Performance reviews for the CEO and other executive officers consider these and other relevant topics that may vary depending on the role of the individual officer:

•	Strategic Capability. How well does the executive officer identify and develop relevant business strategies and plans?

•	Execution. How well does the executive officer execute strategies and plans?

•	Leadership Capability. How well does the executive officer lead and develop the organization and people?

EXTERNAL COMPETITIVE CONSIDERATIONS FOR 2016

To assist the Compensation Committee in its review of executive compensation for 2016, Farient, in conjunction with Intel’s Compensation and Benefits Group, provided compensation data compiled from executive compensation surveys, as well as data gathered from annual reports and proxy statements from companies that the committee selected as a peer group for executive compensation analysis purposes. These historical compensation data were adjusted to arrive at current-year estimates for the peer group. The committee used these data to compare the compensation of our listed officers to that of the peer group.

The peer group for 2016 included the 15-company technology peer group and 10 S&P 100* companies outside the technology industry. When the peer group was created in 2007, the committee chose companies from the S&P 100 that resembled Intel in various respects, such as those that made significant investments in research and development and/or had substantial manufacturing and global operations. The committee also selected companies with three-year averages for revenue that approximated Intel’s. The peer group includes companies with which Intel competes for employees and the companies that Intel uses for measuring relative financial performance for annual incentive cash payments.

54	2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS  ∎  Other Aspects of Our Executive Compensation Programs

For 2016, we have made changes to the technology peer group. We retained both companies resulting from the HP spin-off (i.e., both HP Inc. and HP Enterprise) and we added Facebook, Inc. and Micron Technology, Inc. We removed eBay Inc. (because the spin-off of PayPal left the remaining company too small to be appropriately comparable to Intel’s size), Western Digital (because it was determined that Micron is more appropriately comparable to Intel’s business model), and EMC (because it was acquired by Dell Inc.).

The table below shows information for our 2016 technology peer group and peers selected from the S&P 100:

Company	Reported Fiscal Year	Revenue ($ in billions)	Net Income (Loss) ($ in billions)	Market Capitalization on March 3, 2017 ($ in billions)
Intel 2016	12/31/2016	59.4	10.3	169.74
Intel 2016 Percentile		60%	64%	45%
Technology Peer Group
Alphabet Inc.	12/31/2016	90.3	19.5	580.13
Amazon.com	12/31/2016	136.0	2.4	405.54
Apple Inc.	9/24/2016	215.6	45.7	733.36
Applied Materials, Inc.	10/30/2016	10.8	1.7	39.81
Cisco Systems, Inc.	7/30/2016	49.2	10.7	171.72
Facebook	12/31/2016	27.6	10.2	396.42
Hewlett Packard Enterprise Company[1]	10/31/2016	50.1	3.2	38.33
HP Inc.[1]	10/31/2016	48.2	2.5	29.38
International Business Machines Corporation	12/31/2016	79.9	11.9	169.83
Micron Technology Inc.	8/31/2016	12.4	(0.3)	28.19
Microsoft Corporation	6/30/2016	85.3	16.7	496.49
Oracle Corporation	5/31/2016	37.0	8.9	175.13
Qualcomm Incorporated	9/25/2016	23.5	5.7	83.36
Texas Instruments Incorporated	12/31/2016	13.4	3.6	77.83
TSMC Limited[2]	12/31/2016	29.4	10.4	155.06
S&P 100 Peer Group
AT&T Inc.	12/31/2016	163.8	13.0	258.01
The Dow Chemical Company	12/31/2016	48.1	4.3	76.75
General Electric Company	12/31/2016	123.7	8.8	262.79
Johnson & Johnson	1/1/2017	71.9	16.5	335.89
Merck & Co., Inc.	12/31/2016	39.8	3.9	182.80
Pfizer Inc.	12/31/2016	52.8	7.2	205.46
Schlumberger Limited	12/31/2016	27.8	(1.7)	112.51
United Parcel Service, Inc.	12/31/2016	60.9	3.4	92.16
United Technologies Corporation	12/31/2016	57.2	5.0	90.53
Verizon Communications Inc.	12/31/2016	126.0	13.1	204.20

[1]	HP Enterprise and HP Inc. were excluded from the 2016 annual incentive cash calculation for measuring relative financial performance due to the lack of historical comparability.
[2]	Data set forth for TSMC Limited is based on unaudited financial information.

POST-EMPLOYMENT COMPENSATION ARRANGEMENTS

Intel does not provide change in control benefits to executive officers, and generally provides limited post-employment compensation arrangements to executive officers. In order to attract and retain the best talent in the technology sector, we have provided for time-limited, post-employment separation benefits to two newly hired listed officers in their offer letters, as described more fully below under “Other Agreements.”

Likewise, Mr. Holt was eligible to participate in the retirement component of our 2016 Restructuring Program, and received the broad-based retirement benefits made available to other retirement-eligible employees in connection with his retirement. Mr. Holt’s 2016 Restructuring Program retirement benefits included a retirement payment equal to one year of base pay and annual incentive cash target, up to two years of health care assistance (including six months of premium support contributions under our retiree medical plan) and one year of financial planning assistance; in order to receive these retirement benefits under our 2016 Restructuring Program, Mr. Holt executed a release of claims in favor of Intel.

55

COMPENSATION DISCUSSION AND ANALYSIS  ∎  Other Aspects of Our Executive Compensation Programs

The limited post-employment compensation arrangements made generally available to our executives, including the listed officers, consist of:

•	a 401(k) savings plan;

•	a discretionary company-funded retirement contribution plan, and a company-funded pension plan, each of which is intended to be tax-qualified;

•	a non-tax-qualified supplemental deferred compensation plan for certain highly compensated employees; and

•	retirement acceleration provisions for equity awards.

The company-funded pension plan was closed to new hires starting January 1, 2011. Effective January 1, 2015, future benefit accruals were frozen for all employees at or above a specific grade level, including all listed officers.

The Compensation Committee allows the listed officers to participate in these plans to encourage the officers to save for retirement and to assist the company in retaining the listed officers. The terms governing the retirement or deferred compensation benefits under these plans for the listed officers are the same as those available to other eligible employees in the United States.

Intel does not make matching contributions based on the amount of employee contributions under any of these plans. Instead, Intel’s contribution consists of a discretionary cash contribution determined annually by the committee for listed officers, and by the CEO for other employees. These contribution percentages have historically been the same for listed officers and other employees but are made to different plans depending on employee grade level and start date.

For 2016, Intel’s discretionary contribution (including allocable forfeitures) for eligible U.S. employees, including listed officers, in the applicable plan equaled 5% of eligible salary (which included annual and quarterly incentive cash payments as applicable). To the extent that the amount of the contribution is limited by the Internal Revenue Code of 1986, as amended (the tax code), Intel credits the additional amount to the non-qualified deferred compensation plan. Effective January 1, 2015, plan assets contributed for U.S. participants and discretionary employer contributions are participant-directed.

PERSONAL BENEFITS

Intel provides perquisites to executive officers when the Compensation Committee determines that such arrangements are appropriate and consistent with Intel’s business objectives. In 2016, Intel offered the listed officers certain financial planning services and physical examinations. In addition, in 2016, our Board of Directors determined to enhance the personal security for our CEO and certain other listed officers in response to specific Intel-related incidents and threats against those officers and, in some cases, members of their families. We do not consider these additional security measures to be a personal benefit for our listed officers, but rather appropriate expenses for the benefit of Intel that arise out of our executives’ employment responsibilities and that are necessary to their job performance and personal safety. In determining to authorize these arrangements and expenses, the Board and committee followed a robust process, including reviewing and discussing analyses and recommendations from a leading security firm and law enforcement agencies. The Board and committee have taken specific steps to ensure that such measures are appropriately targeted, including providing enhanced security only in response to specific incidents and threats; not providing enhanced security for all executive officers generally; and ensuring that the committee, comprised solely of independent directors, authorizes each arrangement (with no executive officer participating in the decision to approve enhanced security measures for himself or herself). Further, the Board and committee instituted a process for periodic oversight of the nature and cost of security measures and will discontinue, adjust, or enhance security as appropriate. In connection with hiring Dr. Renduchintala to join Intel, the committee approved providing relocation assistance and certain travel benefits, reflecting the competitive market for executives in the technology industry. Other than the perquisites listed above, Intel does not provide perquisites to its executive officers.

OTHER AGREEMENTS

As discussed above, to accelerate our transformation from a PC company to a cloud and smart, connected device company, we have made two significant outside hires in the past 18 months: Dr. Renduchintala, to lead our Client and IoT Businesses and System Architecture Group, and Mr. Swan as our new Chief Financial Officer. In order to offset the value of compensation forgone or forfeited when they separated from their prior employers and reflecting the competitive market for executives in the technology sector, we have provided certain additional benefits in their offers.

Pursuant to his offer letter, Dr. Renduchintala was eligible to receive a sign-on cash award and an equity award in part to offset the value he lost by leaving his prior employer. In addition, for 2016, and for each of 2017 and 2018, Dr. Renduchintala is eligible to receive a supplemental bonus in the event that his annual incentive cash payment is less than $2,100,000 in each year due to the company’s performance; no supplemental bonus was payable in respect of 2016. Likewise, for each of 2016, 2017, and 2018,

56	2017 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS  ∎  Other Aspects of Our Executive Compensation Programs

Dr. Renduchintala is eligible for an annual equity grant with a grant date value of at least $6,000,000. Under his offer letter, Dr. Renduchintala was eligible for our standard relocation benefits in connection with his move to the San Francisco Bay Area, as well as coverage of commuting and travel costs between his home in Southern California and Intel’s headquarters in Santa Clara until the completion of the move; to optimize his time, Dr. Renduchintala is eligible for certain travel benefits, including a car and driver for commuting purposes. Finally, in the event that his employment is terminated by Intel within the first three years of employment for any reason other than cause (as defined in the offer letter), Dr. Renduchintala is eligible for a severance payment, the value of which declines in quarterly increments over the three-year period, subject to his execution and delivery of an effective release of claims in favor of Intel.

Pursuant to his offer letter, Mr. Swan was provided certain benefits in part to offset the value he lost by leaving his prior employer, consisting of a sign-on cash award in the aggregate amount of $5,500,000 payable in three installments from 2016 through 2018, and a new-hire RSU with a grant value of $9,500,000. In terms of our annual and long-term incentive plans, Mr. Swan’s offer letter provides that he is eligible for a target payout of $1,122,000 under Intel’s annual incentive cash plan, with the 2016 payout prorated for his actual period of service. Finally, in the event that his employment is terminated by Intel within the first two years of employment for any reason other than cause (as defined in the offer letter), Mr. Swan is eligible to receive the then-unpaid portion of his sign-on award, subject to his execution and delivery of an effective release of claims in favor of Intel.

CORPORATE OFFICER STOCK OWNERSHIP GUIDELINES

Because the Compensation Committee believes in linking the interests of management and stockholders, the Board has set stock ownership guidelines for Intel’s executive and other senior officers. These guidelines specify the number of shares that Intel’s corporate officers must accumulate and hold within five years of appointment or promotion. Unvested OSUs and RSUs, and unexercised stock options do not count toward satisfying these ownership guidelines.

As of December 31, 2016, each of Intel’s listed officers had satisfied these ownership guidelines, or still had time to do so.

The following table lists the specific ownership requirements.

Title	Minimum Number of Shares
CEO	250,000
Executive Chairman & President	150,000
CFO	125,000
Executive Vice President	100,000
Senior Vice President	65,000
Corporate Vice President	35,000
Other VPs, Intel Fellows, and Senior Leaders	5,000 to 10,000

INTEL POLICIES REGARDING DERIVATIVES OR “SHORT SALES”

Intel prohibits directors, listed officers, and other senior employees from investing in any derivative securities of Intel common stock and engaging in short sales or other short-position transactions in Intel common stock. This policy does not restrict ownership of company-granted awards, such as OSUs, RSUs, employee stock options, and publicly traded convertible securities issued by Intel.

INTEL POLICIES REGARDING CLAW-BACKS

Both Intel’s 2016 Annual Performance Bonus program (formerly the 2007 Executive Officer Incentive Plan), under which annual incentive cash payments are made, and Intel’s 2006 Equity Incentive Plan include provisions for seeking the return (claw-back) from executive officers of incentive cash payments and stock sale proceeds in the event that those amounts had been inflated due to financial results that later had to be restated. The 2006 Equity Incentive Plan in addition provides that the Compensation Committee must first determine that the applicable executive officer engaged in conduct contributing to the reason for the restatement.

TAX DEDUCTIBILITY

Section 162(m) of the tax code places a limit of $1 million on the amount of compensation that Intel may deduct in any one year with respect to its CEO and each of the next three most highly compensated executive officers (excluding the CFO). To maintain flexibility and promote simplicity in administration, compensation arrangements such as OSUs, RSUs, and annual and quarterly incentive cash payments may not satisfy the conditions of Section 162(m) of the tax code and therefore may not be deductible.

57

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee, which is composed solely of independent directors of the Board of Directors, assists the Board in fulfilling its responsibilities with regard to compensation matters, and is responsible under its charter for determining the compensation of Intel’s executive officers. The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” section of this proxy statement with management, including our Chief Executive Officer, Brian M. Krzanich, and our Chief Financial Officer, Robert H. Swan. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in Intel’s 2016 Annual Report on Form 10-K (incorporated by reference) and in this proxy statement.

Compensation Committee

David S. Pottruck, Chairman

Reed E. Hundt

David B. Yoffie

58	2017 PROXY STATEMENT

EXECUTIVE COMPENSATION

The following table lists the annual compensation for fiscal years 2016, 2015, and 2014 of our CEO, Chairman, CFO, and our other most highly compensated officers in 2016, including two who were not serving as executive officers as of the end of 2016 (referred to as our listed officers).

2016 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)[1]	All Other Compensation ($)	Total ($)
Brian M. Krzanich	2016	1,250,000	—	11,710,600	3,699,200	3,000	2,416,200	19,079,000
Chief Executive Officer	2015	1,100,000	—	9,799,000	3,454,700	—	279,800	14,633,500
	2014	1,000,000	500	6,658,700	3,354,400	22,000	161,800	11,197,400
Andy D. Bryant	2016	611,800	—	2,111,000	1,227,800	92,000	106,400	4,149,000
Chairman of the Board	2015	790,000	—	4,585,700	1,456,000	—	132,800	6,964,500
	2014	790,000	500	4,512,500	1,870,500	267,000	102,000	7,542,500
Robert H. Swan[2]	2016	194,800	2,750,000	8,947,200	313,900	—	7,000	12,212,900
Executive Vice President and Chief Financial Officer
Stacy J. Smith	2016	800,000	—	4,611,000	1,912,400	21,000	463,500	7,807,900
Executive Vice President,	2015	775,000	—	4,388,900	1,790,800	—	139,600	7,094,300
Manufacturing, Operations and Sales	2014	673,000	500	4,338,900	1,663,400	183,000	106,300	6,965,100
Venkata (Murthy) Renduchintala[2]	2016	900,000	2,700,000	13,500,600	2,228,400	—	1,118,700	20,447,700
Executive Vice President, President, Client and IoT Businesses and System Architecture Group
Diane M. Bryant[2]	2016	618,700	400,000	4,354,900	942,800	2,000	101,700	6,420,100
Executive Vice President, General Manager, Data Center Group
William M. Holt[3]	2016	327,300	—	3,854,700	593,100	—	1,229,800	6,004,900
Former Executive Vice President,	2015	650,000	—	3,675,000	1,081,400	25,000	95,000	5,526,400
General Manager, Technology and Manufacturing Group	2014	641,000	500	4,338,900	1,252,800	288,000	78,700	6,599,900
Gregory R. Pearson[2]	2016	545,000	—	3,220,600	713,600	7,000	60,900	4,547,100
Senior Vice President, General Manager, Sales and Marketing Group

[1]

In 2015, the following listed officers had a loss in pension value of the following amounts: Mr. Bryant ($18,000) and Mr. Smith ($7,000). Mr. Krzanich’s pension value did not change. Mr. Holt took a distribution in 2016 and had no outstanding benefit at year-end.

[2]	Mr. Swan, Dr. Renduchintala, Ms. Bryant, and Mr. Pearson were not listed officers prior to 2016. Mr. Swan was hired in October 2016.

[3]	Mr. Holt retired from the company in June 2016.

Bonus. Mr. Swan and Dr. Renduchintala received sign-on cash awards made in part to offset cash compensation forgone when they separated from their prior employers to join Intel. Ms. Bryant received the last installment payment under a cash-based retention award granted to her in 2013, prior to when she became an executive officer.

Equity Awards. Under SEC rules, the values reported in the “Stock Awards” column of the Summary Compensation Table reflect the aggregate grant date fair value, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718), of grants of stock awards to each of the listed officers in the years shown.

The grant date fair values of OSUs are provided to us by Radford, an Aon Hewitt Consulting company, using the Monte Carlo simulation valuation method. We calculate the grant date fair value of an RSU by taking the average of the high and low trading prices of Intel common stock on the grant date and reducing it by the present value of dividends expected to be paid on Intel common stock before the RSU vests, because we do not pay or accrue dividends or dividend-equivalent amounts on unvested RSUs.

59

EXECUTIVE COMPENSATION  ∎  2016 Summary Compensation

The following table includes the assumptions used to calculate the aggregate grant date fair value of awards reported for 2016, 2015, and 2014 on a grant-date by grant-date basis.

	Assumptions
Grant Date	Volatility	Expected Life (Years)	Risk-Free Interest Rate	Dividend Yield
1/23/2014	23%	n/a	0.6%	3.6%
1/23/2015	27%	n/a	0.7%	2.6%
7/22/2015	n/a	n/a	0.6%	3.4%
1/25/2016	23%	n/a	1.0%	3.5%
7/27/2016	n/a	n/a	0.7%	3.0%
10/25/2016	n/a	n/a	0.8%	3.0%

Non-Equity Incentive Plan Compensation. The amounts in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table include incentive cash payments made under the annual incentive cash plan and quarterly incentive cash payments. The allocation of payments was as follows:

Name	Year	Annual Incentive Cash Payments ($)	Quarterly Incentive Cash Payments ($)	Total Incentive Cash Payments ($)
Brian M. Krzanich	2016 2015 2014	3,546,700 3,301,700 3,221,400	152,500 153,000 133,000	3,699,200 3,454,700 3,354,400
Andy D. Bryant	2016 2015 2014	1,170,500 1,369,700 1,776,300	57,300 86,300 94,200	1,227,800 1,456,000 1,870,500
Robert H. Swan	2016	284,200	29,700	313,900
Stacy J. Smith	2016 2015 2014	1,824,000 1,698,000 1,581,800	88,400 92,800 81,600	1,912,400 1,790,800 1,663,400
Venkata (Murthy) Renduchintala	2016	2,128,000	100,400	2,228,400
Diane M. Bryant	2016	882,100	60,700	942,800
William M. Holt	2016 2015 2014	574,900 1,013,000 1,179,500	18,200 68,400 73,300	593,100 1,081,400 1,252,800
Gregory R. Pearson	2016	664,700	48,900	713,600

Change in Pension Value and Non-Qualified Deferred Compensation Earnings. The actuarial present value of the benefit that the listed officers have in the tax-qualified pension plan arrangement, which offsets the non-qualified pension plan benefit, increased as of the 2016 fiscal year-end compared with the 2015 fiscal year-end value. Since the benefit is a fixed dollar amount payable at the assumed retirement age of 65, year-to-year differences in the present value of the accumulated benefit arise mainly from changes in the interest rate used to calculate present value and the participant’s age approaching 65. The listed officers had an overall increase in 2016 because the lump-sum conversion rate used to convert an annuity into a lump-sum benefit decreased from 2015 to 2016. This was partially offset by the increase to the interest rate used to calculate present value increased from approximately 4.0% for 2015 to approximately 4.3% for 2016.

60	2017 PROXY STATEMENT

EXECUTIVE COMPENSATION  ∎  2016 Summary Compensation

All Other Compensation. The amounts in the “All Other Compensation” column of the Summary Compensation Table include tax-qualified discretionary company contributions credited under the retirement contribution component of the 401(k) savings plan, discretionary company contributions credited under the retirement contribution component of the non-qualified deferred compensation plan, and payments for perquisites, as detailed in the table below. Perquisites for 2016 include financial planning and eligibility for health evaluations, company-provided transportation (including commuting and relocation services for Dr. Renduchintala), and residential security costs.

Name	Year	Retirement Plan Contributions[1] ($)	Deferred Compensation Plan Contributions[2] ($)	Tax Gross- Ups[3] ($)	Retirement Benefits[4] ($)	Financial Planning and Physicals ($)	Company- Provided Transportation[5] ($)	Residential Security[5] ($)
Brian M. Krzanich	2016	13,300	221,300	—	—	25,700	22,200	275,200
	2015	13,300	210,100	—	—	16,800	—
	2014	13,000	132,500	—	—	16,300	—
Andy D. Bryant	2016	13,300	89,100	—	—	4,000	—
	2015	13,300	119,500	—	—	—	—
	2014	13,000	89,000	—	—	—	—
Robert H. Swan	2016	—	—	—	—	7,000	—
Stacy J. Smith	2016	13,300	115,800	—	—	24,500	—
	2015	13,300	109,000	—	—	17,300	—
	2014	13,000	76,500	—	—	16,800	—
Venkata (Murthy) Renduchintala	2016	—	—	32,800	—	7,000	56,400	77,700
Diane M. Bryant	2016	13,300	55,900	—	—	24,500	8,000
William M. Holt	2016	13,300	55,900	—	1,156,600	4,000	—
	2015	13,300	81,700	—	—	—	—
	2014	13,000	65,700	—	—	—	—
Gregory R. Pearson	2016	13,300	43,700	—	—	3,900	—

[1]

Amounts included in the “Retirement Plan Contributions” column become payable only upon the earliest to occur of retirement, termination, disability, or death (receipt may be deferred following retirement or termination but no later than reaching age 70 1/2).

[2]

Amounts included in the “Deferred Compensation Plan Contributions” column will be paid to the listed officers after a fixed period of years or upon termination of employment, in accordance with irrevocable elections made in the calendar year before the calendar year in which that compensation is deferred.

[3]	Amounts represent equalization payments to Dr. Renduchintala to offset taxes imposed on his relocation benefits, consistent with the company-wide policy for relocation costs.

[4]	Amounts represent retirement payments and benefits for Mr. Holt under broad-based Intel programs in connection with his retirement.

[5]

For company-provided aircraft, the amount reported represents the cost per flight hour of the aircraft less amounts reimbursed by the listed officer. For other company-provided transportation costs and residential security costs, the amount reported represents the cost to Intel or, with respect to arrangements that are utilized both in business and non-business contexts, an allocation of the cost to Intel of such arrangements.

The “All Other Compensation” column of the Summary Compensation Table also includes, in addition to the amounts above, personal security arrangements for Mr. Krzanich in the amount of $1,858,500, for Mr. Smith in the amount of $309,900, and for Dr. Renduchintala in the amount of $944,800. We do not consider these measures to be a personal benefit for our listed officers, but instead appropriate expenses for the benefit of Intel that arise out of our executives’ employment responsibilities and that are necessary to their job performance. In determining to authorize these non-standard arrangements and expenses, the Board and Compensation Committee has evaluated the need to respond to specific Intel-related incidents and threats, and has reviewed recommendations from a leading security firm and law enforcement agencies. As with security provided when our officers attend public events and business travel-related security that is provided when appropriate, Intel monitors these arrangements and adjusts them as circumstances warrant. In addition, the Board and committee instituted a process for periodic oversight of the nature and cost of security measures and will discontinue, adjust, or enhance security as appropriate.

61

EXECUTIVE COMPENSATION  ∎  Grants of Plan-Based Awards in Fiscal Year 2016

Grants of Plan-Based Awards in Fiscal Year 2016

The following table presents equity awards granted under the 2006 Equity Incentive Plan and awards granted under our annual incentive cash plan and quarterly incentive cash payments in 2016. Under SEC rules, the values reported in the “Grant Date Fair Value of Stock Awards” column reflect the grant date fair value of grants of stock awards determined under accounting standards applied by Intel, as discussed above.

Grants of Plan-Based Awards in Fiscal Year 2016 Table

				Estimated Future Payouts under Non- Equity Incentive Plans		Estimated Future Payouts under Equity Incentive Plans[1]			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)[3]
Name	Grant Date	Approval Date	Award Type	Target ($)[2]	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brian M. Krzanich	1/25/2016	1/21/2016	OSU			—	184,570	369,140		7,179,800
	1/25/2016	1/21/2016	RSU						160,580	4,530,800
	1/25/2016	1/21/2016	Annual Cash	3,500,000	10,000,000
	1/25/2016	1/21/2016	Quarterly Cash	152,500
Andy D. Bryant	1/25/2016	1/21/2016	OSU			—	27,880	55,760		1,084,500
	1/25/2016	1/21/2016	RSU						36,380	1,026,500
	1/25/2016	1/21/2016	Annual Cash	943,000	10,000,000
	1/25/2016	1/21/2016	Quarterly Cash	57,300
Robert H. Swan	10/25/2016	9/12/2016	RSU						270,420	8,947,200
	10/25/2016	9/12/2016	Annual Cash	1,122,000	10,000,000
	10/25/2016	9/12/2016	Quarterly Cash	29,700
Stacy J. Smith	1/25/2016	1/21/2016	OSU			—	72,670	145,340		2,826,900
	1/25/2016	1/21/2016	RSU						63,230	1,784,100
	1/25/2016	1/21/2016	Annual Cash	1,800,000	10,000,000
	1/25/2016	1/21/2016	Quarterly Cash	88,400
Venkata (Murthy) Renduchintala	1/25/2016	1/21/2016	OSU			—	92,280	184,560		3,589,700
	1/25/2016	1/21/2016	RSU						351,260	9,910,900
	1/25/2016	1/21/2016	Annual Cash	2,100,000	10,000,000
	1/25/2016	1/21/2016	Quarterly Cash	100,400
Diane M. Bryant	1/25/2016	1/21/2016	OSU			—	61,140	122,280		2,378,300
	1/25/2016	1/21/2016	RSU						53,190	1,500,800
	7/27/2016	5/18/2016	RSU						14,300	475,800
	1/25/2016	1/21/2016	Annual Cash	1,050,000	10,000,000
	1/25/2016	1/21/2016	Quarterly Cash	60,700
William M. Holt	1/25/2016	1/21/2016	OSU			—	60,750	121,500		2,363,200
	1/25/2016	1/21/2016	RSU						52,860	1,491,500
	1/25/2016	1/21/2016	Annual Cash	1,095,000	10,000,000
	1/25/2016	1/21/2016	Quarterly Cash	18,200
Gregory R. Pearson	1/25/2016	1/21/2016	OSU			—	50,760	101,520		1,974,600
	1/25/2016	1/21/2016	RSU						44,160	1,246,000
	1/25/2016	1/21/2016	Annual Cash	690,000	10,000,000
	1/25/2016	1/21/2016	Quarterly Cash	48,900

[1]

The “Estimated Future Payouts under Equity Incentive Plans” columns represent the minimum, target, and maximum number of OSUs that upon converting to shares could be received by each listed officer, excluding dividend equivalents.

[2]

Amounts reported as “Target” in the “Annual Cash” rows are the listed officer’s annual incentive cash target, and the amounts reported as “Target” in the “Quarterly Cash” rows are the listed officer’s 2016 quarterly incentive payment. Actual 2016 annual incentive cash payments are reported under the heading “Non-Equity Incentive Plan Compensation” above.

[3]

The grant date fair value (computed in accordance with FASB ASC Topic 718) is generally the amount that Intel would expense in its financial statements over the award’s service period, but does not include a reduction for forfeitures. This does not represent the actual value that may be realized by a listed officer upon vesting of the award.

62	2017 PROXY STATEMENT

EXECUTIVE COMPENSATION  ∎  2016 Operational Goals

OSU Awards. OSUs granted to the listed officers in 2016 have a three-year performance period from the grant date, and a 37-month vesting schedule, meaning that the performance metrics are measured over the first 36 months, and the corresponding number of shares will vest in the 37th month. The number of shares of Intel common stock to be received at vesting will range from 0% to 200% of the target amount, based on the TSR of Intel common stock measured against the median TSR of the technology peer group over a three-year period. For OSUs granted to listed officers in 2016, the percentage rates at which OSUs convert into shares are as follows: if Intel’s TSR is within 1% of the peer group’s TSR, OSUs convert into shares at target; if Intel under-performs the technology peer group, the percentage at which the OSUs convert into shares will be reduced from 100% at a rate of 2-to-1 (a 2-percentage-point reduction in units for each percentage point of under-performance), but if Intel’s TSR is more than 25 percentage points below the median TSR of the technology peer group, no shares will be issued and the OSUs will be forfeited; if Intel outperforms the technology peer group, the percentage at which the OSUs convert into shares will be increased from 100%, at a rate of 4-to-1 (a 4-percentage-point increase in units for each percentage point of over-performance), with a maximum percentage of 200%. TSR is a measure of stock price appreciation plus any dividends paid during the performance period. For the OSUs granted in 2016, listed officers receive dividend equivalents based on dividends payable over the vesting period on the number of shares of Intel common stock earned and vested. The dividend equivalents will be paid upon vesting in the form of additional shares of Intel common stock.

RSU Awards. RSUs granted to the listed officers in 2016, with the exception of Robert Swan’s RSUs, will vest in substantially equal quarterly increments over three years from the grant date. The RSUs granted to Mr. Swan when he was hired will vest annually over three years from the grant date.

2016 Operational Goals

Annual Incentive Cash. Early in the year, the Compensation Committee sets each listed officer’s incentive cash target amount as part of the annual performance review and compensation adjustment cycle. After the end of the year, the incentive cash target amount is multiplied by the annual incentive cash payout percentage, which is based on a weighted average of three corporate performance components; an absolute financial component (25% weighting), a relative financial component (25% weighting), and an operational performance component (50% weighting).

Each corporate performance component is targeted around a score of 100%, with a minimum score of zero. Additional details on each component are provided below. This plan mirrors the broad-based plan for employees, with the added feature that the payout may be adjusted for individual performance.

•

Absolute Financial Component. The Absolute Financial Component represents 25% of the annual incentive cash payout formula and is based on year-over-year growth of Intel’s net income. This component rewards executive officers for sustained performance. To determine absolute financial performance, Intel’s current-year net income was divided by Intel’s prior year net income. In 2016, Intel’s net income was 10% lower than in 2015, resulting in a score of 90% for this component, whereas Intel’s 2015 net income was 2.4% lower than the prior year.

•

Relative Financial Component. The Relative Financial Component represents 25% of the annual incentive cash payout formula and is based on Intel’s year-over-year net income growth compared with net income growth of technology peer companies. This component rewards executive officers for how well Intel’s year-over-year net income growth performs compared with the broader technology market. To calculate Intel’s performance relative to the market comparator group, Intel’s year-over-year net income percentage change (expressed as a percentage from a base of 100%) was divided by the simple average of the total annual net income percentage change for the technology peer group companies other than Intel (again, expressed as a percentage from a base of 100%). In 2016, the scoring for the relative component was 88% for Intel’s performance relative to the market’s performance, a decrease compared with the 2015 relative score of 96%.

In

applying the net income tests for both the absolute and relative financial components, the Compensation Committee may adjust Intel’s net income based on criteria determined by the committee, as described in the plan. However, the committee did not apply any adjustments in evaluating Intel’s net income performance for 2016. The committee also may include or exclude certain types of charges when determining the technology peer group’s net income results, similar to charges that may be included or excluded for purposes of determining Intel’s net income.

•

Operational Performance Component. The Operational Performance Component represents 50% of the annual incentive cash payout formula and is based on specific operational goals that the Compensation Committee approves for each business unit within 90 days of the beginning of each year. This component rewards executive officers for achieving meaningful measures of performance based on performance in key areas, including financial performance, product development and launch roadmaps, manufacturing, cost and productivity improvements, and corporate responsibility and environmental sustainability. The operational goals established by the committee are also used in the broad-based employee annual incentive cash plan and are prepared each

63

EXECUTIVE COMPENSATION  ∎  2016 Operational Goals

year as part of the annual planning process for the company. To drive focus and accountability at the business unit level, the committee approved the use of three to five specific operational performance goals for each of Intel’s 10 business units used in the formula. Employees in corporate level and administrative groups, including each of our listed officers other than Ms. Bryant, Mr. Holt, and Mr. Pearson, are paid based on the average of 10 business units’ scores, subject to adjustment for performance against a corporate-level goal. Ms. Bryant, Mr. Holt, and Mr. Pearson are paid using the respective results for business groups they head—the Data Center Group, the Technology and Manufacturing Group and the Sales and Marketing Group.

•

Achievement scores for the operational goals are derived from a process for tracking and evaluating performance; however, some goals have non-quantitative measures that require a degree of subjective evaluation, and the weight assigned to particular goals is determined subjectively. The scoring for operational goals ranges from 0% to 125%; although achievement of the corporate level goal can result in a corporate level score above 125%. The scores for the year, representing Intel’s achievement of the year’s operational goals, are calculated by senior management following the end of the performance period and are reviewed and approved by the Compensation Committee.

Over the past five years, operational goals have scored between 90% and 122%, with an average result of 103%, and for 2016 the corporate average operational goal achievement was higher than the overall payout percentage. The corporate average score on operational goals in 2016 was 113%, an increase compared with 92% in 2015. For 2016, the corporate level goals were focused on hiring and retaining of diverse talent, as well as the reduction cycle time and number of iterations between product design and production, which were achieved, increasing overall corporate level annual incentive cash payouts by 7% of target.

Quarterly Incentive Cash Payments. Quarterly cash awards are made under a broad-based plan based on Intel’s profitability. Listed officers and other eligible employees receive a payment expressed as days of compensation based on 5% of net income divided by the current value of a worldwide day of compensation. We pay up to an additional two days of compensation for each performance year if Intel achieves its customer satisfaction goals. Because benefits are determined under a formula and the Compensation Committee does not set a target amount under the plan, under SEC rules the target amounts reported in the table above are the amounts earned in 2016.

64	2017 PROXY STATEMENT

EXECUTIVE COMPENSATION  ∎  Stock Option Exercises and Stock Vested in Fiscal Year 2016

Stock Option Exercises and Stock Vested in Fiscal Year 2016

The following table provides information on stock option exercises and vesting of RSUs and OSUs during fiscal year 2016.

		OPTION AWARDS		STOCK AWARDS
Name	Grant Type	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Total Value Realized on Exercise and Vesting ($)
Brian M. Krzanich	Option	184,354	2,474,800	—	—	2,474,800
	RSU	—	—	269,798	8,422,600	8,422,600
	OSU	—	—	120,653	3,525,800	3,525,800
Total		184,354	2,474,800	390,451	11,948,400	14,423,200
Andy D. Bryant	Option	652,205	6,722,400	—	—	6,722,400
	RSU	—	—	56,325	1,840,300	1,840,300
	OSU	—	—	87,061	2,510,600	2,510,600
Total		652,205	6,722,400	143,386	4,350,900	11,073,300
Robert H. Swan	Option	—	—	—	—	—
	RSU	—	—	—	—	—
	OSU	—	—	—	—	—
Total		—	—	—	—	—
Stacy J. Smith	Option	17,260	238,900	—	—	238,900
	RSU	—	—	215,509	6,633,600	6,633,600
	OSU	—	—	87,061	2,510,600	2,510,600
Total		17,260	238,900	302,570	9,144,200	9,383,100
Venkata (Murthy) Renduchintala	Option	—	—	—	—	—
	RSU	—	—	87,814	2,960,500	2,960,500
	OSU	—	—	—	—	—
Total		—	—	87,814	2,960,500	2,960,500
Diane M. Bryant	Option	229,459	3,088,600	—	—	3,088,600
	RSU	—	—	47,540	1,564,200	1,564,200
	OSU	—	—	55,143	1,590,200	1,590,200
Total		229,459	3,088,600	102,683	3,154,400	6,243,000
William M. Holt	Option	234,670	2,778,000	—	—	2,778,000
	RSU	—	—	192,515	6,427,100	6,427,100
	OSU	—	—	72,554	2,092,300	2,092,300
Total		234,670	2,778,000	265,069	8,519,400	11,297,400
Gregory R. Pearson	Option	267,862	3,418,400	—	—	3,418,400
	RSU	—	—	73,716	2,386,400	2,386,400
	OSU	—	—	—	—	—
Total		267,862	3,418,400	73,716	2,386,400	5,804,800

2013–2016 OSU Payout. In 2016, the three-year performance period ended for OSUs granted in 2013, and the committee certified the performance results. Intel’s TSR was 52.9%, below the 2013 Proxy Statement’s 13 technology peer group companies’ TSR of 55.8% by 2.9 percentage points. The 2013 OSUs paid out at 100% minus 2.5 percentage points for every percentage point that Intel’s TSR was below the median peer group TSR. Therefore, the OSUs were converted into earned units equal to 92.8% of target and, together with dividend equivalents accrued on the shares that were earned over the 37-month vesting period, were settled at 102.2% of target and are included in the table above.

65

EXECUTIVE COMPENSATION  ∎  Outstanding Equity Awards at Fiscal Year-End 2016

Outstanding Equity Awards at Fiscal Year-End 2016

The following table provides information regarding outstanding equity awards held by the listed officers as of December 31, 2016. Unless otherwise specified, options vest at a rate of 25% per year on each of the first four anniversaries of the grant date and RSUs vest quarterly over the first three years from the grant date. Market value for stock options is calculated by taking the difference between the closing price of Intel common stock on NASDAQ on the last trading day of the fiscal year ($36.27 on December 30, 2016) and the option exercise price, and multiplying it by the number of outstanding stock options. Market value for stock awards (OSUs and RSUs) is determined by multiplying the number of shares by the closing price of Intel common stock on NASDAQ on the last trading day of the fiscal year.

	STOCK OPTION AWARDS						STOCK AWARDS
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Market Value of Unexercised Options ($)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested[1] (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Brian M. Krzanich	1/23/2009	41,250	—	12.99	1/23/2019	960,300	1/23/2014	8,641	313,400	128,430	4,658,200
	1/22/2010	65,000	—	20.30	1/22/2020	1,038,100	1/23/2015	45,409	1,647,000	121,160	4,394,500
	1/24/2011	105,586	—	21.09	1/24/2018	1,602,800	1/25/2016	120,436	4,368,200	184,570	6,694,400
	1/24/2012	203,160	—	26.80	1/24/2019	1,923,900
	1/24/2013	241,935	80,645	21.06	1/24/2020	4,906,400
	5/16/2013	100,762	33,588	24.17	5/16/2020	1,625,600
Total		757,693	114,233			12,057,100		174,486	6,328,600	434,160	15,747,100
Andy D. Bryant	1/24/2013	—	80,645	21.06	1/24/2020	1,226,600	1/23/2014	6,222	225,700	83,870	3,042,000
							1/23/2015	21,251	770,800	56,700	2,056,500
							1/25/2016	27,286	989,700	27,880	1,011,200
Total		—	80,645			1,226,600		54,759	1,986,200	168,450	6,109,700
Robert H. Swan [2]		—	—			—	10/25/2016	270,420	9,808,100	—	—
Total		—	—			—		270,420	9,808,100	—	—
Stacy J. Smith	1/22/2010	45,000	—	20.30	1/22/2020	718,700	1/23/2014	5,982	217,000	80,650	2,925,200
	1/24/2011	34,518	—	21.09	1/24/2018	524,000	1/23/2015	17,709	642,300	47,250	1,713,800
	1/24/2012	101,580	—	26.80	1/24/2019	962,000	7/22/2015	12,221	443,300	—	—
	1/24/2013	161,290	80,645	21.06	1/24/2020	3,679,800	1/25/2016	47,423	1,720,000	72,670	2,635,700
Total		342,388	80,645			5,884,500		83,335	3,022,600	200,570	7,274,700
Venkata (Murthy) Renduchintala		—	—			—	1/25/2016	263,446	9,555,200	92,280	3,347,000
Total		—	—			—		263,446	9,555,200	92,280	3,347,000
Diane M. Bryant	1/22/2010	45,000	—	20.30	1/22/2020	718,700	1/23/2014	3,989	144,700	53,760	1,949,900
	1/24/2013	153,225	51,075	21.06	1/24/2020	3,107,400	1/23/2015	17,142	621,700	45,740	1,659,000
							1/25/2016	39,893	1,446,900	61,140	2,217,500
							7/27/2016	13,109	475,500	—	—
Total		198,225	51,075			3,826,100		74,133	2,688,800	160,640	5,826,400
William M. Holt [3]		—	—			—	1/23/2014	—	—	80,650	2,925,200
							1/23/2015	—	—	45,440	1,648,100
							1/25/2016	—	—	60,750	2,203,400
Total		—	—			—		—	—	186,840	6,776,700
Gregory R. Pearson [4,5]	4/25/2013	—	29,570	23.60	4/25/2020	374,700	4/25/2013	15,673	568,500	—	—
							4/22/2014	19,296	699,900	9,041	327,900
							10/21/2014	10,385	376,700	—	—
							1/23/2015	14,305	518,800	38,170	1,384,400
							1/25/2016	33,121	1,201,300	50,760	1,841,100
Total		—	29,570			374,700		92,780	3,365,200	97,971	3,553,400

[1]

OSUs are shown at their target amount. The actual conversion of OSUs into Intel shares following the conclusion of the vesting period (37 months following the grant date) will range from 0% to 200% of that target amount. The actual conversion will depend upon Intel’s TSR performance versus the TSR benchmark over the applicable three-year performance period. Listed officers also will receive dividend equivalents on the final shares earned and vested, which will pay out upon vesting in the form of additional shares.

[2]	Robert Swan’s 10/25/16 RSU award vests annually over three years.

[3]

Mr. Holt retired in June 2016 and his RSUs and OSUs became available to him under retirement eligibility guidelines, but his OSUs are still outstanding as they have not yet completed their performance period for calculating the final OSU payout.

66	2017 PROXY STATEMENT

EXECUTIVE COMPENSATION  ∎  Pension Benefits for Fiscal Year 2016

[4]	Mr. Pearson’s April 25, 2013 RSU award vests annually over four years.

[5]	Mr. Pearson’s April 22, 2014 RSU award vests quarterly over four years.

Pension Benefits for Fiscal Year 2016

The following table shows the estimated present value of accumulated pension benefits for the listed officers.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit[1] ($)	Payments During Last Fiscal Year ($)
Brian M. Krzanich	Pension Plan	n/a	108,000	—
Andy D. Bryant	Pension Plan	n/a	2,171,000	—
Robert H. Swan	Pension Plan	n/a	—	—
Stacy J. Smith	Pension Plan	n/a	804,000	—
Venkata (Murthy) Renduchintala	Pension Plan	n/a	—	—
Diane M. Bryant	Pension Plan	n/a	59,000	—
William M. Holt	Pension Plan	n/a	—	2,115,100
Gregory R. Pearson	Pension Plan	n/a	217,000	—

[1]

Until distribution, these benefits are also reflected in the listed officer’s balance reported in the Non-Qualified Deferred Compensation table. The amounts of these tax-qualified pension plan arrangements are not tied to years of credited service. Upon termination, the amount that the listed officer receives under the non-qualified deferred compensation plan will be reduced by the amount received under the tax-qualified pension plan arrangement. Mr. Swan and Dr. Renduchintala are not eligible for pension benefits as they were hired after January 1, 2015.

The U.S. Intel Minimum Pension Plan is a defined benefit plan with two components. The first component provides participants with retirement income that is determined by a pension formula based on final average compensation, Social Security-covered compensation, and length of service upon separation not to exceed 35 years. It provides pension benefits only if the annuitized value of a participant’s account balance in Intel’s tax-qualified retirement contribution plan is less than the pension plan benefit, in which case the pension plan funds a net benefit that makes up the difference. As of December 31, 2016, none of the amounts included in the table above were associated with this component. Effective January 1, 2015, compensation earned and service accruals were frozen as of December 31, 2014 in the U.S. Intel Minimum Pension Plan for all employees at or above a specific grade level, including all listed officers.

The second component is a tax-qualified pension plan arrangement under which pension benefits offset amounts that otherwise would be paid under the non-qualified deferred compensation plan described below. Employees who were participants in the non-qualified deferred compensation plan as of December 31, 2003 were able to consent to a one-time change to the non-qualified deferred compensation plan’s benefit formula. This change reduces the employee’s distribution amount from the non-qualified deferred compensation plan by the lump sum value of the employee’s tax-qualified pension plan arrangement at the time of distribution. Each participant’s pension plan arrangement was established as a fixed single life annuity amount based on assumed retirement at age 65. The annual amount of this annuity is $11,700 for Mr. Krzanich, $165,000 for Mr. Bryant, $98,500 for Mr. Smith, $6,900 for Ms. Bryant, $165,000 for Mr. Holt, and $23,600 for Mr. Pearson; Dr. Renduchintala and Mr. Swan are not eligible to participate in these arrangements.

Each participant’s benefit was set based on a number of elements, including his or her non-qualified deferred compensation plan balance as of December 31, 2003, IRS pension rules that consider age and other factors, and limits that Intel sets for equitable administration. The benefit under this portion of the plan is frozen, and accordingly, year-to-year differences in the present value of the accumulated benefit arise mostly from changes in the interest rate used to calculate present value and the participant’s age becoming closer to age 65. We calculated the present value assuming that the listed officers will remain in service until age 65, using the interest rate and other assumptions used by Intel for financial statement accounting, as reflected in Note 18 to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016. An officer who terminates service before age 65 can elect to receive his or her benefits at any time following termination of employment, but not later than age 65. If such officer works past age 65 then the benefits must start upon termination. Distributions before age 55 may be subject to a 10% federal penalty tax.

67

EXECUTIVE COMPENSATION  ∎  Non-Qualified Deferred Compensation for Fiscal Year 2016

Non-Qualified Deferred Compensation for Fiscal Year 2016

The following table shows the non-qualified deferred compensation activity for each listed officer during fiscal year 2016.

Name	Executive Contributions in Last Fiscal Year[1] ($)	Intel Contributions in Last Fiscal Year[2] ($)	Aggregate Earnings (Losses) in Last Fiscal Year[3] ($)	Aggregate Withdrawals/ Distributions In Last Fiscal Year[4] ($)	Aggregate Balance at Last Fiscal Year-End[5] ($)
Brian M. Krzanich	825,400	221,300	246,600	—	2,393,600
Andy D. Bryant	746,000	89,100	1,589,400	—	20,190,000
Robert H. Swan	28,300	—	200	—	28,500
Stacy J. Smith	2,014,600	115,800	504,100	(308,000)	7,326,300
Venkata (Murthy) Renduchintala	—	—	—	—	—
Diane M. Bryant	—	55,900	27,700	—	492,000
William M. Holt	—	55,900	302,700	(2,038,500)	5,117,900
Gregory R. Pearson	517,300	43,700	116,700	—	3,787,100

[1]	Amounts included in the Summary Compensation Table in the “Salary” and “Non-Equity Incentive Plan Compensation” columns for 2016.

[2]

These amounts, which accrued during fiscal year 2016 and were credited to the participants’ accounts in 2017, are included in the Summary Compensation Table in the “All Other Compensation” column for 2016.

[3]	These amounts are not included in the Summary Compensation Table because plan earnings were not preferential or above market.

[4]	Withdrawal and distribution amounts are not included in the Summary Compensation Table because these are payouts of prior years’ earnings and contributions.

[5]

These amounts are as of December 31, 2016 and do not take into account the amounts in the “Intel Contributions in Last Fiscal Year” column in the table above that were accrued during fiscal year 2016 but were credited to the participants’ accounts in 2017. The following amounts are included in the fiscal year-end balance and previously were reported as compensation to the listed officers in the Summary Compensation Table for 2006 through 2015 (except for Mr. Smith, who was not a listed officer in 2006; Mr. Krzanich who was not a listed officer prior to 2012; Mr. Holt, who was not a listed officer prior to 2014; and Mr. Swan, Dr. Renduchintala, Ms. Bryant, and Mr. Pearson who were not listed officers prior to 2016 ): Mr. Krzanich, $561,400; Mr. Bryant, $7,994,300; Mr. Smith, $4,374,400; and Mr. Holt, $147,400.

Intel will distribute the balances reported in the Non-Qualified Deferred Compensation table (plus any future contributions or earnings) to the listed officers in the manner that the officers have chosen under the plan’s terms. Some balances reported in the table above include the offset amount that the employee would receive under the tax-qualified pension plan arrangement; the actual amount distributed under this plan will be reduced by the benefit under the pension plan arrangement. See the Pension Benefits table above for these amounts.

The following table summarizes the total contributions made by the participant and Intel, including gains, losses, and distributions attributable to such contributions, that were previously reported (or that would have been reported had the participant been a listed officer for all years) in the Summary Compensation Table over the life of the plan. The amounts in the table are as of December 31, 2016 and do not take into account any amounts that were accrued during fiscal year 2016 but were credited to the participants’ accounts in 2017.

Name	Aggregate Executive Deferrals over Life of Plan ($)	Aggregate Intel Contributions over Life of Plan ($)
Brian M. Krzanich	1,147,700	1,245,900
Andy D. Bryant	16,508,500	3,681,500
Robert H. Swan	28,500	—
Stacy J. Smith	6,209,500	1,116,800
Venkata (Murthy) Renduchintala	—	—
Diane M. Bryant	1,600	490,400
William M. Holt	4,379,500	738,400
Gregory R. Pearson	3,238,800	548,300

68	2017 PROXY STATEMENT

EXECUTIVE COMPENSATION  ∎  Employment Contracts and Change in Control Arrangements

Intel’s non-qualified deferred compensation plan allows certain highly compensated employees, including executive officers, to defer up to 50% of their salary and up to 100% of their annual incentive cash payment. Effective January 1, 2016, the maximum salary deferral has been increased to 60% and the maximum annual incentive deferral has been reduced to 75%. Gains on equity compensation are not eligible for deferral. Intel’s contributions to the employee’s account represent the portion of Intel’s retirement contribution on eligible compensation (consisting of base salary and annual and quarterly incentive cash payments) earned in excess of the tax code covered compensation limit of $265,000 in 2016. Intel’s contributions are subject to the same vesting provisions as the retirement contribution plan. After two years of service, Intel’s contributions vest in 20% annual increments until the participant is 100% vested after six years of service. Intel’s contributions also vest in full upon death, disability, or reaching the age of 60, regardless of years of service. All listed officers, other than Dr. Renduchintala and Mr. Swan, are fully vested in the value of Intel’s contributions, as they have more than six years of service; Mr. Swan and Dr. Renduchintala will become fully vested in any Intel contributions by 2020 and 2021, respectively.

Employment Contracts and Change in Control Arrangements

All of Intel’s listed officers are employed at will, and, other than Dr. Renduchintala and Mr. Swan, without employment agreements or offer letters (subject only to the effect of local labor laws), and we do not maintain any payment arrangements that would be triggered by a “change in control” of Intel. Intel entered into offer letters with each of Dr. Renduchintala and Mr. Swan, which provide for time-limited severance benefits in the event of a termination of employment without cause by Intel. In the event that Intel terminated the employment of these listed officers without cause on December 31, 2016, the severance payouts to Dr. Renduchintala and Mr. Swan would be $8,775,000, and $2,750,000, respectively. These payments would be in addition to the benefits set forth in the Voluntary Termination/Retirement table below.

Other Potential Post-Employment Payments

SEC rules require companies to report the amount of benefits that are triggered by termination of employment. These amounts are reported in the following tables under the headings “Accelerated Option Awards” and “Accelerated Stock Awards.” As noted above, we do not maintain arrangements for listed officers that are triggered by a change in control.

The tables below report the value of all forms of compensation that would be available to the listed officers upon the specified events, an amount that is sometimes referred to as the “walk-away” amount. This amount includes the value of vested equity awards that the listed officer is entitled to regardless of whether employment is terminated, and the value of vested deferred compensation and retirement benefits that are also reported in the tables above.

The amounts in the tables below assume that the listed officer left Intel effective December 31, 2016 (except as otherwise noted) and are based on the price per share of Intel common stock on the last trading day of the fiscal year ($36.27 on December 30, 2016). Amounts actually received if any of the listed officers cease to be employed will vary based on factors such as the timing during the year of any such event, the company’s stock price, the listed officer’s age, and any changes to our benefit arrangements and policies.

Voluntary Termination/Retirement

Name	Accelerated Option Awards ($)	Accelerated Stock Awards ($)	Previously Vested Option Awards ($)	Deferred Compensation[1] ($)	Pension Plan[1] ($)	Retirement Contribution Plan[1] ($)	401(k) Savings Plan[1] ($)	Medical Benefits[2] ($)	Other Retirement Benefits ($)	2016 Total ($)
Brian M. Krzanich	1,633,000	19,319,500	10,424,100	2,614,900	338,200	1,077,000	1,075,900	49,500	—	36,532,100
Andy D. Bryant	1,226,600	8,095,900	—	20,279,100	2,451,200	1,780,100	1,593,400	52,500	—	35,478,800
Robert H. Swan	—	—	—	28,500	—	—	3,400	—	—	31,900
Stacy J. Smith	1,226,600	9,023,300	4,657,900	7,442,100	1,076,700	740,500	661,000	42,000	—	24,870,100
Venkata (Murthy) Renduchintala	—	—	—	—	—	—	19,500	—	—	19,500
Diane M. Bryant	776,900	7,284,400	3,049,200	547,900	423,800	604,500	304,700	46,500	—	13,037,900
William M. Holt[3,4]	1,103,200	10,126,500	987,900	5,173,800	2,115,100	—	13,300	75,200	1,156,600	20,751,600
Gregory R. Pearson	374,700	5,914,100	—	3,830,800	453,200	1,026,200	600,200	48,000	—	12,247,200

[1]

The deferred compensation, pension plan, retirement contribution plan, and 401(k) savings plan amounts assume the listed officer left Intel as of December 31, 2016. All other items are determined as of the company’s fiscal year-end.

[2]	Sheltered Employee Retirement Medical Account funds can be used to pay premiums under the medical plan of the listed officer’s choice.

69

EXECUTIVE COMPENSATION  ∎  Other Potential Post-Employment Payments

[3]

Mr. Holt retired from Intel in June 2016. Amounts above reflect what he actually received upon his retirement from the company unless otherwise noted. In addition, amounts for Mr. Holt under the Other Retirement Benefits column represent payments received under the broad-based Intel programs in connection with his retirement.

[4]

While Mr. Holt’s RSUs and OSUs became available to him upon his retirement, Mr. Holt’s OSUs are subject to a performance period for calculating the final OSU payout. OSUs, as part of the total amount of accelerated stock awards for Mr. Holt, are shown at their target amount with a market value as of December 31, 2016 of $6,776,700.

Death or Disability

Name	Accelerated Option Awards ($)	Accelerated Stock Awards ($)	Previously Vested Option Awards ($)	Deferred Compensation[1] ($)	Pension Plan[1] ($)	Retirement Contribution Plan[1] ($)	401(k) Savings Plan[1] ($)	Medical Benefits[2] ($)	Other Retirement Benefits ($)	2016 Total ($)
Brian M. Krzanich	1,633,000	22,075,700	10,424,100	2,614,900	338,200	1,077,000	1,075,900	49,500	—	39,288,300
Andy D. Bryant	1,226,600	8,095,900	—	20,279,100	2,451,200	1,780,100	1,593,400	52,500	—	35,478,800
Robert H. Swan	—	9,808,100	—	28,500	—	—	3,400	—	—	9,840,000
Stacy J. Smith	1,226,600	10,297,300	4,657,900	7,442,100	1,076,700	740,500	661,000	42,000	—	26,144,100
Venkata (Murthy) Renduchintala	—	12,902,200	—	—	—	—	19,500	—	—	12,921,700
Diane M. Bryant	776,900	8,515,200	3,049,200	547,900	423,800	604,500	304,700	46,500	—	14,268,700
William M. Holt[3,4]	1,103,200	10,126,500	987,900	5,173,800	2,115,100	—	13,300	75,200	1,156,600	20,751,600
Gregory R. Pearson	374,700	6,918,600	—	3,830,800	453,200	1,026,200	600,200	48,000	—	13,251,700

[1]

The deferred compensation, pension plan, retirement contribution plan, and 401(k) savings plan amounts assume the listed officer left Intel as of December 31, 2016. All other items are determined as of the company’s fiscal year-end.

[2]	Sheltered Employee Retirement Medical Account funds can be used to pay premiums under the medical plan of the listed officer’s choice.

[3]

Mr. Holt retired from Intel in June 2016. Amounts above reflect what he actually received upon his retirement from the company unless otherwise noted. In addition, amounts for Mr. Holt under the Other Retirement Benefits column represent payments received under the broad-based Intel programs in connection with his retirement.

[4]

While Mr. Holt’s RSUs and OSUs became available to him upon his retirement, Mr. Holt’s OSUs are subject to a performance period for calculating the final OSU shares payout. OSUs, as part of the total amount of accelerated stock awards for Mr. Holt, are shown at their target amount with a market value as of December 31, 2016 of $6,776,700.

Equity Incentive Plans. Unvested OSUs are canceled upon termination of employment for any reason other than retirement, death, or disability. OSUs are fully vested upon retirement under the Rule of 75 or reaching the age of 60. OSUs are not settled into shares of Intel stock until after the end of the performance period, even if the holder qualifies for early vesting. RSUs and stock options are subject to retirement vesting under the rule of Age 60 or the Rule of 75, but not both. Upon retirement under the rule of Age 60, the holder receives one additional year of vesting for every five years of service. Upon retirement under the Rule of 75, when the holder’s age and years of service equal at least 75, the holder receives one additional year of vesting. Additional years of vesting means that any RSUs or stock options scheduled to vest within the number of years from the retirement date determined under the rule of Age 60 or Rule of 75 will be vested on the holder’s retirement date. Under the standard grant agreements for stock options granted under our equity incentive plans, the option holder generally has 90 days to exercise stock options that vested on or before the date that employment ends (other than for death, disability, retirement, or discharge for misconduct). The option holder’s estate may exercise vested stock options upon the holder’s death for a period of 365 days, unless the stock options’ expiration date occurs first. Similarly, the option holder may exercise vested stock options upon termination due to disability or retirement for a period of 365 days, unless the options’ expiration date occurs first. Upon disability or death, all unvested OSUs, RSUs, and stock options become 100% vested.

Non-Qualified Deferred Compensation Plan and Pension Plan. All listed officers, other than Dr. Renduchintala and Mr. Swan, are fully vested in the non-qualified deferred compensation plan discussed above. If a listed officer ended employment with Intel for any reason, the vested account balances set forth in the Non-Qualified Deferred Compensation table would continue to be adjusted for earnings and losses in the investment choices selected by the officer until paid, pursuant to the distribution election made by the officer. As discussed above, the actual amount payable under the non-qualified deferred compensation plan would be reduced to reflect the offset amount payable under the tax-qualified pension plan arrangement. The benefit amounts set forth in the Pension Benefits table would continue to be adjusted based on actuarial assumptions until paid to the officer. Beginning on January 1, 2015, future benefit accruals were frozen in the U.S. Intel Minimum Pension Plan for all employees at or above a specific grade level, including all listed officers.

Retirement Contribution Plan. After two years of service, Intel’s contributions vest in 20% annual increments until the participant is 100% vested after six years. Intel’s contributions vest in full upon death, disability, or reaching the age of 60, regardless of years of service. All listed officers, other than Dr. Renduchintala and Mr. Swan, are fully vested in the value of Intel’s contributions, as they each have more than six years of service. Eligible U.S. Intel retirees (including executive officers) receive a prorated contribution for

70	2017 PROXY STATEMENT

EXECUTIVE COMPENSATION  ∎  Other Potential Post-Employment Payments

the year in which they retire. The contribution is calculated based on eligible earnings in the year of retirement. Starting in 2016, employees impacted by the freeze of future benefit accruals in the pension plan receive discretionary employer contributions in the Intel 401(k) savings plan, instead of the retirement contribution plan.

401(k) Savings Plan. Intel does not match the participant’s contributions to his or her 401(k) savings plan. Each participant is always fully vested in the value of his or her contributions under the plan. All currently listed officers other than Dr. Renduchintala and Mr. Swan, will be fully vested in future employer contributions to the 401(k) savings plan, as they have more than six years of service.

71

PROPOSAL 4:

Approval of Amendment and Restatement of the 2006 Equity Incentive Plan

The Board of Directors is requesting that stockholders vote in favor of amending and restating the 2006 Equity Incentive Plan (2006 EIP), which would extend the 2006 EIP for an additional two years, among other changes described below. Since the 2006 EIP was first adopted in 2006, it has been our stated policy and practice to present it to stockholders for re-approval at least every two years. This allows stockholders to regularly and frequently review our use of equity compensation and to vote upon the continued use of the 2006 EIP. If this Proposal is approved, the term of the 2006 EIP will extend to 2020; if not approved, the 2006 EIP will terminate in 2018.

Intel has a long-standing practice of granting equity awards not only to its executives and directors but also broadly among its employees. In 2016, approximately 84% of Intel’s employees received an equity award. The 2006 EIP authorizes us to grant four types of equity awards—stock options, stock appreciation rights (SARs), restricted stock and restricted stock units. In practice, we have used the 2006 EIP to grant time-based restricted stock units (RSUs), performance-based restricted stock units which we call “OSUs,” and stock options.

The 2006 EIP is the sole active plan for granting equity awards to eligible employees and non-employee directors. The Board believes that our 2006 EIP is in the best interest of stockholders and Intel, as equity awards granted under the plan help to attract, motivate, and retain talented employees and non-employee directors; align employee and stockholder interests; link employee compensation to company performance; and maintain a culture based on employee stock ownership.

Please note that the following summary of major features of the amended and restated 2006 EIP is qualified in its entirety by reference to the actual text of the amended and restated 2006 EIP, which is included as Exhibit A to this proxy statement.

We are requesting that stockholders approve the amended and restated 2006 EIP, which includes approval of the following:

Extension of the Expiration Date of the 2006 Equity Incentive Plan to June 30, 2020. The 2006 EIP is currently scheduled to expire on June 30, 2018, and we are requesting an extension of the expiration of the plan to June 30, 2020. This extension is consistent with our biennial renewal cycle, which gives our stockholders the ability to evaluate and vote on the continuation of our plan on a frequent basis. Stockholder approval of the amendment and restatement of the 2006 EIP will also constitute re-approval of the material terms of the 2006 EIP’s performance goals for purposes of Section 162(m) of the tax code. We may use these performance goals to grant awards intended to qualify for the performance-based compensation exception of Section 162(m) (discussed below), but the 2006 EIP does not require us to do so.

Addition of 33 Million Shares to Fund the 2006 Equity Incentive Plan through June 2020. The Board requests the addition of 33 million shares to the 2006 EIP. These 33 million shares represent 0.7% of our outstanding shares of common stock as of December 31, 2016. We carefully manage share usage under the 2006 EIP – over the last three fiscal years, our annual gross burn rate has averaged 1.1%. In 2016, we granted equity awards covering 53.1 million shares. If approved, we expect this additional share request would allow us to maintain our regular equity compensation programs without interruption to the end of the extended 2006 EIP’s term in June 2020.

Prohibition on Paying Dividends Prior to Vesting. Under the 2006 EIP, equity awards will generally not earn or accrue dividends or dividend equivalents prior to vesting, unless specified by the Compensation Committee. If the committee does specify that an award will earn or accrue dividends or dividend equivalents, the amended and restated 2006 EIP would prohibit payment of those amounts prior to the award vesting. The dividends or dividend equivalents would be subject to the same restrictions and risk of forfeiture as the award itself. Although we do not pay dividends or dividend equivalents prior to vesting for any of our outstanding awards, we are recommending this explicit prohibition as a matter of good corporate governance.

French Tax-Qualified RSUs. In France, a tax law (Loi Macron) enacted in August 2015 introduced new requirements for the grant of French tax-qualified RSUs. French tax-qualified RSUs can provide more favorable income tax and social tax treatment to both French subsidiaries and their employees than non-qualified RSUs, but they must be granted under a plan that has been approved by stockholders after the Loi Macron became effective (in addition to other conditions). We are not proposing any changes in the amended and restated 2006 EIP in order to grant French tax-qualified RSUs. The 2006 EIP already authorizes the Compensation Committee to adopt rules and regulations as necessary to comply with applicable law, including sub-plans to comply with French tax-qualified RSU requirements. However, because stockholders have not approved the 2006 EIP since May 2015, stockholder approval of this Proposal would enable us to satisfy this requirement and to grant French tax-qualified RSUs under the Loi Macron.

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PROPOSAL 4  ∎  Approval of Amendment and Restatement of the 2006 Equity Incentive Plan

SHARE RESERVATION

The following table summarizes the number of shares that would be authorized for issuance after December 31, 2016 under our 2006 EIP, if this Proposal is approved.

2006 EIP Share Reservation

Millions
Outstanding awards as of December 31, 2016[1]	122.6
Additional shares issuable if OSUs vest at maximum payout levels[2]	6.7
Shares available for new grants as of December 31, 2016[3]	209.8
Total number of shares issuable after December 31, 2016 (outstanding awards + potential new grants)	339.1
Additional shares requested under this Proposal[4]	33.0
Total shares authorized for issuance after December 31, 2016 (if this Proposal is approved)	372.1

[1]

OSUs are granted at a target share amount, and can convert into Intel shares anywhere from 0% to 200% of that target amount upon vesting, depending on Intel’s total stockholder return performance relative to a comparison group of companies. This number assumes that OSUs outstanding as of December 31, 2016 will convert at 100% of their target amounts upon vesting. For more information on OSUs, see “Executive Compensation; Grants of Plan-Based Awards in Fiscal Year 2016.”

[2]	This is the additional amount of shares that would be issued if OSUs outstanding as of December 31, 2016 convert at 200% of their target amounts upon vesting.

[3]	Assumes OSUs outstanding as of December 31, 2016 vest at maximum payout levels.

[4]

If this Proposal is approved, an estimated 242.8 million shares would be available for new grants under the 2006 EIP. That number is an estimate because the shares available may increase due to cancellations and expirations and decrease due to new grants between December 31, 2016 and the effective date of the 2006 EIP amendment and restatement.

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PROPOSAL 4  ∎  Approval of Amendment and Restatement of the 2006 Equity Incentive Plan

IMPORTANT GOVERNANCE FEATURES AND PRACTICES

The amended and restated 2006 EIP and our equity compensation programs are designed to reflect leading corporate governance practices:

Feature/Practice	Description
No Liberal Share Recycling	Shares used to pay the exercise price or withholding taxes for an outstanding award, unissued shares resulting from the net settlement of outstanding SARs, and shares purchased by Intel in the open market using the proceeds of option exercises do not become available for issuance as future awards.
No Evergreen Provision	The 2006 EIP does not contain an “evergreen” feature that automatically replenishes the shares available for future grants under the plan.
No Automatic Grants	The 2006 EIP does not provide for automatic grants to any participant.
No Tax Gross-Ups	The 2006 EIP does not provide for any tax gross-ups.
No Discounted Options or SARs	Stock options and SARs may not be granted with exercise prices lower than the market value of the underlying shares on the grant date.
No Repricing without Stockholder Approval	Other than in connection with a change in Intel’s capitalization, the purchase price of a stock option or SAR may not be reduced without stockholder approval, and underwater options and SARs may not be exchanged, or canceled and re-granted, for awards with a lower exercise price or for cash without stockholder approval.
No Reload Grants	Reload grants, or the granting of stock options conditioned upon delivery of shares to satisfy the exercise price and/or tax withholding obligation under another employee stock option, are not permitted.
Claw-Back	If the Compensation Committee determines that a participant committed an act of misconduct specified in the 2006 EIP, his or her unvested RSUs (including OSUs) and restricted stock will be canceled and none of his or her options and SARs will be exercisable. If the participant is an executive officer and the Compensation Committee determines that the act of misconduct contributed to a financial restatement, the participant may also be required to repay to Intel certain proceeds from his or her sales of Intel shares. See “Claw-Back Provision for Executive Officers” below.
Individual Limits on Awards	The 2006 EIP limits the number of shares underlying awards that may be granted to a participant in a calendar year. There are further limits on the number that may be granted to a non-employee director.
Minimum Performance Period	Any performance-based RSU or restricted stock award must be based on performance over a period of one year or longer. Our OSUs have a performance period of three years, which we believe promotes the creation of long-term value. Our senior-level employees receive a majority of their equity compensation, by grant date fair value, in OSUs.
Two-Year Plan Term	Since the adoption of the 2006 EIP, our practice has been to set a two-year term for the plan. This requires us to regularly and frequently present the 2006 EIP to stockholders for re-approval and extension.
Independent Administration	The 2006 EIP is administered by the Compensation Committee, which is composed entirely of “independent directors” within the meaning of NASDAQ independence requirements, “nonemployee directors” as defined in Rule 16b-3 under the Exchange Act, and “outside directors” as defined in Section 162(m) of the tax code.

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PROPOSAL 4  ∎  Approval of Amendment and Restatement of the 2006 Equity Incentive Plan

BACKGROUND ON EQUITY COMPENSATION AT INTEL

Intel granted equity awards to approximately 84% of its employees in 2016 and generally grants awards to more than 80% of employees in any one year. While we grant equity awards on a pre-established quarterly schedule, we grant most of our awards in the second quarter of each year as part of our company-wide employee performance evaluation.

Equity Award Grants in 2016 under the 2006 EIP

Category	Number of Shares Subject to Awards Granted (in millions)	% of Total 2016 Grants
Non-Employee Directors	0.1	0.2%
Listed Officers	1.6	3.0%
All Other Participating Employees	51.4	96.8%
Total	53.1	100.0%

The Compensation Committee generally limits grants to our listed officers to no more than 5% of the total equity awards granted in any one year. Over the past three fiscal years, on average only 2.0% of all equity awards were granted to our listed officers.

Since 2015, we have granted equity awards under the 2006 EIP exclusively in the form of RSUs and OSUs. The employees in our broad-based equity award program receive RSUs. Our senior-level employees and non-employee directors receive OSUs in addition to RSUs, with our senior-level employees generally receiving a majority of their equity awards, by grant date fair value, in the form of OSUs. OSUs are subject to performance-based vesting. They are granted at a target share amount, and the amount of shares a participant ultimately receives upon vesting can range from 0% to 200% of the target, depending on Intel’s total stockholder return (TSR) relative to the average TSR of a comparison group of companies over a three-year performance period. For more information on OSUs, see “Executive Compensation; Grants of Plan-Based Awards in Fiscal Year 2016.”

We believe RSUs and OSUs are an effective means to align the interests of employees and stockholders, and OSUs provide our senior leadership with at-risk compensation that rewards out-performance. The number of shares issued under awards may be lower or, in the case of OSUs, higher than the nominal number of shares stated in the awards, but in no case may the limits set forth in the 2006 EIP be exceeded. Although we stopped granting stock options in 2015, we maintain flexibility under the 2006 EIP to grant stock options, as well as SARs and restricted stock, in the future.

NET BURN RATE, GROSS BURN RATE, AND OVERHANG

We review a number of metrics to assess the cumulative impact of our equity compensation program, particularly the following:

•

Net Burn Rate. Our net burn rate is equal to our total equity awards granted less cancellations, divided by total shares of common stock outstanding at the end of the year. Net burn rate shows how rapidly the shares reserved for our 2006 EIP are being depleted, while reflecting that canceled awards are returned to the plan. Carefully monitoring our net burn rate helps us limit long-term stockholder dilution from our equity compensation program. Intel’s long-term goal is to limit the average net burn rate under our 2006 EIP to less than 2%. Over the past three fiscal years, annual net burn rate averaged 0.8% (0.9% in 2016).

•

Gross Burn Rate. Gross burn rate is another measure of share utilization that differs from net burn rate by not taking into account award cancellations. It is equal to our total equity awards granted divided by total shares of common stock outstanding at the end of the year. Over the last three fiscal years, our annual gross burn rate has averaged 1.1% (1.1% in 2016).

•

Overhang. Overhang measures potential stockholder dilution and is equal to the number of shares subject to our outstanding equity awards, plus the number of shares available to be granted, divided by total shares of common stock outstanding at the end of the year. Over the past three fiscal years, our overhang has averaged 8.6% (7.3% in 2016). If the amended and restated 2006 EIP is approved, our overhang would be 8.0%, or an additional 0.7%.

2006 EIP Key Metrics for the Past Three Fiscal Years

	2016 (%)	2015 (%)	2014 (%)	Average (%)
Net Burn Rate	0.9	0.7	0.8	0.8
Gross Burn Rate	1.1	0.9	1.2	1.1
Overhang	7.3	8.9	9.6	8.6
Percentage of Equity Awards Granted to Listed Officers	3.0	1.6	1.5	2.0

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PROPOSAL 4  ∎  Approval of Amendment and Restatement of the 2006 Equity Incentive Plan

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes information as of December 31, 2016 regarding equity compensation plans approved and not approved by stockholders (shares in millions).

Plan Category	(A) Number of Shares to Be Issued Upon Exercise of Outstanding Options and Rights	(B) Weighted Average Exercise Price of Outstanding Options ($)[1]	(C) Number of Shares Remaining Available for Future Issuance under Equity Incentive Plans (Excluding Shares Reflected in Column A)
Equity Incentive Plans Approved by Stockholders	129.3(2)	23.95	374.6(3)
Equity Incentive Plans Not Approved by Stockholders[4]	—	—	—
Total	129.3	23.95	374.6

[1]	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs and OSUs, which have no exercise price.

[2]

Includes 110.3 million shares granted under the 2006 EIP that are issuable upon RSUs and OSUs vesting, including a maximum of 13.4 million shares that could be issued for outstanding OSUs. The remaining balance consists of outstanding stock option grants.

[3]

Includes 164.8 million shares authorized for issuance under the 2006 Stock Purchase Plan and 209.8 million shares authorized under the 2006 EIP, assuming shares will be issued at the maximum vesting amount for outstanding OSUs. If it is assumed that shares will be issued at the target vesting amount for outstanding OSUs, an additional 6.7 million shares would be included in the shares available for future issuance under the 2006 EIP, for a total of 216.5 million shares. This 216.5 million share number is the number reported in Note 19 to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016.

[4]

3.8 million shares are issuable under outstanding options and RSUs that were originally granted under plans that we assumed in connection with acquisitions. The weighted-average exercise price of the assumed outstanding options is $16.78. No shares are available for future grants under these assumed plans.

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PROPOSAL 4  ∎  Approval of Amendment and Restatement of the 2006 Equity Incentive Plan

KEY TERMS OF THE AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN

The following is a summary of the key provisions of the amended and restated 2006 EIP, which is subject to stockholder approval of this Proposal. Some of these provisions are described in greater detail below, and the summary and descriptions are qualified by reference to the terms of the amended and restated 2006 EIP, which is set forth as Exhibit A to this proxy statement.

Plan Term:	May 17, 2006 to June 30, 2020
Eligible Participants:	All of our full-time and part-time employees, where legally eligible to participate, and our non-employee directors.
Shares Authorized:	372.1 million shares may be issued following December 31, 2016, pursuant to either new grants after that date or awards outstanding as of that date, subject to adjustment only to reflect stock splits and similar changes in Intel’s capitalization.
Award Types (available to all eligible participants, including non-employee directors):	(1) RSUs (2) Restricted stock (3) Stock Options (4) SARs
162(m) Share Limits:

The 2006 EIP limits the number of shares subject to awards granted to an individual participant in any calendar year to:

(1)  No more than three million shares subject to stock options or SARs to an individual participant during any calendar year.

(2)  No more than two million shares subject to restricted stock or RSU grants to an individual participant during any calendar year.

These limits are subject to adjustment to reflect stock splits and similar changes in Intel’s capitalization and are greater than the number of stock options or RSUs that we have granted to any individual in the past.

Other Award Limitations:	No more than 100,000 shares may be subject to awards granted to a non-employee director in any fiscal year.
Vesting:	No stock option may be exercised less than one year from the grant date (except upon the death or disability, or retirement of the participant). For RSUs and restricted stock, no vesting condition that is based on performance criteria and level of achievement versus such criteria shall be based on performance over a period of less than one year.

NON-EMPLOYEE DIRECTOR AWARDS

Each non-employee director may be granted awards for a number of shares, as determined by the Board, but the number of shares subject to such awards may not exceed 100,000 shares each fiscal year. This limit is subject to adjustment to reflect stock splits and similar changes in Intel’s capitalization.

Subject to the limits in the 2006 EIP, the Board has the discretion to determine the form and terms of awards to non-employee directors. The Board’s current practice is to grant each non-employee director a mix of RSUs and OSUs each January with a total target value of approximately $220,000.

VESTING OF RESTRICTED STOCK AND RSUS

The Compensation Committee (or, for non-employee director awards, the Board) may make the grant, issuance, retention, or vesting of restricted stock and RSUs contingent upon, among other conditions, continued employment with Intel, the passage of time, or such performance criteria and the level of achievement against such criteria as it deems appropriate.

VESTING AND EXERCISE OF STOCK OPTIONS AND SARS

The exercise price of stock options granted under the 2006 EIP may not be less than the market value (the average of the high and low market price) of our common stock on the grant date. The stock option term may not be longer than seven years in the case of

77

PROPOSAL 4  ∎  Approval of Amendment and Restatement of the 2006 Equity Incentive Plan

stock options vesting in full in less than five years, and may not be longer than 10 years in the case of stock options vesting in full in five or more years. The Compensation Committee (or, for non-employee director awards, the Board) will determine when each stock option becomes exercisable, including the establishment of performance-vesting criteria, if any, provided that no stock option may be exercised less than one year from the grant date (except upon the death, disability, or retirement of the participant). Similar terms and limitations apply to SARs.

DIVIDENDS

Unless specified by the Compensation Committee, the shares issuable under an award may not be adjusted to reflect cash dividends or other rights that may be paid or issued to stockholders prior to the issuance of those shares. The committee may specify that dividends or dividend equivalent amounts will be credited and/or payable with respect to the shares subject to an award, unless the award is a stock option or SAR. Furthermore, to the extent dividends or dividend equivalents are credited or payable in connection with an award, the dividends and dividend equivalents must be subject to the same restrictions and risk of forfeiture as the underlying award and may not be paid until the underlying award vests.

ELIGIBILITY UNDER SECTION 162(M) OF THE TAX CODE

Awards may, but need not, include performance criteria that are intended to satisfy Section 162(m) of the tax code. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m) of the tax code, the performance criteria will be based on stock price appreciation (in the case of stock options or SARs) or on one or more of the following factors (in the case of RSUs and restricted stock), each of which may be adjusted as provided in the 2006 EIP:

•	cash flow

•	earnings per share

•	earnings before one or more of interest, taxes, depreciation and amortization

•	return on equity

•	total stockholder return

•	share price performance

•	return on capital

•	return on assets or net assets

•	revenue

•	income or net income

•	operating income or net operating income

•	operating profit or net operating profit

•	gross margin, operating margin or profit margin

•	return on operating revenue

•	return on invested capital

•	market segment share

•	product release schedules

•	new product innovation

•	product cost reduction through advanced technology

•	brand recognition/acceptance

•	product ship targets

•	customer satisfaction

These factors may be applied either individually, alternatively, or in any combination, applied to either the company as a whole or to a business unit or subsidiary, either individually, alternatively, or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis, or relative to a pre-established target, to previous years’ results, or to a designated comparison group, on a U.S. generally accepted accounting principles (GAAP) or non-GAAP basis, in each case as specified by the Compensation Committee in the award.

The number of shares of common stock, stock options, or other benefits granted, issued, retainable, or vested under an award that is intended to satisfy Section 162(m) of the tax code upon satisfaction of performance criteria may be reduced by the committee based on any further considerations that the committee may determine in its sole discretion.

TRANSFERABILITY

Awards granted under the 2006 EIP are transferable only by will or the laws of descent and distribution, or to the extent otherwise determined by the Compensation Committee. The committee has sole discretion to permit the transfer of an award.

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PROPOSAL 4  ∎  Approval of Amendment and Restatement of the 2006 Equity Incentive Plan

ADMINISTRATION

The Compensation Committee, which is made up entirely of independent directors, administers the 2006 EIP. The 2006 EIP grants broad authority to the plan administrator to do all things necessary or desirable, in its sole discretion, in connection with the administration of the 2006 EIP. The committee will select the employees who receive awards; determine the number of shares covered thereby; and, subject to the terms and limitations expressly set forth in the 2006 EIP, establish the terms, conditions, and other provisions of the grants. The committee may interpret the 2006 EIP and establish, amend, and rescind any rules related to the 2006 EIP, and make remedial changes to the terms of an outstanding award to comply with applicable laws, regulations, and listing requirements and to avoid unintended consequences resulting from unexpected events.

The Compensation Committee may delegate to a committee of one or more officers the ability to grant awards and take other actions with respect to participants (other than such officers themselves) who are not directors or executive officers, provided that the Compensation Committee specifies limits on the number of awards that may be granted. The Compensation Committee has delegated authority to a committee consisting of the CEO and the Senior Vice President of Human Resources to grant awards to non-executive employees within limits and a budget pre-approved by the Compensation Committee. The Compensation Committee has also delegated administrative and ministerial functions under the 2006 EIP to the Senior Vice President of Human Resources.

CLAW-BACK PROVISION FOR EXECUTIVE OFFICERS

For any participant who is determined by the Board to be an “executive officer,” if the Compensation Committee determines that the participant engaged in an act of embezzlement, fraud, or breach of fiduciary duty during the participant’s employment that contributed to an obligation to restate Intel’s financial statements, the participant may be required to repay option proceeds and/or restricted stock proceeds resulting from any sale or other disposition of shares effected during the 12-month period following the first public issuance or filing with the SEC of the financial statements required to be restated. The term “option proceeds” means, with respect to any sale or other disposition of shares issued or issuable upon exercise of a stock option or SAR, an amount determined appropriate by the committee to reflect the effect of the restatement, up to the amount equal to the number of shares sold or disposed of, multiplied by the difference between the market value per share of Intel’s common stock at the time of such sale or disposition and the exercise price. The term “restricted stock proceeds” means, with respect to any sale or other disposition of shares issued or issuable upon vesting of restricted stock or an RSU, an amount determined appropriate by the committee to reflect the effect of the restatement, up to the amount equal to the market value per share of Intel’s common stock at the time of such sale or other disposition, multiplied by the number of shares or units sold or disposed of.

AMENDMENTS REQUIRING STOCKHOLDER APPROVAL

The Board may terminate, amend, or suspend the 2006 EIP, provided that stockholder approval is required for any amendment (except those described in “Adjustments” below) that would:

•	increase the number of shares that may be issued under the 2006 EIP;

•	extend the term of the 2006 EIP;

•	change the class of persons eligible to participate in the 2006 EIP;

•	grant stock options at less than the market value;

•	reduce the price of an outstanding stock option or SAR;

•	reprice, repurchase, or exchange underwater stock options or SARs; or

•	otherwise implement any amendment required to be approved by stockholders under the NASDAQ rules.

ADJUSTMENTS

In the event of a stock dividend, recapitalization, stock split, combination of shares, extraordinary dividend of cash or assets, reorganization, or exchange of our common stock, or any similar equity restructuring transaction (as that term is used in FASB ASC Topic 718) affecting our common stock, the Compensation Committee will equitably adjust: the number and kind of shares available for grant under the 2006 EIP; the number and kind of shares subject to the various limitations set forth in the 2006 EIP and subject to outstanding awards under the 2006 EIP; and the exercise or settlement price of outstanding stock options and of other awards.

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PROPOSAL 4  ∎  Approval of Amendment and Restatement of the 2006 Equity Incentive Plan

The impact of a merger or other reorganization of Intel on outstanding awards under the 2006 EIP will be specified in the agreement related to the merger or reorganization, subject to the limitations and restrictions set forth in the 2006 EIP. Such agreement may provide for, among other things, assumption of outstanding awards, accelerated vesting or accelerated expiration of outstanding awards, or settlement of outstanding awards in cash.

U.S. FEDERAL INCOME TAX CONSEQUENCES

The U.S. federal income tax rules applicable to awards under the 2006 EIP under the tax code are summarized below. This summary omits the tax laws of any municipality, state, or foreign country in which a participant resides. Generally, taxes are not due when a restricted stock or RSU award is initially granted, but the award becomes taxable when it is no longer subject to a “substantial risk of forfeiture” (generally, when it becomes vested or transferable), in the case of restricted stock, or when shares are issued in connection with vesting, in the case of an RSU. Income tax is calculated on the value of the stock at ordinary rates at that time, and then at capital gain rates when the shares are sold. However, no later than 30 days after a participant receives an award of restricted stock, pursuant to Section 83(b) of the tax code, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the stock at the time of receipt. Provided that the election is made in a timely manner, the participant will not recognize any additional income when the award is no longer transferable or subject to a “substantial risk of forfeiture.”

Stock option grants under the 2006 EIP may be intended to qualify as incentive stock options under Section 422 of the tax code or may be non-qualified stock options governed by Section 83 of the tax code. Generally, federal income tax is not due from a participant upon the grant of a stock option, and a deduction is not taken by the company. Under current tax laws, if a participant exercises a non-qualified stock option, he or she will have taxable income equal to the difference between the market price of the common stock on the exercise date and the stock option grant price. We are entitled to a corresponding deduction on our income tax return. A participant will not have any taxable income upon exercising an incentive stock option after the applicable holding periods have been satisfied (except that the alternative minimum tax may apply), and we will not receive a deduction when an incentive stock option is exercised.

The treatment of a disposition of shares acquired through the exercise of a stock option depends on how long the shares were held by the participant and whether the shares were acquired by exercising an incentive stock option or a non-qualified stock option. We may be entitled to a deduction in the case of a disposition of shares acquired under an incentive stock option before the applicable holding periods have been satisfied.

Section 409A of the tax code provides additional tax rules governing non-qualified deferred compensation. Generally, Section 409A will not apply to awards granted under the 2006 EIP, but may apply in some cases to RSUs, performance units, and performance shares. For such awards subject to Section 409A, certain officers of the company may experience a delay of up to six months in the settlement of the awards in shares of company stock.

Re-Approval of the 2006 Equity Incentive Plan for Purposes of Section 162(m) of the Tax Code. As described above, the 2006 EIP has been structured in such a manner that equity awards made under it can satisfy the requirements of “performance-based” compensation within the meaning of Section 162(m) of the tax code. In general, under Section 162(m) of the tax code, in order for Intel to be able to deduct compensation in excess of $1 million paid in any one year to our CEO or any of our other listed officers (other than our CFO or any officer who is not subject to U.S. income tax), such compensation must qualify as performance-based. One of the requirements of performance-based compensation for purposes of Section 162(m) of the tax code is that the material terms of the performance goals under which compensation may be paid be disclosed to and approved by stockholders. For purposes of Section 162(m) of the tax code, the material terms include the employees eligible to receive compensation, a description of the business criteria on which the performance goal is based, and the maximum amount of compensation that can be paid to an employee under the performance goal, which terms are discussed above in this Proposal 4. With respect to awards under the 2006 EIP, stockholder approval of the amendment and restatement of the 2006 EIP is also intended to qualify as re-approval of the material terms of the 2006 EIP for purposes of the approval requirements of Section 162(m) of the tax code. However, nothing in this proposal precludes us or the plan administrator from granting awards that do not qualify for tax deductibility under Section 162(m) of the tax code, nor is there any guarantee that awards intended to qualify for tax deductibility under Section 162(m) of the tax code will ultimately be viewed as so qualifying by the IRS.

NEW PLAN BENEFITS; MARKET VALUE OF SECURITIES

The Compensation Committee has the discretion to grant awards under the 2006 EIP, and the committee has not determined future awards or who might receive them. Accordingly, the benefits that will be granted or paid under the amended and restated 2006 EIP cannot currently be determined. As of March 20, 2017, the closing price of a share of Intel common stock was $35.43.

80	2017 PROXY STATEMENT

PROPOSAL 4  ∎  Approval of Amendment and Restatement of the 2006 Equity Incentive Plan

PRIOR STOCK OPTION GRANTS UNDER THE 2006 EIP

Pursuant to SEC rules, the following table sets forth the number of shares subject to stock options granted under the 2006 EIP from May 17, 2006 (when the 2006 EIP was initially approved by stockholders) through December 31, 2016.

Name and Position	Number of Shares Underlying Stock Options Granted[1]
Brian M. Krzanich, Chief Executive Officer	1,440,717
Andy D. Bryant, Chairman of the Board	1,598,500
Robert H. Swan, Executive Vice President and Chief Financial Officer	—
Stacy J. Smith, Executive Vice President, Manufacturing, Operations and Sales	1,564,100
Venkata (Murthy) Renduchintala, Executive Vice President, President, Client and IOT Businesses and Systems Architecture Group	—
Diane M. Bryant, Executive Vice President, General Manager, Data Center Group	925,524
William M. Holt, Former Executive Vice President, General Manager, Technology and Manufacturing Group	1,552,790
Gregory R. Pearson, Senior Vice President General Manager, Sales and Marketing Group	557,973
All current executive officers as a group	5,528,841
All current non-employee directors as a group	—
All employees as a group (excluding current executive officers)	195,805,861

[1]	These share numbers do not include shares underlying options that were granted but were subsequently canceled or expired unexercised.

RECOMMENDATION OF THE BOARD

The Board of Directors recommends that you vote “FOR” amendment and restatement of the 2006 Equity Incentive Plan.

81

PROPOSAL 5:

ADVISORY VOTE ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES TO APPROVE EXECUTIVE COMPENSATION

The federal law that requires each U.S. public company to hold a “say on pay” advisory vote also requires that stockholders be asked to vote on the frequency of “say on pay” votes. Pursuant to this law, which is set forth in Section 14A of the Securities Exchange Act of 1934, as amended, we are asking stockholders to vote on whether future “say on pay” votes such as the one in Proposal 3 above should occur every year, every two years, or every three years. This vote on the frequency of “say on pay” votes is advisory in nature and must be held at least once every six years. Intel has voluntarily conducted annual “say on pay” votes every year since 2009, two years before required by federal law, but we welcome the opportunity to submit the three alternative frequencies to our stockholders for consideration. Some commentators have said that a two-year or three-year frequency might be better aligned with compensation trends or programs and would place less emphasis on the results or actions of a single year; other commentators have stated that an annual vote provides a company with more opportunity for timely feedback. We are prepared to operate under any of the three alternative frequencies and look forward to the stockholder vote for input, although the Board recommends that stockholders vote to continue to hold “say-on-pay” votes every “one year.” Stockholders will be able to specify one of four choices for this proposal on the proxy card: one year, two years, three years, or abstain. This advisory vote is non-binding on the Board, but the Board will give careful consideration to the voting results on this proposal and expects to be guided by the alternative that receives the greatest number of votes, even if that alternative does not receive a majority of the votes cast.

RECOMMENDATION OF THE BOARD

The Board of Directors recommends that you vote to conduct future advisory votes to approve executive compensation every “One Year.”

82	2017 PROXY STATEMENT

STOCKHOLDER PROPOSALS

The following stockholder proposals will be voted on at the 2017 Annual Stockholders’ Meeting if properly presented by or on behalf of the stockholder proponent.

Proposal 6: Stockholder Proposal Requesting an Annual Advisory Vote on Political Contributions

The following stockholder proposal will be voted on at the 2017 Annual Stockholders’ Meeting if properly presented by or on behalf of the stockholder proponent.

Stockholder NorthStar Asset Management Funded Pension Plan, P.O. Box 301840 Boston, MA 02130, is the owner of 1041 shares of Intel common stock and proposes the following resolution:

Say on Political Contributions

Whereas:

The Supreme Court ruling in Citizens United v. Federal Election Commission interpreted the First Amendment right of freedom of speech to include certain corporate political expenditures involving “electioneering communications,” resulting in greater public and shareholder concern about corporate political spending;

Shareholders believe Intel should minimize risk to the firm’s reputation regarding possible future missteps in corporate political contributions, including Intel PAC contributions;

Our website and policies indicate that environmental protection, immigration reform, and nondiscrimination are high priorities for our Company;

Shareholders appreciate Intel’s efforts to strengthen internal oversight of political contributions, however analysis of 2016 political contributions indicate misaligned contributions, including:

•	Richard Burr, a North Carolina senator who co-sponsored amending the Constitution to define “traditional marriage”;

•	A contribution to the Republican Main Street Partnership PAC which supports Tom Emmer, who equated equal marriage to bestiality;

•

Sen. Pat Toomey who sponsored a controversial immigration bill that would cut federal funding to cities that protect their immigrant population by prohibiting local law enforcement from cooperating with federal immigration officers;

•

Rep. Pete Sessions who incorrectly claimed that Orlando’s Pulse nightclub, the site of a mass shooting this year, was not a gay club, and who subsequently helped block a proposal to ensure that federal contractors can’t discriminate on the basis of sexual orientation or gender identity;

•	Sen. Mitch McConnell who is known for disavowing the reality of climate change.

Shareholders also recognize that conflicting issues may exist in the decision-making process of which political candidates to support, and are concerned that these decisions may be beyond the scope of Company management to determine. Accordingly, due to risks to shareholder value that may come from political missteps, shareholders should have the opportunity to weigh in on the annual plan of political contributions including the PAC.

Resolved: Shareholders recommend that the Board of Directors adopt a policy under which the proxy statement for each annual meeting will contain a proposal on political contributions describing:

•	the Company’s and Intel PAC policies on electioneering and political contributions and communications,

•	any political contributions known to be anticipated during the forthcoming fiscal year,

•

management’s analysis of the congruency with company values and policies of the company’s and Intel PAC’s policies on electioneering and political contributions and communications, and of the resultant expenditures for the prior year and the forthcoming year, and an explanation of the rationale for any contributions found incongruent;

•	management’s analysis of any resultant risks to our company’s brand, reputation, or shareholder value;

•	and providing an advisory shareholder vote on those policies and future plans.

83

STOCKHOLDER PROPOSALS  ∎  Proposal 6: Stockholder Proposal Requesting An Annual Advisory Vote on Political Contributions

Supporting Statement: “Expenditures for electioneering communications” means spending directly, or through a third party, at any time during the year, on printed, internet or broadcast communications, which are reasonably susceptible to interpretation as in support of or opposition to a specific candidate.

BOARD OF DIRECTORS’ RESPONSE

Intel believes that the proposal is unnecessary and impractical for the following reasons:

•

Intel already provides significant disclosure regarding our policies, processes, and oversight of political contributions in line with current best practices advocated by a number of leading organizations. In 2016, Intel again received a top-five ranking in the CPA-Zicklin Index of Corporate Political Disclosure and Accountability, and was highlighted as one of the “trendsetter companies.”

•

Intel does not use corporate funds to make political contributions of the type that were the subject of the Supreme Court decision in the Citizens United v. Federal Election Commission (Citizens United) case.

•

Intel publishes data on our direct and indirect political contributions on our web site and in our annual Corporate Responsibility Report. As those reports show, the overall amount of contributions by the company and the Intel Political Action Committee (IPAC) for political and office-holder support, including Intel’s “indirect spending” by trade associations to which Intel paid dues, is relatively modest.

Intel continuously evaluates our support of office-holders, industry groups, and other associations to focus on key supporters of key initiatives of value to the interests of Intel and Intel’s stockholders, recognizing that it is impractical to identify every issue or candidate in advance, and unrealistic to expect that Intel or its stockholders will agree with every issue that a politician supports.

SUPPORTING DISCUSSION

Intel maintains a high degree of oversight, governance and transparency around our corporate political activity and accordingly believes that this proposal is unnecessary. Stockholders and other interested persons can find extensive information on our policies and processes through our Political Accountability Guidelines (Guidelines) and can learn even more about our processes, policy positions, and annual corporate and Intel IPAC contributions through our annual Corporate Responsibility Report and other information that is available on our web site. Our policies, practices, and disclosures reflect the fact that we have proactively engaged with the Center for Political Accountability and other organizations to understand best practice expectations on this issue and that for years we have been committed to continuous improvement in this area. As a result of our existing practices and disclosures, in 2016 Intel again received a top-five ranking in the CPA-Zicklin Index of Corporate Political Disclosure and Accountability, and was highlighted as one of the “trendsetter companies.”

Our Political Accountability Guidelines (Guidelines), which we initially drafted in 2006, and updated as recently as November 2016, are publicly available on our Corporate Responsibility web site at www.intel.com/responsibility. The Guidelines state that we will not contribute corporate funds to federal election candidates or political parties. In response to the Citizens United court decision, we updated our Guidelines in 2011 to state that we will not make independent political expenditures or fund electioneering communications, as those terms are defined by applicable law.

The Guidelines set forth our policy and process for formally approving and reviewing corporate political contributions. As part of this process, the Board of Directors’ Corporate Governance and Nominating Committee annually reviews an analysis of Intel’s corporate contributions during the preceding year to confirm that contributions are consistent with our corporate policies. A committee of Intel employees reviews all requests for contributions on behalf of IPAC against our public policy priorities. IPAC’s approach targets balanced support of Democratic and Republican Party candidates each year. Moreover, no corporate funds are contributed to IPAC other than for administrative expenses, and all employee participation in IPAC is voluntary.

In addition, Intel’s annual Corporate Responsibility Report, available through a link on our Investor Relations web site at www.intc.com and on our Corporate Responsibility web site at www.intel.com/go/responsibility, summarizes our positions on public policy issues that are important to our business. The report links to detailed reports covering Intel’s and IPAC’s political contributions for the previous year sorted by recipient.

In order to address the issue of indirect political spending, the Corporate Responsibility Report and supporting documents report on our approach to the issue of trade association alignment, include disclosure on Intel’s payments to industry and trade organizations, and provide a breakdown of the amount of dues payments to our top associations that are applied toward political activities. We also file quarterly reports detailing our lobbying activities with the Secretary of the U.S. Senate and the Clerk of the U.S. House of Representatives, available on the Senate and House Lobbying Disclosure Act web sites.

84	2017 PROXY STATEMENT

STOCKHOLDER PROPOSALS  ∎  Proposal 6: Stockholder Proposal Requesting An Annual Advisory Vote on Political Contributions

Our existing disclosures demonstrate that the amount of contributions by the company and IPAC for political and office-holder support is relatively modest. Given the modest amounts that we contribute for political purposes and the wide range of public policy issues addressed in a given year by candidates and trade associations, we believe that it is best to focus our expenditures on candidates and organizations that can best support our public policy priorities as outlined on both our Corporate Responsibility and Public Policy (www.intel.com/content/www/us/en/company-overview/public-policy.html) web sites, including those that enable us to continue on our path of innovation. We do so recognizing that we may not be aligned 100% with every position supported by those candidates or organizations on all policy matters. Likewise, given how issues and positions can develop and shift rapidly during a year, we believe that it is important to maintain the flexibility to analyze and respond to issues throughout the year so that we can make decisions that are in the best interests of the company and our stockholders. We do not believe that it is practical or realistic to attempt to identify in advance all contributions for the coming year or to ask stockholders to attempt to evaluate all of those contributions through a stockholder vote.

In short, while we agree with the proponent on the importance of oversight and disclosure around corporate political activity, we believe that implementing an annual stockholder advisory vote on our political activity policies and future plans is not the best way to address this issue, would not provide our stockholders with any more meaningful information than is already provided, and could restrict our ability to operate in the best interests of the company and its stockholders. We believe that the steps Intel has already taken–establishing comprehensive policies with Board oversight and robust review processes, and providing detailed disclosure–are the most practical and effective approach to addressing this issue.

RECOMMENDATION OF THE BOARD

The Board of Directors recommends that you vote “AGAINST” this proposal for Intel to adopt certain political contribution policies.

85

STOCKHOLDER PROPOSALS  ∎  Proposal 7: Stockholder Proposal Requesting that Votes Counted on Stockholder Proposals Exclude Abstentions

Proposal 7: Stockholder Proposal Requesting that Votes Counted on Stockholder Proposals Exclude Abstentions

The following stockholder proposal will be voted on at the 2017 Annual Stockholders’ Meeting if properly presented by or on behalf of the stockholder proponent.

Stockholders Eric Rehm and Mary Geary have appointed Investor Voice, SPC, 111 Queen Anne Ave. N, Suite 500, Seattle, WA 98109, as their representative for this proposal. Stockholders Eric Rehm and Mary Geary are the owners of 100 shares of Intel common stock and propose the following resolution:

RESOLVED: Intel Corporation (“Intel”) shareholders ask the Board to take or initiate steps to amend Company governing documents to provide that all non-binding matters presented by shareholders shall be decided by a simple majority of the votes cast FOR and AGAINST an item. This policy would apply to all such matters unless shareholders have approved higher thresholds, or applicable laws or stock exchange regulations dictate otherwise.

SUPPORTING STATEMENT:

This proposal seeks greater transparency, clarity, and understanding around how informed stockholders vote on shareholder proposals.

A democratic “simple majority” formula includes votes cast FOR and AGAINST, but not abstentions. It provides the most clear and accurate picture of the intent of shareowners who are both informed and decided, while not including in the formula the votes of abstaining voters who, by definition, have chosen not to express an opinion.

•	61% of Intel’s self-identified peers employ a “simple majority” standard

[http://www.newground.net/INTC_Intel_Overview-of-Peer-Group-Survey_Excerpt_2016.1202d.pdf].

When abstaining voters choose to not express an opinion and mark ABSTAIN (whether they are confused, disinterested, agnostic, or lack time to become fully informed), it is apparent that their votes should be regarded as neither FOR nor AGAINST an item.

Counter to this, Intel unilaterally counts ABSTAIN votes as if AGAINST every shareholder sponsored item. ‘Notice’ of this policy choice is buried on page 77 of the 81-page 2016 proxy.

•	Is it reasonable for Intel to assert it knows the will of undecided voters (and to artificially construe abstentions in favor of management)?

Intel has implied it must follow the Delaware “default standard” when in fact Intel has a choice, and this nominal ‘standard’ is what Delaware assigns to companies that do not choose “simple majority” voting.

Research has demonstrated that the so-called “default standard” disadvantages shareholders of American companies [http://www.investorvoice.net/wp-content/uploads/2015/07/Vote-Counting_Article_Corporate-Secretarymagazine_ 2015-0318.pdf].

How?

•	By depressing the appearance of support for shareholder concerns.

The math is simple: When abstaining shareholders elect to not express an opinion, but then are treated as if having voted AGAINST a proposal, management benefits. This is because shareholder proposals normally appear in proxies only when management disagrees with the proposal or would rather avoid the subject.

•	By subverting vote outcomes.

Historically, these practices have allowed management teams to describe numerous true majority votes on shareholder items as, instead, having ‘failed’.

•	By distorting communications.

Annual meeting votes offer the sole opportunity for most shareholders to communicate with Boards. Counting abstentions as de facto votes AGAINST shareholder proposals, management distorts how outcomes are reported and how the public perceives support for shareholder concerns.

86	2017 PROXY STATEMENT

STOCKHOLDER PROPOSALS  ∎  Proposal 7: Stockholder Proposal Requesting that Votes Counted on Stockholder Proposals Exclude Abstentions

In contrast, Intel’s Director Election (where management benefits from the appearance of strong support), does not count abstentions. Thus, management items and shareholder items do not receive equal treatment; though the Company has complete discretion to cure such inconsistencies.

To avert discrepancies like this, the Council of Institutional Investors states: “...abstentions should be counted only for purposes of a quorum.”

THEREFORE: Support accuracy, fairness, and good governance at Intel by voting FOR simple majority vote-counting on shareholder sponsored items.

BOARD OF DIRECTORS’ RESPONSE

The Board recommends a vote against this proposal because the Board views the change that the proposal requests as unnecessary and contrary to the best interests of our stockholders. The vote counting standard Intel currently applies to both company and stockholder proposals, other than the election of directors or as required by law, gives effect to stockholders’ affirmative action to abstain on a specific matter, and is the standard applied by most large public companies incorporated in the State of Delaware.

We have studied this proposal, compared our vote counting standard to that of our peers and discussed the proposal with stockholders. Intel has implemented many corporate governance practices that it believes more effectively empower all stockholders. In contrast, based on our research and stockholder outreach to date, the implementation of this proposal would not affect or advance our corporate governance practices.

SUPPORTING DISCUSSION

Intel is a Delaware corporation, and our existing vote counting standard is the basic standard provided for under Delaware law. Under that standard, when a stockholder determines to vote “Abstain,” that vote is not ignored–as would occur under this proposal–but instead is given effect by being counted in the denominator for purposes of determining whether a proposal has been approved. Counting abstentions in this manner is a common practice among Delaware corporations.

We have raised this topic in our stockholder outreach meetings with institutional investors and the most common comment we received was that “Abstain” votes are often done purposely and so are useful. This same view was specifically noted in a 2013 CalPERS/GMI study entitled “Vote Calculation Methodologies,” which states, “Indeed, we are aware that some institutional investors abstain on stockholder proposals when they wish to convey support for the general subject matter, but have reservations about the specific action requested.” We also evaluated this topic and have not found any indication that the vote counting standard requested in this proposal is viewed as a corporate governance “best practice” or otherwise as an emerging trend.

We apply the same vote counting standard for proposals submitted by the Board as for proposals submitted by stockholders. We also apply the same vote counting standard regardless of whether the Board has recommended that our stockholders vote “For” or “Against” a proposal. The only exceptions to this vote counting standard arise in the context of director elections (where there was broad support among our stockholders for the standard we adopted) and when required by law. Thus, under our Bylaws, the same voting standard applies when stockholders vote on a proposal submitted by a stockholder as applies when stockholders vote on the company’s advisory “say on pay” proposal to approve our executive compensation and the company’s proposal to ratify the selection of our independent registered public accounting firm. Because our vote counting standard applies to management proposals that are voted on every year (including the advisory vote to approve our executive compensation and the vote to ratify our selection of auditors), we disagree with the proponent’s suggestion that our standard seeks to unfairly depress, subvert or distort voting results.

We believe that a proposal should receive more “For” votes than the combination of “Against” and “Abstain” votes in order to constitute approval by our stockholders. Regardless of whether a proposal is company-sponsored or stockholder-sponsored, we think that a proposal’s proponent must persuade a majority of the voting power represented at a stockholders’ meeting to affirmatively approve a proposal. While an abstention does not represent an affirmative approval of a proposal, it nevertheless represents an affirmative action by a stockholder to vote its shares in some way and is very different from an investor determining not to vote on a particular ballot item. For example, the CalPERS/GMI Ratings report says “An abstained vote, or abstention, is a vote that is not cast either for or against an issue, but is still ‘cast.’” Elsewhere, that report acknowledges that “abstentions are an explicit instruction from the shareowner.” Our current vote counting standard takes into account all the choices made by stockholders by giving effect to a stockholder’s decision to abstain and ensures that for a proposal to pass–regardless of whether proposed by us or by a stockholder–that proposal must be endorsed by a majority of the voting power represented at a stockholders’ meeting and voting in order to pass.

87

STOCKHOLDER PROPOSALS  ∎  Proposal 7: Stockholder Proposal Requesting that Votes Counted on Stockholder Proposals Exclude Abstentions

Finally, we do not believe that the proposal’s requested change is necessary at Intel. We have not had a particularly close vote on any ballot measure in the past, and our back-testing of vote results shows that the treatment of Abstention votes would not have changed the outcome of any proposals that our stockholders voted on in recent years. Moreover, we pride ourselves for evaluating and, when appropriate, embracing emerging corporate governance standards. Whenever any proposal receives a high degree of stockholder support or stockholder opposition, even if not enough to determine the voting result, we evaluate the issue and engage further with our stockholders to discuss the matter. Thus, as to Intel, we presently see this proposal as “a solution in search of a problem.”

Intel is committed to good corporate governance practices. In addition to employing a majority voting standard in uncontested director elections, Intel has no supermajority voting provisions in its governing documents, provides for the annual election of all directors, was one of the first large public companies to provide stockholders the opportunity to vote on an advisory basis to approve our executive compensation and now provides that voting opportunity on an annual basis. We believe that our corporate governance practices, including our existing vote counting standards, empower and appropriately recognize all stockholders. In contrast, we believe the alternative vote counting standard requested in this proposal does not advance our corporate governance practices.

RECOMMENDATION OF THE BOARD

The Board of Directors recommends that you vote “AGAINST” this proposal for Intel to adopt an alternative vote counting standard for all non-binding matters submitted by stockholders.

88	2017 PROXY STATEMENT

ADDITIONAL MEETING INFORMATION

ONLINE MEETING ADMISSION

We are pleased this year to conduct the 2017 Annual Stockholders’ Meeting solely online via the Internet. You are entitled to attend and participate in the virtual 2017 Annual Stockholders’ Meeting only if you were an Intel stockholder as of the close of business on March 20, 2017 or if you hold a valid proxy for the annual meeting. If you are not an Intel stockholder, you may still view the meeting online via https://intel.onlineshareholdermeeting.com.

Attending Online. If you plan to attend the annual meeting online, please be aware of what you will need to gain admission as described below. If you do not comply with the procedures described here for attending the annual meeting online, you will not be able to participate at the annual meeting but may view the annual meeting webcast. Stockholders may participate in the annual meeting by visiting https://intel.onlineshareholdermeeting.com; interested persons who were not stockholders as of the close of business on March 20, 2017 may view, but not participate, in the annual meeting via https://intel.onlineshareholdermeeting.com.

To attend and participate in the annual meeting, stockholders of record will need to use their control number to log into https://intel.onlineshareholdermeeting.com; beneficial stockholders who do not have a control number may gain access to the meeting by logging into their brokerage firm’s web site and selecting the stockholder communications mailbox to link through to the annual meeting; instructions should also be provided on the voting instruction card provided by their broker, bank, or other nominee.

Stockholders of record—those holding shares directly with Computershare Trust Company, N.A.—will be on a list maintained by the inspector of elections.

“Beneficial” or “street name” stockholders—those holding shares through a broker, bank, or other nominee.

We encourage you to access the meeting prior to the start time. Please allow ample time for online check-in, which will begin at 8:15 a.m. Pacific Time. If you have difficulties during the check-in time or during the annual meeting, we will have technicians ready to assist you with any difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during the check-in or course of the annual meeting, please call 855-449-0991.

Asking Questions. Stockholders who wish to submit a question to Intel for the meeting may do so in advance at www.proxyvote.com, and live during the meeting at https://intel.onlineshareholdermeeting.com.

VOTING DURING THE MEETING

Whether you are a stockholder of record or a beneficial stockholder, you may direct how your shares are voted without participating in the annual meeting. We encourage stockholders to vote well before the annual meeting, even if they plan to attend the virtual meeting, by completing proxies online or by telephone, or by mailing their proxy cards. Stockholders can vote via the Internet in advance of or during the meeting. Stockholders who attend the virtual annual meeting should follow the instructions at https://intel.onlineshareholdermeeting.com in order to vote or submit questions during the meeting.

Voting online during the meeting will replace any previous votes, and the online polls will close at 9:15 a.m. Pacific Time on May 18, 2017.

Revoking Your Proxy or Changing Your Vote. Stockholders of record may revoke their proxy at any time before the electronic polls close by submitting a later-dated vote online during the annual meeting, via the Internet, by telephone, by mail, or by delivering instructions to our Corporate Secretary before the annual meeting. Beneficial stockholders may revoke any prior voting instructions by contacting the broker, bank, or other nominee that holds their shares or by voting online during the meeting.

Voting Standards. On March 20, 2017, the record date for the annual meeting, 4,717,669,820 shares of Intel common stock were outstanding. In order to have a quorum at the meeting, a majority of the shares outstanding on the record date must be present at the scheduled time of the meeting in person or by proxy. Each share of our common stock outstanding on the record date is entitled to one vote on each of the 11 director nominees and one vote on each other matter. To be elected, directors must receive a majority of the votes cast (the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Approval of each of the other matters on the agenda requires the affirmative vote of a majority of the shares of common stock present or represented by proxy during the meeting.

Effect of Abstentions and Broker Non-Votes. Shares voted “abstain” and shares not represented at the meeting have no effect on the election of directors. For each of the other proposals, abstentions have the same effect as “against” votes. If you are a beneficial holder and do not provide specific voting instructions to your broker, the organization that holds your shares will not be authorized to vote your shares, which would result in “broker non-votes” on proposals other than the ratification of the selection of Ernst & Young as

89

ADDITIONAL MEETING INFORMATION

our independent registered public accounting firm for 2017. Accordingly, we encourage you to vote promptly, even if you plan to attend the virtual annual meeting.

The following chart describes the proposals to be considered at the meeting, the vote required to elect directors and to adopt each other proposal, and the manner in which votes will be counted:

Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
Election of directors	For, against, or abstain on each nominee.	A nominee for director will be elected if the votes cast for such nominee exceed the votes cast against such nominee.	No effect.	No broker discretion to vote.
Ratification of selection of Ernst & Young LLP	For, against, or abstain.	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.	Counted as vote. Same effect as votes against.	Brokers have discretion to vote.
Advisory vote to approve Intel’s executive compensation	For, against, or abstain.	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.	Counted as vote. Same effect as votes against.	No broker discretion to vote.
Approval of amendment and restatement of the 2006 Equity Incentive Plan	For, against, or abstain.	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.	Counted as vote. Same effect as votes against.	No broker discretion to vote.
Advisory vote on the frequency of holding future advisory votes to approve Intel’s executive compensation	One year, two years, three years, or abstain.	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon. The Board expects to be guided by the voting option that receives the greatest number of votes, even if that alternative does not receive a majority.	Counted as vote. Same effect as votes against all other options.	No broker discretion to vote.
Stockholder Proposals, if properly presented at the annual meeting	For, against, or abstain.	The affirmative vote of a majority of the shares of common stock represented at the annual meeting and entitled to vote thereon.	Counted as vote. Same effect as votes against.	No broker discretion to vote.

Voting Instructions. If you complete and submit your proxy voting instructions, the individuals named as proxies will follow your instructions. If you are a stockholder of record and you submit proxy voting instructions but do not direct how to vote on each item, the individuals named as proxies will vote as the Board recommends on each proposal. The individuals named as proxies will vote on any other matters properly presented at the annual meeting in accordance with their best judgment. Our Bylaws set forth requirements for advance notice of any nominations or agenda items to be brought up for voting at the annual meeting, and we have not received timely notice of any such matters, other than the items from the Board of Directors described in this proxy statement.

PROXY SOLICITATION

We will bear the expense of soliciting proxies, and we have retained D. F. King & Co., Inc. to solicit proxies for a fee of $20,000 plus a reasonable amount to cover expenses. Our directors, officers, and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise. We are required to request brokers, banks, and other nominees that hold stock in their names to furnish our proxy materials to the beneficial owners of the stock, and we must reimburse these brokers, banks, and other nominees for the expenses of doing so, in accordance with statutory fee schedules. We currently estimate that this reimbursement will cost us more than $2.2 million.

INSPECTOR OF ELECTIONS

Broadridge Financial Solutions, Inc. has been engaged as our independent inspector of elections to tabulate stockholder votes for the 2017 Annual Stockholders’ Meeting.

STOCKHOLDER LIST

Intel’s list of stockholders as of March 20, 2017 will be available for inspection for 10 days prior to the 2017 Annual Stockholders’ Meeting. If you want to inspect the stockholder list, call our Investor Relations department at (408) 765-1480 to schedule an appointment.

VOTING RESULTS

We will announce preliminary results during the annual meeting. We will report final results at www.intc.com and in a filing with the SEC on Form 8-K.

90	2017 PROXY STATEMENT

OTHER MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and executive officers, among others, to file with the SEC and NASDAQ an initial report of ownership of our stock on Form 3 and reports of changes in ownership on Form 4 or Form 5. Individuals subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. As a matter of practice, our administrative staff assists our executive officers and directors in preparing initial ownership reports and reporting ownership changes, and typically files those reports on their behalf. Based solely on a review of the copies of such forms in our possession and on written representations from reporting individuals, we believe that for fiscal year 2016 all of our executive officers and directors filed the required reports on a timely basis under Section 16(a). However, due to broker administrative error, stock option exercises by Brian Krzanich on September 9, 2015, October 1, 2015, and November 2, 2015 were not reported on Form 4 until January 13, 2017. The same-day sales of the shares acquired as a result of these exercises were reported on a timely basis.

2018 STOCKHOLDER PROPOSALS OR NOMINATIONS

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, some stockholder proposals may be eligible for inclusion in our 2018 proxy statement. These stockholder proposals must be submitted, along with proof of ownership of our stock in accordance with Rule 14a-8, to our principal executive offices in care of our Corporate Secretary by one of the means discussed below in the “Communicating with Us” section of this proxy statement. Failure to deliver a proposal in accordance with this procedure may result in the proposal not being deemed timely received. We must receive all submissions no later than the close of business (5:00 p.m. Pacific Time) on December 7, 2017.

We strongly encourage any stockholder interested in submitting a proposal to contact our Corporate Secretary in advance of this deadline to discuss the proposal, and stockholders may find it helpful to consult knowledgeable counsel with regard to the detailed requirements of applicable securities laws. Submitting a stockholder proposal does not guarantee that we will include it in our proxy statement. Our Corporate Governance and Nominating Committee reviews all stockholder proposals and makes recommendations to the Board for action on such proposals. For information on recommending individuals for consideration as director nominees, see the “Corporate Governance” section of this proxy statement.

Intel engages in a continuous quality improvement approach to corporate governance practices. We monitor and evaluate trends and events in corporate governance and compare and evaluate new developments against our current practices; we understand that corporate governance is not in a static state with regard to numerous topic areas. We seek and receive input from stockholders and other commentators on our practices and policies, and our Board and the Board’s Corporate Governance and Nominating Committee consider this input when reviewing proposals to change practices or policies.

In addition, under our Bylaws, any stockholder who intends to nominate a candidate for election to the Board or to propose any business at our 2018 annual meeting (other than precatory (non-binding) proposals presented under Rule 14a-8) pursuant to the advance notice provisions of the Bylaws, must give notice to our Corporate Secretary between December 19, 2017 and the close of business on January 18, 2018. Notice of proxy access director nominees must be received by our Corporate Secretary no earlier than the close of business on November 7, 2017 and no later than the close of business on December 7, 2017. In each case, the notice must include information specified in our Bylaws, including information concerning the nominee or proposal, as the case may be, and information about the stockholder’s ownership of and agreements related to our stock. If the 2018 annual meeting is held more than 30 days from the anniversary of the 2017 Annual Stockholders’ Meeting, a stockholder seeking to nominate a candidate for election to the Board or propose any business at our 2018 annual meeting pursuant to the advance notice provisions of the Bylaws must submit notice of any such nomination and of any such proposal that is not made pursuant to Rule 14a-8 by the later of the 60th day before the 2018 annual meeting or the 10th day following the day on which the date of such meeting is first publicly announced by Intel, and a stockholder seeking to nominate a candidate for election to the Board pursuant to the proxy access provisions of the Bylaws must submit notice of any such nomination no earlier than the close of business on the 150th day prior to such annual meeting and not later than the close of business on the later of the 120th day prior to such annual meeting or the 10th day following the day on which the date of such meeting is first publicly announced by Intel. We will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in our Bylaws. If the stockholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, we may exercise discretionary voting authority under proxies that we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination. The Bylaws are posted on our

91

OTHER MATTERS

web site at www.intc.com/policies-and-guidelines. To make a submission or to request a copy of our Bylaws, stockholders should contact our Corporate Secretary. We strongly encourage stockholders to seek advice from knowledgeable counsel before submitting a proposal or a nomination.

FINANCIAL STATEMENTS

Our financial statements for the year ended December 31, 2016 are included in our 2016 Annual Report, which we provide to our stockholders at the same time as this proxy statement. Our annual report and this proxy statement are also posted on our web site at www.intc.com/annuals.cfm. If you have not received or do not have access to the annual report, call our Investor Relations department at (408) 765-1480, and we will send a copy to you without charge; or send a written request to Intel Corporation, Attn: Investor Relations, M/S RNB-4-148, 2200 Mission College Blvd., Santa Clara, California 95054-1549.

COMMUNICATING WITH US

Visit our main web site at www.intel.com for information on our products and technologies, marketing programs, worldwide locations, customer support, job listings, and other company-related topics. Our Investor Relations web site at www.intc.com contains stock information, earnings and conference webcasts, annual reports, corporate governance and historical financial information, and links to our SEC filings along with our new Governance and Corporate Responsibility site.

To communicate with the Board, suggest a director candidate, make a stockholder proposal, provide notice of an intention to nominate candidates or introduce business at the annual meeting, or revoke a prior proxy instruction, contact our Corporate Secretary via e-mail at corporate.secretary@intel.com, or by mail to Suzan A. Miller, Intel Corporation, M/S RNB-4-151, 2200 Mission College Blvd., Santa Clara, California 95054-1549.

For questions regarding:	Contact:
Annual meeting	Intel Investor Relations, (408) 765-1480 Intel Corporation, Attn: Investor Relations, M/S RNB-4-148 2200 Mission College Blvd. Santa Clara, California 95054-1549

Stock ownership for stockholders of record	Computershare Trust Company, N.A. www.computershare.com/contactus (800) 298-0146 (within the U.S. and Canada) (312) 360-5123 (worldwide)

Stock ownership for beneficial holders	Your broker, bank, or other nominee

Voting	D. F. King (866) 796-7178 (within the U.S. and Canada) (212) 269-5550 (worldwide)

92	2017 PROXY STATEMENT

STOCKHOLDERS SHARING THE SAME LAST NAME AND ADDRESS

To reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding Intel stock but who share the same address, we have adopted an SEC-approved procedure called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive a single copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notify us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request to our Corporate Secretary at the address specified above under “Other Matters; Communicating with Us,” or call our Investor Relations department at (408) 765-1480, and we will promptly send you the requested materials. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for this year’s annual meeting, you will need to follow the instructions included in the Notice of Internet Availability that was sent to you. You can also contact our Investor Relations department if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

If you are a beneficial stockholder, and you share an address with other beneficial stockholders, your broker, bank or other institution is permitted to deliver a single copy of the proxy materials and Notice of Internet Availability of Proxy Materials to your address, unless you otherwise request separate copies.

By Order of the Board of Directors

Suzan A. Miller

Corporate Secretary

Santa Clara, California

April 6, 2017

Intel and the Intel logo are trademarks of Intel Corporation in the U.S. and/or other countries.

* Other names and brands may be claimed as the property of others.

93

EXHIBIT A

INTEL CORPORATION

2006 EQUITY INCENTIVE PLAN

AS AMENDED AND RESTATED EFFECTIVE MAY 18~~21~~, 2017~~5~~

1. PURPOSE

The purpose of this Intel Corporation 2006 Equity Incentive Plan (the “Plan”) is to advance the interests of Intel Corporation, a Delaware corporation, and its Subsidiaries (hereinafter collectively “Intel” or the “Corporation”), by stimulating the efforts of employees who are selected to be participants on behalf of Intel, aligning the long-term interests of participants with those of stockholders, heightening the desire of participants to continue in working toward and contributing to the success of Intel, assisting Intel in competing effectively with other enterprises for the services of new employees necessary for the continued improvement of operations, and to attract, motivate and retain the best available individuals for service to the Corporation. This Plan permits the grant of stock options, stock appreciation rights, restricted stock and restricted stock units, each of which shall be subject to such conditions based upon continued employment, passage of time or satisfaction of performance criteria as shall be specified pursuant to the Plan.

2. DEFINITIONS

(a) “Award” means a stock option, stock appreciation right, restricted stock or restricted stock unit granted to a Participant pursuant to the Plan.

(b) “Board of Directors” means the Board of Directors of the Corporation.

(c) “Code” shall mean the Internal Revenue Code of 1986, as such is amended from time to time, and any reference to a section of the Code shall include any successor provision of the Code.

(d) “Committee” shall mean the committee appointed by the Board of Directors from among its members to administer the Plan pursuant to Section 3.

(e) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and any reference to a section of the Exchange Act shall include any successor provision of the Exchange Act.

(f) “Outside Director” shall mean a member of the Board of Directors who is not otherwise an employee of the Corporation.

(g) “Participants” shall mean those individuals to whom Awards have been granted from time to time and any authorized transferee of such individuals.

(h) “Performance Award” means an Award the grant, issuance, retention, vesting and/or settlement of which is subject to satisfaction of one or more of the Qualifying Performance Criteria specified in Section 10(b).

(i) “Plan” means this Intel Corporation 2006 Equity Incentive Plan.

(j) “Share” shall mean a share of common stock, $.001 par value, of the Corporation or the number and kind of shares of stock or other securities which shall be substituted or adjusted for such shares as provided in Section 11.

(k) “Subsidiary” means any corporation or entity in which Intel Corporation owns or controls, directly or indirectly, fifty percent (50%) or more of the voting power or economic interests of such corporation or entity.

3. ADMINISTRATION

(a) Composition of Committee. This Plan shall be administered by the Committee. The Committee shall consist of two or more Outside Directors who shall be appointed by the Board of Directors. The Board of Directors shall fill vacancies on the Committee and may from time to time remove or add members of the Committee. The Board of Directors, in its sole discretion, may exercise any authority of the Committee under this Plan in lieu of the Committee’s exercise thereof, and in such instances references herein to the Committee shall refer to the Board of Directors.

(b) Delegation and Administration. The Committee may delegate to one or more separate committees (any such committee a “Subcommittee”) composed of one or more directors of the Corporation (who may but need not be members of the Committee) the ability to grant Awards and take the other actions described in Section 3(c) with respect to Participants who are not executive officers, and such actions shall be treated for all purposes as if taken by the Committee. The Committee may delegate to a Subcommittee of one or more officers of the Corporation the ability to grant Awards and take the other actions described in Section 3(c) with respect to

A-1

EXHIBIT A

Participants (other than any such officers themselves) who are not directors or executive officers, provided however that the resolution so authorizing such officer(s) shall specify the total number of Shares, rights or options such Subcommittee may so award, and such actions shall be treated for all purposes as if taken by the Committee. Any action by any such Subcommittee within the scope of such delegation shall be deemed for all purposes to have been taken by the Committee, and references in this Plan to the Committee shall include any such Subcommittee. The Committee may delegate the day to day administration of the Plan to an officer or officers of the Corporation or one or more agents, and such administrator(s) may have the authority to execute and distribute agreements or other documents evidencing or relating to Awards granted by the Committee under this Plan, to maintain records relating to the grant, vesting, exercise, forfeiture or expiration of Awards, to process or oversee the issuance of Shares upon the exercise, vesting and/or settlement of an Award, to interpret the terms of Awards and to take such other actions as the Committee may specify. Any action by any such administrator within the scope of its delegation shall be deemed for all purposes to have been taken by the Committee and references in this Plan to the Committee shall include any such administrator, provided that the actions and interpretations of any such administrator shall be subject to review and approval, disapproval or modification by the Committee.

(c) Powers of the Committee. Subject to the express provisions and limitations set forth in this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of this Plan, including, without limitation, the following:

(i) to prescribe, amend, and rescind rules and regulations relating to the Plan, including the forms of Award Agreement and manner of acceptance of an Award, and to take or approve such further actions as it determines necessary or appropriate to the administration of the Plan and Awards, such as correcting a defect or supplying any omission, or reconciling any inconsistency so that the Plan or any Award Agreement complies with applicable law, regulations and listing requirements and so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of Nasdaq, disruption of communications or natural catastrophe) deemed by the Committee to be inconsistent with the purposes of the Plan or any Award Agreement, provided that no such action shall be taken absent stockholder approval to the extent required under Section 13;

(ii) to determine which persons are eligible to be Participants, to which of such persons, if any, Awards shall be granted hereunder and the timing of any such Awards, and to grant Awards;

(iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events, or other factors;

(iv) to establish or verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award;

(v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical);

(vi) to determine whether, and the extent to which, adjustments are required pursuant to Section 11;

(vii) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Corporation; and

(viii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

(d) Effect of Change in Status. The Committee shall have the discretion to determine the effect upon an Award and upon an individual’s status as an employee under the Plan (including whether a Participant shall be deemed to have experienced a termination of employment or other change in status) and upon the vesting, expiration or forfeiture of an Award in the case of (i) any individual who is employed by an entity that ceases to be a Subsidiary of the Corporation, (ii) any leave of absence approved by the Corporation or a Subsidiary, (iii) any transfer between locations of employment with the Corporation or a Subsidiary or between the Corporation and any Subsidiary or between any Subsidiaries, (iv) any change in the Participant’s status from an employee to a consultant or member of the Board of Directors, or vice versa, and (v) at the request of the Corporation or a Subsidiary, any employee who becomes employed by any partnership, joint venture, corporation or other entity not meeting the requirements of a Subsidiary.

(e) Determinations of the Committee. All decisions, determinations and interpretations by the Committee regarding this Plan shall be final and binding on all ~~Participants or other persons claiming rights under the Plan or any Award~~persons. The Committee ~~shall~~ may consider such factors as it deems relevant to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any director, officer or employee of the Corporation and such attorneys, consultants and accountants as it may select. ~~A Participant or other holder of an Award may contest a~~Any decision or action by the Committee ~~with~~

A-2	2017 PROXY STATEMENT

EXHIBIT A

~~respect to such person or Award~~may be contested only by a Participant or other holder of an Award and only on the grounds that such decision or action was arbitrary or capricious or was unlawful, and any review of such decision or action shall be limited to determining whether the Committee’s decision or action was arbitrary or capricious or was unlawful.

4. PARTICIPANTS

Awards under the Plan may be granted to any person who is an employee or Outside Director of the Corporation. Outside Directors may be granted Awards only pursuant to Section 9 of the Plan. The status of the Chairman of the Board of Directors as an employee or Outside Director shall be determined by the Committee. Any person designated by the Corporation as an independent contractor shall not be treated as an employee and shall not be eligible for Awards under the Plan.

5. EFFECTIVE DATE AND EXPIRATION OF PLAN

(a) Effective Date. This Plan was originally approved by the Board of Directors on February 23, 2006 and became effective on May 17, 2006. The current amendment and restatement of the Plan was approved by the Board of Directors on March 22, 2017 and became effective on May 18, 2017.

(b) Expiration Date. The Plan shall remain available for the grant of Awards until June 30, 2020~~18~~ or such earlier date as the Board of Directors may determine; provided, however, that ISOs (as defined below) may not be granted under the Plan after the 10th anniversary of the date of the Board of Directors’ most recent approval of the Plan. The expiration of the Committee’s authority to grant Awards under the Plan will not affect the operation of the terms of the Plan or the Corporation’s and Participants’ rights and obligations with respect to Awards granted on or prior to the expiration date of the Plan.

6. SHARES SUBJECT TO THE PLAN

(a) Aggregate Limits. Subject to adjustment as provided in Section 11, the aggregate number of Shares authorized for issuance after December ~~27~~31, 2016~~4~~ pursuant to Awards under the Plan is ~~484,000,000~~372,100,000. The Shares subject to the Plan may be either Shares reacquired by the Corporation, including Shares purchased in the open market, or authorized but unissued Shares. Any Shares subject to an Award which for any reason expires or terminates unexercised or is not earned in full may again be made subject to an Award under the Plan. Notwithstanding the preceding sentence, the following Shares may not again be made available for issuance as Awards under the Plan: (i) Shares not issued or delivered as a result of the net settlement of an outstanding Stock Appreciation Right, (ii) Shares used to pay the exercise price or withholding taxes related to an outstanding Award, or (iii) Shares repurchased on the open market with the proceeds of the option exercise price.

(b) Tax Code Limits. The aggregate number of Shares ~~subject~~ that may be earned pursuant to S~~s~~tock O~~o~~ptions or S~~s~~tock A~~a~~ppreciation R~~r~~ights granted under this Plan during any calendar year to any one Participant shall not exceed 3,000,000. The aggregate number of Shares ~~subject~~ that may be earned pursuant to R~~r~~estricted S~~s~~tock or R~~r~~estricted ~~s~~Stock U~~u~~nit Awards granted under this Plan during any calendar year to any one Participant shall not exceed 2,000,000. Notwithstanding anything to the contrary in this Plan, the foregoing limitations shall be subject to adjustment under Section 11, but only to the extent that such adjustment will not affect the status of any Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code. The aggregate number of Shares issued after December 31~~27~~, 2016~~4~~ pursuant to incentive stock options granted under the Plan shall not exceed ~~484,000,000~~372,100,000, which limitation shall be subject to adjustment under Section 11 only to the extent that such adjustment is consistent with adjustments permitted of a plan authorizing incentive stock options under Section 422 of the Code.

7. PLAN AWARDS

(a) Award Types. The Committee, on behalf of the Corporation, is authorized under this Plan to grant, award and enter into the following arrangements or benefits under the Plan provided that their terms and conditions are not inconsistent with the provisions of the Plan: stock options, stock appreciation rights, restricted stock and restricted stock units. Such arrangements and benefits are sometimes referred to herein as “Awards.” The Committee, in its discretion, may determine that any Award granted hereunder shall be a Performance Award.

(i) Stock Options. A “Stock Option” is a right to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in or determined pursuant to the document(s) evidencing the Award (the “Option Agreement”). The Committee may grant Stock Options intended to be eligible to qualify as incentive stock options (“ISOs”) pursuant to Section 422 of the Code and Stock Options that are not intended to qualify as ISOs (“Non-qualified Stock Options”), as it, in its sole discretion, shall determine.

A-3

EXHIBIT A

(ii) Stock Appreciation Rights. A “Stock Appreciation Right” or “SAR” is a right to receive, in cash or stock (as determined by the Committee), value with respect to a specific number of Shares equal to or otherwise based on the excess of (i) the market value of a Share at the time of exercise over (ii) the exercise price of the right, subject to such terms and conditions as are expressed in the document(s) evidencing the Award (the “SAR Agreement”).

(iii) Restricted Stock. A “Restricted Stock” Award is an award of Shares, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the document(s) evidencing the Award (the “Restricted Stock Agreement”).

(iv) Restricted Stock Unit. A “Restricted Stock Unit” Award is an award of a right to receive, in cash or stock (as determined by the Committee) the market value of one Share, the grant, issuance, retention and/or vesting of which is subject to such conditions as are expressed in the document(s) evidencing the Award (the “Restricted Stock Unit Agreement”).

(b) Grants of Awards. An Award may consist of one of the foregoing arrangements or benefits or two or more of them in tandem or in the alternative.

8. EMPLOYEE PARTICIPANT AWARDS

(a) Grant, Terms and Conditions of Stock Options and SARs

The Committee may grant Stock Options or SARs at any time and from time to time prior to the expiration of the Plan to eligible employee Participants selected by the Committee. No Participant shall have any rights as a stockholder with respect to any Shares subject to Stock Options or SARs hereunder until said Shares have been issued. Each Stock Option or SAR shall be evidenced only by such agreements, notices and/or terms or conditions documented in such form (including by electronic communications) as may be approved by the Committee. Each Stock Option grant will expressly identify the Stock Option as an ISO or as a Non-qualified Stock Option. Stock Options or SARs granted pursuant to the Plan need not be identical but each must contain or be subject to the following terms and conditions:

(i) Price. The purchase price (also referred to as the exercise price) under each Stock Option or SAR granted hereunder shall be established by the Committee. The purchase price per Share shall not be less than 100% of the market value of a Share on the date of grant. For purposes of the Plan, “market value” shall mean the average of the high and low sales prices of the Corporation’s common stock. The exercise price of a Stock Option shall be paid in cash or in such other form if and to the extent permitted by the Committee, including without limitation by delivery of already owned Shares, withholding (either actually or by attestation) of Shares otherwise issuable under such Stock Option and/or by payment under a broker-assisted sale and remittance program acceptable to the Committee.

(ii) No Repricing. Other than in connection with a change in the Corporation’s capitalization or other transaction as described in Section 11(a) through (d) of the Plan, ~~at any time when the purchase price of a Stock Option or SAR is above the market value of a Share,~~ the Corporation shall not, without stockholder approval, reduce the purchase price of ~~such~~ a Stock Option or SAR and, at any time when the purchase price of a Stock Option or SAR is above the market value of a Share, the Corporation shall not, without stockholder approval (except in the case of a transaction described in Section 11(a) through (d) of the Plan), ~~and shall not~~cancel and re-grant or exchange such Stock Option or SAR for a new Award with a lower (or no) purchase price or for cash.

(iii) No Reload Grants. Stock Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of Shares to the Corporation in payment of the exercise price and/or tax withholding obligation under any other employee stock option.

(iv) Duration, Exercise and Termination of Stock Options and SARs. Each Stock Option or SAR shall be exercisable at such time and in such installments during the period prior to the expiration of the Stock Option or SAR as determined by the Committee. The Committee shall have the right to make the timing of the ability to exercise any Stock Option or SAR subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Committee. At any time after the grant of a Stock Option, the Committee may reduce or eliminate any restrictions on the Participant’s right to exercise all or part of the Stock Option, except that no Stock Option shall first become exercisable within one (1) year from its date of grant, other than upon the death, disability or retirement of the person to whom the Stock Option was granted, in each case as specified in the Option Agreement.

Each Stock Option or SAR that vests in full in less than five (5) years (standard grants) must expire within a period of not more than seven (7) years from the grant date and each Stock Option or SAR that vests in full in five (5) or more years (long-term retention grants) must expire within a period of not more than ten (10) years from the grant date. In each case, the Option Agreement or SAR Agreement may provide for expiration prior to the end of the stated term of the Award in the event of the termination of employment or service of the Participant to whom it was granted.

A-4	2017 PROXY STATEMENT

EXHIBIT A

(v) Suspension or Termination of Stock Options and SARs. If at any time (including after a notice of exercise has been delivered) the Committee, including any Subcommittee or administrator authorized pursuant to Section 3(b) (any such person, an “Authorized Officer”), reasonably believes that a Participant, other than an Outside Director, has committed an act of misconduct as described in this Section, the Authorized Officer may suspend the Participant’s right to exercise any Stock Option or SAR pending a determination of whether an act of misconduct has been committed. If the Committee or an Authorized Officer determines a Participant, other than an Outside Director, has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to Intel, breach of fiduciary duty or deliberate disregard of Corporation rules resulting in loss, damage or injury to the Corporation, or if a Participant makes an unauthorized disclosure of any Corporation trade secret or confidential information, engages in any conduct constituting unfair competition, induces any customer to breach a contract with the Corporation or induces any principal for whom Intel acts as agent to terminate such agency relationship, neither the Participant nor his or her estate shall be entitled to exercise any Stock Option or SAR whatsoever. In addition, for any Participant who is designated as an “executive officer” by the Board of Directors, if the Committee determines that the Participant engaged in an act of embezzlement, fraud or breach of fiduciary duty during the Participant’s employment that contributed to an obligation to restate the Corporation’s financial statements (“Contributing Misconduct”), the Participant shall be required to repay to the Corporation, in cash and upon demand, the Option Proceeds (as defined below) resulting from any sale or other disposition (including to the Corporation) of Shares issued or issuable upon exercise of a Stock Option or SAR if the sale or disposition was effected during the twelve-month period following the first public issuance or filing with the SEC of the financial statements required to be restated. The term “Option Proceeds” means, with respect to any sale or other disposition (including to the Corporation) of Shares issuable or issued upon exercise of a Stock Option or SAR, an amount determined appropriate by the Committee to reflect the effect of the restatement ~~on the Corporation’s stock price~~, up to the amount equal to the number of Shares sold or disposed of multiplied by the difference between the market value per Share at the time of such sale or disposition and the exercise price. The return of Option Proceeds is in addition to and separate from any other relief available to the Corporation due to the executive officer’s Contributing Misconduct. Any determination by the Committee or an Authorized Officer with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is an executive officer, the determination of the Committee or of the Authorized Officer shall be subject to the approval of the Board of Directors.

(vi) Conditions and Restrictions Upon Securities Subject to Stock Options or SARs. Subject to the express provisions of the Plan, the Committee may provide that the Shares issued upon exercise of a Stock Option or SAR shall be subject to such further conditions or agreements as the Committee in its discretion may specify prior to the exercise of such Stock Option or SAR, including, without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions. The obligation to make payments with respect to SARs may be satisfied through cash payments or the delivery of Shares, or a combination thereof as the Committee shall determine. The Committee may establish rules for the deferred delivery of Common Stock upon exercise of a Stock Option or SAR with the deferral evidenced by use of Restricted Stock Units equal in number to the number of Shares whose delivery is so deferred.

(vii) Other Terms and Conditions. Stock Options and SARs may also contain such other provisions, which shall not be inconsistent with any of the foregoing terms, as the Committee shall deem appropriate.

(viii) ISOs. Stock Options intending to qualify as ISOs may only be granted to employees of the Corporation within the meaning of the Code, as determined by the Committee. No ISO shall be granted to any person if immediately after the grant of such Award, such person would own stock, including stock subject to outstanding Awards held by him or her under the Plan or any other plan established by the Corporation, amounting to more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Corporation. To the extent that the Option Agreement specifies that a Stock Option is intended to be treated as an ISO, the Stock Option is intended to qualify to the greatest extent possible as an “incentive stock option” within the meaning of Section 422 of the Code, and shall be so construed; provided, however, that any such designation shall not be interpreted as a representation, guarantee or other undertaking on the part of the Corporation that the Stock Option is or will be determined to qualify as an ISO. If and to the extent that any Shares are issued under a portion of any Stock Option that exceeds the $100,000 limitation of Section 422 of the Code, such Shares shall not be treated as issued under an ISO notwithstanding any designation otherwise. Certain decisions, amendments, interpretations and actions by the Committee and certain actions by a Participant may cause a Stock Option to cease to qualify as an ISO pursuant to the Code and by accepting a Stock Option the Participant agrees in advance to such disqualifying action.

(b) Grant, Terms and Conditions of Restricted Stock and Restricted Stock Units

The Committee may grant Restricted Stock or Restricted Stock Units at any time and from time to time prior to the expiration of the Plan to eligible employee Participants selected by the Committee. A Participant shall have rights as a stockholder with respect to any Shares subject to a Restricted Stock Award hereunder only to the extent specified in this Plan or the Restricted Stock Agreement

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EXHIBIT A

evidencing such Award. Awards of Restricted Stock or Restricted Stock Units shall be evidenced only by such agreements, notices and/or terms or conditions documented in such form (including by electronic communications) as may be approved by the Committee. Awards of Restricted Stock or Restricted Stock Units granted pursuant to the Plan need not be identical but each must contain or be subject to the following terms and conditions:

(i) Terms and Conditions. Each Restricted Stock Agreement and each Restricted Stock Unit Agreement shall contain provisions regarding (a) the number of Shares subject to such Award or a formula for determining such, (b) the purchase price of the Shares, if any, and the means of payment for the Shares, (c) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (d) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Committee, (e) restrictions on the transferability of the Shares and (f) such further terms and conditions as may be determined from time to time by the Committee, in each case not inconsistent with this Plan.

(ii) Sale Price. Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which Shares of Restricted Stock or Restricted Stock Units shall be sold or awarded to a Participant, which may vary from time to time and among Participants and which may be below the market value of such Shares at the date of grant or issuance.

(iii) Share Vesting. The grant, issuance, retention and/or vesting of Shares under Restricted Stock or Restricted Stock Unit Awards shall be at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or the issuance, ability to retain and/or vesting of Shares under Restricted Stock or Restricted Stock Unit Awards subject to continued employment, passage of time and/or such performance criteria and level of achievement versus these criteria as deemed appropriate by the Committee, which criteria may be based on financial performance and/or personal performance evaluations. No condition that is based on performance criteria and level of achievement versus such criteria shall be based on performance over a period of less than one year. Notwithstanding anything to the contrary herein, the performance criteria for any Restricted Stock or Restricted Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Committee and specified at the time the Restricted Stock Award is granted.

(iv) Termination of Employment. The Restricted Stock or Restricted Stock Unit Agreement may provide for the forfeiture or cancellation of the Restricted Stock or Restricted Stock Unit Award, in whole or in part, in the event of the termination of employment or service of the Participant to whom it was granted.

(v) Restricted Stock Units. Except to the extent this Plan or the Committee specifies otherwise, Restricted Stock Units represent an unfunded and unsecured obligation of the Corporation and do not confer any of the rights of a stockholder until Shares are issued thereunder. Settlement of Restricted Stock Units upon expiration of the deferral or vesting period shall be made in Shares or otherwise as determined by the Committee. Dividends or dividend equivalent rights shall be payable in cash or in additional shares with respect to Restricted Stock Units only to the extent specifically provided for by the Committee and subject to the limitations of Section 10(c). Until a Restricted Stock Unit is settled, the number of Shares represented by a Restricted Stock Unit shall be subject to adjustment pursuant to Section 11. Any Restricted Stock Units that are settled after the Participant’s death shall be distributed to the Participant’s designated beneficiary(ies) or, if none was designated, the Participant’s estate.

(vi) Suspension or Termination of Restricted Stock and Restricted Stock Units. If at any time the Committee, including any Subcommittee or administrator authorized pursuant to Section 3(b) (any such person, an “Authorized Officer”), reasonably believes that a Participant, other than an Outside Director, has committed an act of misconduct as described in this Section, the Authorized Officer may suspend the vesting of Shares under the Participant’s Restricted Stock or Restricted Stock Unit Awards pending a determination of whether an act of misconduct has been committed. If the Committee or an Authorized Officer determines a Participant, other than an Outside Director, has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to Intel, breach of fiduciary duty or deliberate disregard of Corporation rules resulting in loss, damage or injury to the Corporation, or if a Participant makes an unauthorized disclosure of any Corporation trade secret or confidential information, engages in any conduct constituting unfair competition, induces any customer to breach a contract with the Corporation or induces any principal for whom Intel acts as agent to terminate such agency relationship, the Participant’s Restricted Stock or Restricted Stock Unit Agreement shall be forfeited and cancelled. In addition, for any Participant who is designated as an “executive officer” by the Board of Directors, if the Committee determines that the Participant engaged in an act of embezzlement, fraud or breach of fiduciary duty during the Participant’s employment that contributed to an obligation to restate the Corporation’s financial statements (“Contributing Misconduct”), the Participant shall be required to repay to the Corporation, in cash and upon demand, the Restricted Stock Proceeds (as defined below) resulting from any sale or other disposition (including

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EXHIBIT A

to the Corporation) of Shares issued or issuable upon the vesting of Restricted Stock or a Restricted Stock Unit if the sale or disposition was effected during the twelve-month period following the first public issuance or filing with the SEC of the financial statements required to be restated. The term “Restricted Stock Proceeds” means, with respect to any sale or other disposition (including to the Corporation) of Shares issued or issuable upon vesting of Restricted Stock or a Restricted Stock Unit, an amount determined appropriate by the Committee to reflect the effect of the restatement ~~on the Corporation’s stock price~~, up to the amount equal to the market value per Share at the time of such sale or other disposition multiplied by the number of Shares or units sold or disposed of. The return of Restricted Stock Proceeds is in addition to and separate from any other relief available to the Corporation due to the executive officer’s Contributing Misconduct. Any determination by the Committee or an Authorized Officer with respect to the foregoing shall be final, conclusive and binding on all interested parties. For any Participant who is an executive officer, the determination of the Committee or of the Authorized Officer shall be subject to the approval of the Board of Directors.

9. OUTSIDE DIRECTOR AWARDS

Each Outside Director may be granted up to 100,000 Shares underlying Awards (each an “Outside Director Award”) each fiscal year, as determined by the Board of Directors. Notwithstanding anything to the contrary in this Plan, the foregoing limitation shall be subject to adjustment under Section 11. The number of Shares subject to each Outside Director Award, or the formula pursuant to which such number shall be determined, the type or types of Awards included in the Outside Director Awards, the date of grant and the vesting, expiration and other terms applicable to such Outside Director Awards shall be specified from time to time by the Board of Directors, subject to the terms of this Plan, including the terms specified in Section 8. If the Board of Directors reasonably believes that an Outside Director has committed an act of misconduct as specified in Section 8(a)(v) or 8(b)(vi), the Board of Directors may suspend the Outside Director’s right to exercise any Stock Option or SAR and/or the vesting of any Restricted Stock or Restricted Stock Unit Award pending a determination of whether an act of misconduct has been committed. If the Board of Directors determines that an Outside Director has committed an act of misconduct, neither the Outside Director nor his or her estate shall be entitled to exercise any Stock Option or SAR whatsoever and shall forfeit any unvested Restricted Stock or Restricted Stock Unit Award.

10. OTHER PROVISIONS APPLICABLE TO AWARDS

(a) Transferability. Unless the agreement or other document evidencing an Award (or an amendment thereto authorized by the Committee) expressly states that the Award is transferable as provided hereunder, no Award granted under this Plan, nor any interest in such Award, may be sold, assigned, conveyed, gifted, pledged, hypothecated or otherwise transferred in any manner, other than by will or the laws of descent and distribution. The Committee may grant an Award or amend an outstanding Award to provide that the Award is transferable or assignable (a) in the case of a transfer without the payment of any consideration, to any “family member” as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as such may be amended from time to time, and (b) in any transfer described in clause (ii) of Section 1(a)(5) of the General Instructions to Form S-8 under the 1933 Act as amended from time to time, provided that following any such transfer or assignment the Award will remain subject to substantially the same terms applicable to the Award while held by the Participant to whom it was granted, as modified as the Committee shall determine appropriate, and as a condition to such transfer the transferee shall execute an agreement agreeing to be bound by such terms; provided further, that an ISO may be transferred or assigned only to the extent consistent with Section 422 of the Code. Any purported assignment, transfer or encumbrance that does not qualify under this Section 10(a) shall be void and unenforceable against the Corporation.

(b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Corporation as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, on a U.S. generally accepted accounting principles (“GAAP”) or non-GAAP basis, in each case as specified by the Committee in the Award: (a) cash flow, (b) earnings per share, (c) earnings before one or more of interest, taxes, depreciation and amortization, (d) return on equity, (e) total stockholder return, (f) share price performance, (g) return on capital, (h) return on assets or net assets, (i) revenue, (j) income or net income, (k) operating income or net operating income, (l) operating profit or net operating profit, (m) gross margin, operating margin or profit margin, (n) return on operating revenue, (o) return on invested capital, (p) market segment share, (q) product release schedules, (r) new product innovation, (s) product cost reduction through advanced technology, (t) brand recognition/acceptance, (u) product ship targets, or (v) customer satisfaction. To the extent provided for by the Committee at the time an Award is granted or otherwise as permitted under Section 162(m) of the Code, ~~T~~the Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the

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EXHIBIT A

effect of changes in or provisions under tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, ~~and~~ (v) any infrequently occurring or other unusual items, either under applicable accounting provisions ~~any extraordinary non-recurring items as described in Accounting Standards Codification 225 and/~~or described in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s annual report to stockholders for the applicable year, and (vi) any other events as the Committee shall deem appropriate, if such adjustment is timely approved in connection with the establishment of Qualifying Performance Criteria. Notwithstanding satisfaction of any completion of any Qualifying Performance Criteria, to the extent specified at the time of grant of an Award, the number of Shares, Stock Options, SARs, Restricted Stock Units or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Qualifying Performance Criteria may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(c) Dividends. Unless otherwise provided by the Committee, no adjustment shall be made in Shares issuable under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Shares prior to their issuance under any Award. The Committee shall specify whether dividends or dividend equivalent amounts shall be ~~paid~~ credited and/or payable to any Participant with respect to the Shares subject to any Award; provided, however, that in no event will dividends or dividend equivalents be credited or payable in respect of Stock Options or SARs. Notwithstanding the foregoing, dividends or dividend equivalents credited/payable in connection with an Award that is not yet vested shall be subject to the same restrictions and risk of forfeiture as the underlying Award and shall not be paid until the underlying Award vests. ~~that have not vested or been issued or that are subject to any restrictions or conditions on the record date for dividends.~~

(d) Documents Evidencing Awards. The Committee shall, subject to applicable law, determine the date an Award is deemed to be granted. The Committee or, except to the extent prohibited under applicable law, its delegate(s) may establish the terms of agreements or other documents evidencing Awards under this Plan and may, but need not, require as a condition to any such agreement’s or document’s effectiveness that such agreement or document be executed by the Participant, including by electronic signature or other electronic indication of acceptance, and that such Participant agree to such further terms and conditions as specified in such agreement or document. The grant of an Award under this Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in this Plan as being applicable to such type of Award (or to all Awards) or as are expressly set forth in the agreement or other document evidencing such Award.

(e) Additional Restrictions on Awards. Either at the time an Award is granted or by subsequent action, the Committee may, but need not, impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by a Participant of any Shares issued under an Award, including without limitation (a) restrictions under an insider trading policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant or Participants, and (c) restrictions as to the use of a specified brokerage firm for receipt, resales or other transfers of such Shares.

(f) Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Committee so directs, be implemented by Intel issuing any subject Shares to the Subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Committee shall determine.

(g) Compensation Recovery. This provision applies to any policy adopted by any exchange on which the securities of the Corporation are listed pursuant to Section 10D of the Exchange Act. To the extent any such policy requires the repayment of incentive-based compensation received by a Participant, whether paid pursuant to an Award granted under this Plan or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Corporation, by accepting an Award under this Plan, the Participant agrees to the repayment of such amounts to the extent required by such policy and applicable law.

11. ADJUSTMENT OF AND CHANGES IN THE COMMON STOCK

(a) The existence of outstanding Awards shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations, exchanges, or other changes in the Corporation’s capital structure or its business, or any merger or consolidation of the Corporation or any issuance of Shares or other securities or subscription rights thereto, or any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Shares or other securities of the Corporation or the rights thereof, or the dissolution or liquidation of the Corporation, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise. Further,

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EXHIBIT A

except as expressly provided herein or by the Committee, (i) the issuance by the Corporation of shares of stock or any class of securities convertible into shares of stock of any class, for cash, property, labor or services, upon direct sale, upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Corporation convertible into such shares or other securities, (ii) the payment of a dividend in property other than Shares, or (iii) the occurrence of any similar transaction, and in any case whether or not for fair value, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Shares subject to Stock Options or other Awards theretofore granted or the purchase price per Share, unless the Committee shall determine, in its sole discretion, that an adjustment is necessary or appropriate.

(b) If the outstanding Shares or other securities of the Corporation, or both, for which the Award is then exercisable or as to which the Award is to be settled shall at any time be changed or exchanged by declaration of a stock dividend, stock split, combination of shares, extraordinary dividend of cash and/or assets, recapitalization, reorganization or any similar equity restructuring transaction (as that term is used in Accounting Standards Codification 718) affecting the Shares or other securities of the Corporation, the Committee shall equitably adjust the number and kind of Shares or other securities that are subject to this Plan and to the limits under Sections 6 and 9 and that are subject to any Awards theretofore granted, and the exercise or settlement prices of such Awards, so as to maintain the proportionate number of Shares or other securities subject to such Awards without changing the aggregate exercise or settlement price, if any.

(c) No right to purchase fractional Shares shall result from any adjustment in Stock Options or SARs pursuant to this Section 11. In case of any such adjustment, the Shares subject to the Stock Option or SAR shall be rounded down to the nearest whole share.

(d) Any other provision hereof to the contrary notwithstanding (except Section 11(a)), in the event Intel is a party to a merger or other reorganization, outstanding Awards shall be subject to the agreement of merger or reorganization. Such agreement may provide, without limitation, for the assumption of outstanding Awards by the surviving corporation or its parent, for their continuation by Intel (if Intel is a surviving corporation), for accelerated vesting and accelerated expiration, or for settlement in cash.

12. LISTING OR QUALIFICATION OF COMMON STOCK

In the event that the Committee determines in its discretion that the listing or qualification of the Shares available for issuance under the Plan on any securities exchange or quotation or trading system or under any applicable law or governmental regulation is necessary as a condition to the issuance of such Shares, a Stock Option or SAR may not be exercised in whole or in part and a Restricted Stock or Restricted Stock Unit Award shall not vest or be settled unless such listing, qualification, consent or approval has been unconditionally obtained.

13. TERMINATION OR AMENDMENT OF THE PLAN

The Board of Directors may amend, alter or discontinue the Plan and the Board or the Committee may to the extent permitted by the Plan amend any agreement or other document evidencing an Award made under this Plan, provided, however, that the Corporation shall submit for stockholder approval any amendment (other than an amendment pursuant to the adjustment provisions of Section 11) required to be submitted for stockholder approval by NASDAQ or that otherwise would:

(a) Increase the maximum number of Shares for which Awards may be granted under this Plan;

(b) Reduce the price at which Stock Options may be granted below the price provided for in Section 8(a);

(c) Reduce the option price of outstanding Stock Options;

(d) Extend the term of this Plan;

(e) Change the class of persons eligible to be Participants; or

(f) Increase the limits in Section 6.

In addition, no such amendment or alteration shall be made which would impair the rights of any Participant, without such Participant’s consent, under any Award theretofore granted, provided that no such consent shall be required with respect to any amendment or alteration if the Committee determines in its sole discretion that such amendment or alteration either (i) is required or advisable in order for the Corporation, the Plan or the Award to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

14. WITHHOLDING

To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Corporation for the satisfaction of any withholding tax obligations that arise with respect to any Stock

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EXHIBIT A

Option, SAR, Restricted Stock or Restricted Stock Unit Award, or any sale of Shares. The Corporation shall not be required to issue Shares or to recognize the disposition of such Shares until such obligations are satisfied. To the extent permitted or required by the Committee, these obligations may or shall be satisfied by having the Corporation withhold a portion of the Shares of stock that otherwise would be issued to a Participant under such Award or by tendering Shares previously acquired by the Participant.

15. GENERAL PROVISIONS

(a) Employment At Will. Neither the Plan nor the grant of any Award nor any action by the Corporation, any Subsidiary or the Committee shall be held or construed to confer upon any person any right to be continued in the employ of the Corporation or a Subsidiary. The Corporation and each Subsidiary expressly reserve the right to discharge, without liability but subject to his or her rights under this Plan, any Participant whenever in the sole discretion of the Corporation or a Subsidiary, as the case may be, it may determine to do so.

(b) Governing Law. This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. The Committee may provide that any dispute as to any Award shall be presented and determined in such forum as the Committee may specify, including through binding arbitration. Any reference in this Plan or in the agreement or other document evidencing any Award to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

(c) Unfunded Plan. Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants who are granted Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Corporation shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Corporation or the Committee be deemed to be a trustee of stock or cash to be awarded under the Plan.

(d) Third Party Administrator. In connection with a Participant’s participation in the Plan, the Corporation may use the services of a third party administrator, including a brokerage firm administrator, and the Corporation may provide this administrator with personal information about a Participant, including a Participant’s name, social security number and address, as well as the details of each Award, and this administrator may provide information to the Corporation concerning the exercise of a Participant’s rights and account data as it relates to Awards under the Plan.

16. NON-EXCLUSIVITY OF PLAN

Neither the adoption of this Plan by the Board of Directors nor the submission of this Plan to the shareholders of the Corporation for approval shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, the granting of stock options, stock appreciation rights, restricted stock or restricted stock units otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

17. COMPLIANCE WITH OTHER LAWS AND REGULATIONS

This Plan, the grant and exercise of Awards thereunder, and the obligation of the Corporation to sell, issue or deliver Shares under such Awards, shall be subject to all applicable federal, state and local laws, rules and regulations and to such approvals by any governmental or regulatory agency as may be required. The Corporation shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such Shares under any federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Corporation is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Corporation’s counsel to be necessary or advisable for the lawful issuance and sale of any Shares hereunder, the Corporation shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Stock Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Stock Option is effective and current or the Corporation has determined that such registration is unnecessary.

18. LIABILITY OF CORPORATION

The Corporation shall not be liable to a Participant or other persons as to: (a) the non-issuance or sale of Shares as to which the Corporation has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Corporation’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Stock Option or other Award granted hereunder.

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www.intel.com

News and information about Intel® products and technologies, customer support, careers, worldwide locations, and more.

www.intc.com

Stock information, earnings and conference webcasts, annual reports, and corporate governance and historical financial information.

INTEL CORPORATION ATTN: INVESTOR RELATIONS 2200 MISSION COLLEGE BLVD. SANTA CLARA, CA 95054
VOTE BY INTERNET
Before The Meeting—Go to www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
During The Meeting—Go to intel.onlineshareholdermeeting.com
You may attend the Annual Stockholders’ Meeting via the Internet and vote during the Meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.
VOTE BY PHONE—1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge,
51 Mercedes Way, Edgewood, NY 11717.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
E23299-P85683-Z69252    KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.    DETACH AND RETURN THIS PORTION ONLY
INTEL CORPORATION
A. Proposals—The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2-4.
1. Election of Directors
For Against Abstain Nominees:
1a. Charlene Barshefsky 1b. Aneel Bhusri 1c. Andy D. Bryant 1d. Reed E. Hundt 1e. Omar Ishrak 1f. Brian M. Krzanich 1g. Tsu-Jae King Liu 1h. David S. Pottruck 1i. Gregory D. Smith 1j. Frank D. Yeary 1k. David B. Yoffie
2.    Ratification of selection of Ernst & Young LLP as our
independent registered public accounting firm for 2017
3.    Advisory vote to approve executive compensation
4.    Approval of amendment and restatement of the 2006
Equity Incentive Plan
The Board of Directors recommends you vote    1 Year
1 YEAR on the following proposal:
5.    Advisory vote on the frequency of holding
future advisory votes to approve executive    !
compensation
The Board of Directors recommends a vote AGAINST
Proposals 6 and 7.
6.    Stockholder proposal requesting an annual advisory
stockholder vote on political contributions
7.    Stockholder proposal requesting that votes counted on
stockholder proposals exclude abstentions
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
For Against Abstain
Years 3 Years Abstain
For Against Abstain
B. Authorized Signatures—This section must be completed for your vote to be counted.—Date and Sign Below
Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally.
All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.
Signature [PLEASE SIGN WITHIN BOX] Date
Signature (Joint Owners) Date
V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.
E23300-P85683-Z69252
Proxy – Intel Corporation
Notice of 2017 Annual Stockholders’ Meeting
May 18, 2017, 8:30 a.m. Pacific Time
Via the Internet at intel.onlineshareholdermeeting.com
Proxy Solicited by Board of Directors for Annual Meeting—May 18, 2017
Andy D. Bryant, Brian M. Krzanich, Suzan A. Miller, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Stockholders’ Meeting of Intel Corporation to be held on May 18, 2017 or at any postponement or adjournment thereof.
Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the Proxies will vote FOR all the nominees listed on Proposal 1, FOR Proposals 2 through 4, 1 YEAR on Proposal 5, and AGAINST Proposals 6 and 7.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.
(Proposals to be voted appear on reverse side.)
V.1.1